                                                                   EXHIBIT 4.7



OFFERING MEMORANDUM                                                CONFIDENTIAL

                                 $100,000,000

                         [LOGO] SCHEIN PHARMACEUTICAL

                      SENIOR FLOATING RATE NOTES DUE 2004


                               -----------------

  Schein Pharmaceutical, Inc. ("Schein" or the "Company") is offering (the "Offering") $100,000,000 of Senior Floating Rate Notes due 2004 (the "Notes"). Interest on the Notes will be payable quarterly on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 1998, at a rate per annum equal to the Applicable LIBOR Rate (as defined herein). Interest on the Notes will be reset quarterly. The Notes will mature on December 15, 2004 unless previously redeemed. The Notes will be redeemable, in whole or in part, at the option of the Company, at any time, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, to the date of redemption. Upon the occurrence of a Change of Control (as defined herein), each holder of Notes may require the Company to repurchase such holder's Notes, in whole or in part, at a repurchase price of 101% of the principal amount, plus accrued and unpaid interest thereon, to the date of repurchase. The Company currently expects to repurchase or redeem a portion of the Notes offered hereby. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Notes."

  The indebtedness evidenced by the Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all existing and future senior indebtedness of the Company and will rank senior in right of payment to all existing and future indebtedness of the Company that is, by its terms, expressly subordinated to the Notes. Holders of secured indebtedness of the Company, including the lenders under the Senior Credit Agreement (as defined herein), will have claims with respect to the assets constituting collateral for such indebtedness that are prior to the claims of holders of the Notes. In the event of a default on the Notes, or a bankruptcy, liquidation or reorganization of the Company, such assets will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the Notes. To the extent that the value of such collateral is not sufficient to satisfy the indebtedness secured thereby, amounts remaining outstanding on such indebtedness would be entitled to share with the Notes and their claims with respect to any other assets of the Company. As of September 27, 1997, as adjusted for the Offering, the Company and its Restricted Subsidiaries (as defined herein) would have had secured indebtedness of approximately $160.6 million outstanding. The obligations of the Company and the Guarantors (as defined herein) under the Senior Credit Agreement are secured by substantially all of the assets of the Company and the Guarantors. As of September 27, 1997, as adjusted for the Offering, the Company would have had approximately $69.8 million of undrawn availability under the Senior Credit Agreement. The Indenture relating to the Notes (the "Indenture") will permit the Company and the Restricted Subsidiaries to incur additional Indebtedness (as defined herein), including Secured Indebtedness (as defined herein), subject to certain limitations. See "Description of Notes."

  All of the Company's existing and future Restricted Subsidiaries will unconditionally guarantee on a senior unsecured basis the performance and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes (the "Subsidiary Guarantees"). Each of the Guarantors has guaranteed the Company's indebtedness under the Senior Credit Agreement on a senior secured basis. The Subsidiary Guarantees will rank pari passu in right of payment with all existing and future unsecured senior indebtedness of the Guarantors and senior in right of payment to all future subordinated indebtedness of the Guarantors. The Subsidiary Guarantee of each Guarantor will be effectively subordinated to the prior payment in full of all secured indebtedness of such Guarantors, including secured indebtedness under the Senior Credit Agreement. See "Description of Notes--Guarantees."

  The Notes have been designated eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. The Company and the Restricted Subsidiaries have agreed, for the benefit of all holders of the Notes, that, after the sale of the Notes, they will file a registration statement relating to an exchange offer for the Notes under the Securities Act (as defined herein) for another series of notes with substantially the same terms as the Notes offered hereby. See "Exchange Offer and Registration Rights Agreement."
                               -----------------
  SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.
                               -----------------
The offering price of the Notes is 97.500% plus accrued interest, if any, from
                              December 24, 1997.
                               -----------------
THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND, UNLESS SO
 REGISTERED, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS. ACCORDINGLY, THE
  NOTES  ARE  BEING   OFFERED  AND   SOLD  HEREBY  ONLY   TO  (A)  QUALIFIED
  INSTITUTIONAL BUYERS  (AS DEFINED IN  RULE 144A UNDER THE  SECURITIES ACT)
   IN RELIANCE ON THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER, AND (B) TO A LIMITED NUMBER OF INSTITUTIONAL "ACCREDITED INVESTORS" (AS DEFINED IN RULE
    501(A)(1), (2), (3) OR (7)  UNDER THE SECURITIES ACT) THAT EXECUTE  AND
    DELIVER   A   LETTER   CONTAINING  REPRESENTATIONS   AND   AGREEMENTS.
    PROSPECTIVE  PURCHASERS ARE HEREBY NOTIFIED THAT SELLERS  OF THE NOTES
     MAY BE RELYING ON THE EXEMPTION FROM PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A. FOR CERTAIN RESTRICTIONS ON
      RESALES, SEE "TRANSFER RESTRICTIONS."

                               -----------------
  The Notes are offered by the Company, subject to prior sale, when, as and if delivered to and accepted by the Initial Purchaser (as defined herein) and subject to certain other conditions. The Initial Purchaser reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes to qualified institutional buyers will be made against payment therefor on or about December 24, 1997, in book-entry form through the facilities of The Depository Trust Company. Delivery of Notes to institutional accredited investors will be made in certificated form on the same date. See "Description of Notes--Book-Entry; Delivery and Form" and "Description of Notes--Certificated Securities."

                               SOCIETE GENERALE
                            Securities Corporation
December 19, 1997

                              [INSERT PICTURES.]




  The information in the captions above is presented as of December 3, 1997 and is subject to change. No assurance can be given that any of the Company's products covered by pending Abbreviated New Drug Applications ("ANDAs") or other products under development will be successfully developed or approved by the United States Food and Drug Administration ("FDA") or achieve significant revenue or profitability.
                               ----------------
    INFeD(R) is a registered trademark of the Company; and Ferrlecit(R) and Unipine XL(R) are registered trademarks of Makoff R&D Laboratories, Inc. and
                      Ethical Holdings plc, respectively.
                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVERALLOTMENT, STABILIZING TRANSACTIONS AND SYNDICATE SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF
DISTRIBUTION."

  THIS OFFERING MEMORANDUM (THE "OFFERING MEMORANDUM") IS BEING PROVIDED ON A CONFIDENTIAL BASIS TO QUALIFIED INSTITUTIONAL BUYERS AND TO A LIMITED NUMBER OF INSTITUTIONAL ACCREDITED INVESTORS FOR INFORMATIONAL USE SOLELY IN CONNECTION WITH THE CONSIDERATION OF THE PURCHASE OF THE NOTES. ITS USE FOR ANY OTHER PURPOSE IS NOT AUTHORIZED. IT MAY NOT BE COPIED OR REPRODUCED IN WHOLE OR IN PART, NOR MAY IT BE DISTRIBUTED OR ANY OF ITS CONTENTS BE DISCLOSED TO ANYONE OTHER THAN THE PROSPECTIVE INVESTORS TO WHOM IT IS BEING PROVIDED.

  THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM HAS BEEN PROVIDED BY THE COMPANY ON A CONFIDENTIAL BASIS SOLELY TO THE PROSPECTIVE PURCHASERS OF THE NOTES. NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IS MADE BY THE INITIAL PURCHASER AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM (INCLUDING, WITHOUT LIMITATION, THE FINANCIAL DATA CONTAINED HEREIN), AND NOTHING CONTAINED IN THIS OFFERING MEMORANDUM IS, OR SHALL BE RELIED UPON AS, A PROMISE OR REPRESENTATION BY THE INITIAL PURCHASER AS TO THE PAST OR THE FUTURE. THE INITIAL PURCHASER DOES NOT ASSUME ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. IN MAKING AN INVESTMENT DECISION, PROSPECTIVE INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE CONTENTS OF THIS OFFERING MEMORANDUM ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, BUSINESS OR TAX ADVICE. PROSPECTIVE INVESTORS MAY OBTAIN ADDITIONAL INFORMATION UPON REQUEST FROM THE INITIAL PURCHASER OR THE COMPANY THAT THEY MAY REASONABLY REQUIRE IN CONNECTION WITH THE DECISION TO PURCHASE ANY OF THE NOTES.

  THE NOTES DESCRIBED HEREIN HAVE NOT BEEN REGISTERED WITH, RECOMMENDED BY OR APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY OTHER FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY, NOR HAS ANY SUCH COMMISSION OR REGULATORY AUTHORITY REVIEWED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE NOTES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. EACH PURCHASER OF NOTES OFFERED HEREBY WILL BE DEEMED TO HAVE MADE CERTAIN ACKNOWLEDGEMENTS, REPRESENTATIONS AND AGREEMENTS AS SET FORTH UNDER "TRANSFER RESTRICTIONS."

  EACH PROSPECTIVE PURCHASER OF THE NOTES MUST COMPLY WITH ALL LAWS AND REGULATIONS APPLICABLE TO IT IN FORCE IN ANY JURISDICTION IN WHICH IT PURCHASES, OFFERS OR SELLS THE NOTES OR POSSESSES OR DISTRIBUTES THIS OFFERING MEMORANDUM AND MUST OBTAIN ANY CONSENT, APPROVAL OR PERMISSION REQUIRED TO BE OBTAINED BY IT FOR THE PURCHASE, OFFER OR SALE BY IT OF THE NOTES UNDER THE LAWS AND

REGULATIONS APPLICABLE TO IT IN FORCE IN ANY JURISDICTION TO WHICH IT IS SUBJECT OR IN WHICH IT MAKES SUCH PURCHASES, OFFERS OR SALES, AND NEITHER THE COMPANY NOR THE INITIAL PURCHASER SHALL HAVE ANY RESPONSIBILITY THEREFOR.

  THIS OFFERING MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE NOTES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE AN OFFERING OR A SOLICITATION.

  THIS OFFERING IS BEING MADE IN THE UNITED STATES IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT FOR AN OFFER AND SALE OF SECURITIES WHICH DOES NOT INVOLVE A PUBLIC OFFERING. EACH PURCHASER OF THE NOTES OFFERED HEREBY IN MAKING ITS PURCHASE WILL BE DEEMED TO HAVE MADE CERTAIN ACKNOWLEDGEMENTS, REPRESENTATIONS AND AGREEMENTS AS SET FORTH HEREIN UNDER "TRANSFER RESTRICTIONS."

  This Offering Memorandum is highly confidential and has been prepared by the Company solely for use in connection with this Offering. The Initial Purchaser reserves the right to reject any offer to purchase any of the Notes, in whole or in part, for any reason, or to sell less than all of the Notes offered hereby or for which any prospective purchaser has subscribed. This Offering Memorandum is personal to each offeree and does not constitute an offer to any other person or to the public generally to subscribe for or otherwise acquire the Notes. Distribution of this Offering Memorandum to any person other than the offeree and those persons, if any, retained to advise such offeree with respect hereto is unauthorized, and any disclosure of any of its contents, without the prior written consent of the Company, is prohibited. Each person receiving this Offering Memorandum represents that such person's investment decision is based solely on this Offering Memorandum and that such person is not relying on any other information it may have received from the Company, the Initial Purchaser or any other person. Each prospective purchaser, by accepting delivery of this Offering Memorandum, agrees to the foregoing and to make no photocopies of this Offering Memorandum or any documents delivered pursuant hereto and, if the offeree does not purchase the Notes, or the Offering is terminated, to return this Offering Memorandum and all documents delivered pursuant hereto to Societe Generale Securities Corporation, 1221 Avenue of the Americas, New York, New York 10020, Attention: High Yield Capital Markets.

  MARKET DATA USED THROUGHOUT THIS OFFERING MEMORANDUM WERE OBTAINED FROM INTERNAL COMPANY SURVEYS, INDUSTRY PUBLICATIONS AND CURRENTLY AVAILABLE INFORMATION. INDUSTRY PUBLICATIONS GENERALLY STATE THAT THE INFORMATION CONTAINED THEREIN HAS BEEN OBTAINED FROM SOURCES BELIEVED TO BE RELIABLE, BUT THERE CAN BE NO ASSURANCE AS TO THE ACCURACY AND COMPLETENESS OF SUCH INFORMATION. THE COMPANY HAS NOT INDEPENDENTLY VERIFIED SUCH MARKET DATA. SIMILARLY, INTERNAL COMPANY SOURCES, WHILE BELIEVED BY THE COMPANY TO BE RELIABLE, HAVE NOT BEEN VERIFIED BY ANY INDEPENDENT SOURCES.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFERING MEMORANDUM, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THE INFORMATION CONTAINED HEREIN IS AS OF THE DATE HEREOF AND SUBJECT TO CHANGE, COMPLETION OR AMENDMENT WITHOUT NOTICE. NEITHER THE DELIVERY OF THIS OFFERING MEMORANDUM AT ANY TIME NOR ANY SUBSEQUENT COMMITMENT TO ENTER INTO ANY FINANCING SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

  THIS OFFERING MEMORANDUM CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING THE COMPANY'S OPERATIONS, OPERATING PERFORMANCE AND FINANCIAL CONDITION, WHICH ARE SUBJECT TO INHERENT UNCERTAINTIES AND RISKS, INCLUDING THOSE IDENTIFIED UNDER "RISK FACTORS." ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THIS OFFERING MEMORANDUM. WHEN USED IN THIS OFFERING MEMORANDUM, THE WORDS "ESTIMATE," "PROJECT," "ANTICIPATE," "EXPECT," "INTEND," "BELIEVE" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS.

  IT IS EXPECTED THAT DELIVERY OF THE NOTES WILL BE MADE AGAINST PAYMENT THEREFOR ON OR ABOUT THE DATE SPECIFIED IN THE LAST PARAGRAPH OF THE COVER PAGE OF THIS OFFERING MEMORANDUM, WHICH WILL BE THE THIRD BUSINESS DAY FOLLOWING THE DATE HEREOF. SEE "PLAN OF DISTRIBUTION."

  Notes to be resold to qualified institutional buyers as set forth herein will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder"). Beneficial interests in the Global Note representing the Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. Notes that are issued to institutional accredited investors as described under "Description of Notes--Book-Entry; Delivery and Form" and "Description of Notes--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Notes"). See "Description of Notes--Book-Entry; Delivery and Form" and "Description of Notes--Certificated Securities."

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

  NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                          NOTICE TO FLORIDA RESIDENTS

  PURSUANT TO SECTION 517.061(11)(a)(5) OF THE FLORIDA SECURITIES ACT, YOU HAVE THE RIGHT TO RESCIND YOUR SUBSCRIPTION (UNLESS YOU ARE AN INSTITUTIONAL INVESTOR DESCRIBED IN SECTION 517.061(7) OF THE FLORIDA SECURITIES ACT) BY GIVING NOTICE OF SUCH RESCISSION BY TELEPHONE, TELEGRAPH OR LETTER, WITHIN THREE DAYS AFTER YOU FIRST TENDER CONSIDERATION TO THE INITIAL PURCHASER. IF NOTICE IS NOT RECEIVED BY SUCH TIME, THE FOREGOING RIGHT OF RESCISSION SHALL BE NULL AND VOID.

                          OFFERING MEMORANDUM SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Offering Memorandum, including information under "Risk Factors." All references to the Company's operations for a particular fiscal year refer to the 52-53 week period ended on the last Saturday in December of that year, and all references to the Company's operations for a particular fiscal quarter refer to the three month period ended on the last Saturday in that quarter. Unless otherwise indicated, all references to "Schein Pharmaceutical," "Schein" or the "Company" refer collectively to Schein Pharmaceutical, Inc. and its predecessors and subsidiaries.

                                  THE COMPANY

  Schein Pharmaceutical is one of the leading generic pharmaceutical companies in the United States. The Company develops, manufactures and markets one of the broadest generic product lines in the pharmaceutical industry through the integration of its product development expertise, diverse, high-volume production capacity and direct sales and marketing force. The Schein product line includes both solid dosage and sterile dosage generic products, and the Company is also developing a line of specialty branded pharmaceuticals. The Company's primary branded product, INFeD, is the leading injectable iron product in the United States. The Company has a substantial pipeline of products under development, including 24 ANDAs filed with FDA. The Company supplements its internal product development, manufacturing and marketing capabilities through strategic collaborations. Schein generated net revenues of $478.0 million and EBITDA (as defined) of $55.8 million during the 12 months ended September 1997.

  The Company believes it manufactures and markets the broadest product line of any U.S. pharmaceutical company in terms of number and types of products. The Company manufactures and markets approximately 160 chemical entities formulated in approximately 350 different dosages under approximately 200 ANDAs approved by FDA. Schein is currently the sole manufacturing source for 47 generic pharmaceutical products, of which 45 are sterile dosage products. The Company's solid dosage products include both immediate-release and extended-release capsules and tablets; sterile dosage products include solutions, suspensions, powders and lyophilized (freeze-dried) products primarily for administration as injections, ophthalmics and otics. The manufacture of sterile dosage products is significantly more complex than the manufacture of solid dosage products, which limits competition in this product area. The Company currently manufactures approximately four billion solid dosage tablets and capsules and 75 million sterile dosage vials and ampules annually. Solid dosage generic products and sterile dosage generic products each accounted for approximately 40% of the Company's net revenues in the 12 months ended September 1997.

  Since introducing INFeD in 1992, the Company has been developing a portfolio of branded products, primarily in select therapeutic markets, such as iron management for the nephrology, oncology and hematology markets. INFeD is used in the treatment of certain types of anemia, particularly in dialysis patients, and accounted for approximately 20% of the Company's net revenues in the nine months ended September 1997. The Company markets INFeD through a 20-person dedicated sales and marketing force, as well as through co-marketing collaborations with Bayer Corporation in the nephrology market and MGI Pharma, Inc. ("MGI") in the oncology market.

  The Company believes its 120-person direct sales and marketing force is the largest in the U.S. generic pharmaceutical industry. Through its customized marketing programs, the Company markets its products to approximately 60,000 customers representing all major customer channels, including pharmaceutical wholesalers, chain and independent drug retailers, hospitals, managed care organizations, other group purchasing organizations and physicians.

  The Company's commitment to product development has resulted in 23 ANDA approvals during the past three years and its current pipeline of 24 pending ANDAs and over 60 additional products under development. During the past three fiscal years, the Company, directly and through its strategic collaborations, has expended approximately $74.0 million on product pipeline development activities, which the Company believes is among the highest product development expenditure levels for any independent generic drug company. The Company pursues product development through its 140-person product development staff and various collaborations and licensing arrangements with other pharmaceutical and drug delivery technology companies. The Company's product development efforts focus on: (i) major branded drugs coming off patent; (ii) drugs for which patent protection has lapsed and for which there are few or no generic producers; (iii) drugs whose patents may be susceptible to challenge; (iv) proprietary and branded products focused in select therapeutic areas; and (v) generic products that require specialized development, formulation, drug delivery or manufacturing technology.

  The Company supplements its internal product development, manufacturing and marketing capabilities from external sources. During 1994, Schein entered into a strategic alliance with Bayer Corporation, through which Bayer Corporation became a 28.3% stockholder of Schein, and Bayer Corporation currently participates with Schein in several collaborations. In 1995, the Company acquired Marsam Pharmaceuticals Inc. ("Marsam"), expanding the Company's ability to develop and manufacture sterile penicillins and oral and sterile cephalosporins. In addition, the Company has entered into strategic collaborations involving product development arrangements with companies such as Elan Corporation plc ("Elan") and Ethical Holdings plc ("Ethical"); raw material supply arrangements with companies such as Johnson Matthey plc ("Johnson Matthey") and Abbott Laboratories ("Abbott"); and sales and marketing arrangements with Bayer Corporation and other companies such as Elensys Care Services, Inc. ("Elensys") and MGI.

  Schein's objective is to become the leading generic pharmaceutical company in the approximately $10 billion generic pharmaceutical industry in the United States. The Company's strategy for achieving this objective comprises the following five elements:

  Leverage Diverse Pharmaceutical Formulation and Manufacturing Capabilities to Extend the Breadth of Its Generic Product Line. The Company believes it manufactures and markets the broadest product line of any U.S. pharmaceutical company. This product line includes both solid dosage and sterile dosage products comprising approximately 160 chemical entities in approximately 350 dosage forms and strengths under approximately 200 approved ANDAs. Solid dosage forms include both immediate-release and extended-release capsules and tablets; sterile dosage forms include solutions, suspensions, powders and lyophilized (freeze-dried) products primarily for administration as injections, ophthalmics and otics. The Company believes its diverse high-volume manufacturing capabilities enable it to participate in segments of the generic drug industry where competition is limited. As the U.S. generic drug market consolidates and major drug buyers increasingly purchase from fewer suppliers, the Company believes its high volume and diverse drug formulation and manufacturing capabilities will constitute an important competitive advantage.

  Pursue Strategic Collaborations to Supplement Product Development and Manufacturing Resources. Schein has formed product development and marketing alliances with several bulk pharmaceutical producers, drug delivery technology companies and other drug manufacturers to expand the breadth of its product development capabilities. Included among these are collaborations with drug delivery companies, Elan and Ethical, and several bulk pharmaceutical and finished dosage form producers. The Company plans to utilize collaborative and licensing arrangements with third parties to share product development risk and gain access to sales and marketing rights, dosage forms, proprietary drug delivery technologies, specialized formulation capabilities and active pharmaceutical ingredients.

  Focus Product Development on Complex and Other Generic Drugs that Require Specialized Development or Manufacturing Technology and Encounter Limited Competition. The Company targets generic drugs for which it believes it can achieve relatively high margins by being the first or among the first generic manufacturers to launch the product. The Company is currently the sole generic source for 47 products, and the Company is developing several "complex generic" drugs that are difficult to duplicate due to formulation and/or manufacturing complexities and other generic drugs for which raw materials are in limited supply. In addition, the Company closely analyzes pharmaceutical patents and initiates patent challenges where appropriate opportunities exist. Products currently being considered for development include several that could lead to patent challenges. The Company has generated significant revenues and profits from generic products that have been the subject of successful patent challenges initiated by the Company.

  Develop and Market Branded Drugs for Select Therapeutic
Categories. Leveraging its broad pharmaceutical formulation, development and manufacturing capabilities, the Company targets branded drug development and marketing opportunities in select therapeutic categories with limited competition. The Company's branded drug development and marketing efforts currently focus on injectable products used in the management of iron-related disorders. The Company's first branded product, INFeD, is the leading injectable iron product in the U.S. Schein's near-term development plan is to expand the Company's iron management expertise into the oncology, hematology and gastroenterology markets, and the Company expects that a New Drug Application ("NDA") for its next generation injectable iron product will be filed with FDA in the first half of 1998. The Company also is pursuing opportunities to broaden its branded pharmaceutical product line by: (i) formulating and developing, either internally or through development collaborations, unique products that may be patented; (ii) acquiring products developed by other drug companies; and (iii) acquiring formulation technologies for developing new dosage forms of existing drugs.

  Expand Market Penetration through Direct Sales and Innovative Marketing Programs. The Company believes its 120-person direct sales and marketing force is the largest in the U.S. generic pharmaceutical industry. This sales and marketing force includes 90 field representatives, 20 telemarketing representatives and 10 marketing personnel and covers all major customer groups, including chain and independent drug retailers, managed care organizations, pharmaceutical wholesalers, hospitals and group purchasing organizations. The Company has developed market share initiatives with selected leading chain and wholesale customers and developed and implemented customized marketing programs to meet specific customer needs, including customer inventory management, patient-focused education and compliance programs. With respect to its branded product business, the Company has a team of approximately 20 sales representatives dedicated to marketing INFeD. This sales and marketing force is complemented by marketing collaborations with Bayer (as defined herein) in the nephrology market and MGI in the oncology market.

                                  THE OFFERING

Issuer......................  Schein Pharmaceutical, Inc.

Securities Offered..........  $100,000,000 principal amount of Senior Floating
                              Rate Notes due 2004.

Maturity Date...............  December 15, 2004.

Interest Payment Dates......  January 15, April 15, July 15 and October 15 of
                              each year, commencing on January 15, 1998.

Optional Redemption.........  The Notes will be redeemable, in whole or in part, at the option of the Company, at any time, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, to the date of redemption. See "Description of Notes-- Optional Redemption."

Subsidiary Guarantees.......  All of the Company's existing and future
                              Restricted Subsidiaries will unconditionally guarantee on a senior unsecured basis the performance and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes. The Subsidiary Guarantees will rank pari passu in right of payment with all existing and future unsecured senior indebtedness of the Guarantors and senior in right of payment to all future subordinated indebtedness of the Guarantors. Each of the Guarantors has guaranteed the Company's indebtedness under the Senior Credit Agreement on a senior secured basis. The Subsidiary Guarantee of each Guarantor will be effectively subordinated to the prior payment in full of all secured indebtedness of such Guarantors, including secured indebtedness under the Senior Credit Agreement. See "Description of Notes-- Guarantees."

Ranking.....................  The indebtedness evidenced by the Notes will be senior unsecured obligations of the Company, will rank pari passu with all existing and future senior indebtedness of the Company and will rank senior in right of payment to all existing and future indebtedness of the Company that is, by its terms, expressly subordinated to the Notes. Holders of secured indebtedness of the Company, including the lenders under the Senior Credit Agreement, will have claims with respect to the assets constituting collateral for such indebtedness that are prior to the claims of holders of the Notes. In the event of a default on the Notes, or a bankruptcy, liquidation or reorganization of the Company, such assets will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the Notes. To the extent that such collateral is not sufficient to satisfy the indebtedness secured thereby, amounts remaining outstanding on such indebtedness would be entitled to share with the Notes and their claims with respect to any other assets of the Company. As of September 27, 1997, as adjusted for the Offering, the Company and its Restricted

                              Subsidiaries would have had secured indebtedness of approximately $160.6 million outstanding. The obligations of the Company and the Guarantors under the Senior Credit Agreement are secured by substantially all of the assets of the Company and the Guarantors. As of September 27, 1997, as adjusted for the Offering, the Company would have had approximately $69.8 million of undrawn availability under the Senior Credit Agreement. The Indenture relating to the Notes will permit the Company and the Restricted Subsidiaries to incur additional Indebtedness, including Secured Indebtedness, subject to certain limitations. See "Description of Notes."

Change of Control...........  Upon a Change of Control, each holder of Notes may require the Company to repurchase any or all outstanding Notes owned by such holder at 101% of the principal amount thereof, plus accrued and unpaid interest thereon, to the date of repurchase. See "Description of Notes--Change of Control."

Restrictive Covenants.......  The Indenture under which the Notes will be issued will contain certain covenants pertaining to the Company and its Restricted Subsidiaries, including but not limited to covenants with respect to the following matters: (i) limitations on indebtedness; (ii) limitations on restricted payments such as dividends, repurchases of the Company's or subsidiaries' stock, repurchases of subordinated obligations and investments; (iii) limitations on liens; (iv) limitations on engaging in certain lines of business; (v) limitations on mergers, consolidations and transfers of all or substantially all assets;
                              (vi) limitations on restrictions on distributions from restricted subsidiaries; (vii) limitations on sales of assets and of stock of subsidiaries;
                              (viii) limitations on transactions with
                              affiliates; (ix) limitations on the sale of capital stock of restricted subsidiaries; and (x) limitations on sale and leaseback transactions. However, all of these covenants are subject to a number of important qualifications and exceptions. See "Description of Notes--Certain Covenants."

Exchange Offer and
Registration................  The Company has agreed to (i) file, within 45 days after the Issue Date (as defined herein), a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Notes (the "Registered Exchange Offer") for a series of notes of the Company with terms identical in all material respects to the Notes (the "Exchange Notes"), (ii) use commercially reasonable efforts to cause such Exchange Offer Registration Statement to be declared effective within the earlier of (A) 90 days after the Issue Date or (B) 30 days after the effectiveness of the consummation of the initial public offering of the Company's Common Stock and (iii) consummate the Registered Exchange Offer within 150 days after the Issue Date. Such Exchange Notes, if issued, will bear the rate of interest of the Notes immediately prior to the consummation of the Exchange Offer (as defined herein). In the event that the applicable laws or interpretations of the staff of the Commission do not permit the Company to effect the Registered Exchange Offer, the Company will use commercially reasonable efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of Notes and to keep the Shelf Registration Statement effective until three years from the Issue Date or such shorter period that will terminate when all the Notes covered by the Shelf Registration Statement have been sold. The Company shall cause such Shelf Registration Statement to be declared effective on or prior to the latter of (x) the 120th day after the Issue Date or (y) the 45th day after the publication of the change in law or interpretation. In the event that the Company does not comply with certain covenants set forth in the Exchange and Registration Rights Agreement (as defined herein) to be executed by the Company and the Initial Purchaser, the Company will be obligated to pay certain additional interest to the holders of the Notes. See "Exchange and Registration Rights Agreement."

Transfer Restrictions;
 Absence of a Public Market
 for the Notes..............  The Notes have not been registered under the
                              Securities Act and are subject to restrictions on transferability and resale. The Notes are new securities, and there is currently no established market for the Notes. If issued, the Exchange Notes will generally be freely transferable (subject to the restrictions discussed elsewhere herein) but will be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes or, if issued, the Exchange Notes. The Notes have been designated eligible for trading in the PORTAL market. The Initial Purchaser has advised the Company that it currently intends to make a market in the Notes. However, the Initial Purchaser is not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice. The Company does not intend to apply for a listing of the Notes, or, if issued, the Exchange Notes, on any securities exchange or on any automated dealer quotation system. See "Transfer Restrictions."

Use of Proceeds.............  The Company is amending the terms of the Senior
                              Subordinated Loan Agreement (as defined herein) to allow for the issuance of the Notes and intends to use the net proceeds of the Offering to repay the Senior Subordinated Loan (as defined herein). See "Use of Proceeds."

                                  RISK FACTORS

  Prospective purchasers of the Notes should carefully consider the information set forth under the caption "Risk Factors" and all other information set forth in this Offering Memorandum before making any investment in the Notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                              NINE MONTHS ENDED
                                      YEAR ENDED DECEMBER                         SEPTEMBER
                          ------------------------------------------------  ----------------------
                            1992      1993      1994    1995 (1)    1996      1996        1997
                          --------  --------  --------  --------  --------  ---------  -----------
                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net revenues............  $319,875  $393,926  $385,428  $391,846  $476,295  $352,172    $353,829
Cost of sales...........   207,276   217,653   237,380   250,507   320,675   236,721     240,562
                          --------  --------  --------  --------  --------  --------    --------
 Gross profit...........   112,599   176,273   148,048   141,339   155,620   115,451     113,267
COSTS AND EXPENSES:
 Selling, general and
  administrative........    55,763    64,489    71,416    73,250    84,366    61,149      57,950
 Research and
  development...........    14,234    18,055    19,170    28,324    27,030    23,044      22,854
                          --------  --------  --------  --------  --------  --------    --------
                            42,602    93,729    57,462    39,765    44,224    31,258      32,463
 Amortization of
  goodwill and other
  intangibles...........       --        --        --      3,399    10,195     7,713       7,722
 Special compensation,
  restructuring and
  relocation (2)........     7,417     8,426    33,594       --        --        --          --
 Acquired in-process
  Marsam research and
  development (1).......       --        --        --     30,000       --        --          --
                          --------  --------  --------  --------  --------  --------    --------
Operating income........    35,185    85,303    23,868     6,366    34,029    23,545      24,741
 Interest expense, net..     2,315     1,467     1,493    10,005    23,285    16,081      20,456
 Other expense (income),
  net (3)...............       195     9,215       579       779     4,156     1,745      (4,536)
                          --------  --------  --------  --------  --------  --------    --------
Income (loss) before
 provision for income
 taxes and minority
 interest...............    32,675    74,621    21,796    (4,418)    6,588     5,719       8,821
 Provision for income
  taxes (4).............    12,490    29,096    15,165    10,482     5,191     3,573       5,095
 Minority interest......     2,173      (343)      --        --        --        --          --
                          --------  --------  --------  --------  --------  --------    --------
Net income (loss).......  $ 18,012  $ 45,868  $  6,631  $(14,900) $  1,397  $  2,146      $3,726
                          ========  ========  ========  ========  ========  ========    ========
OTHER DATA:
EBITDA (as defined) (5).  $ 39,748  $ 91,864  $ 61,074  $ 50,396  $ 54,932  $ 39,174    $ 40,037
Depreciation and
 amortization...........     6,105     7,328     8,464    17,395    25,450    18,018      19,749
Capital expenditures,
 net....................    17,416    22,806    16,135    13,986    11,309     8,625       8,992
Ratio of earnings to
 fixed charges (6)......      10.6x     26.9x      8.0x      --        1.3x      1.3x        1.4x
PRO FORMA DATA:
Cash interest expense
 (7)....................                                          $ 23,488  $ 16,788    $ 17,897
Ratio of EBITDA (as
 defined) to cash
 interest expense.......                                               2.3x      2.3x        2.2x
Ratio of total debt to
 EBITDA
 (as defined) (8).......                                               --        --          4.7x
                                            DECEMBER                          AS OF    AS ADJUSTED
                          ------------------------------------------------  SEPTEMBER   SEPTEMBER
                            1992      1993      1994      1995      1996      1997      1997 (9)
                          --------  --------  --------  --------  --------  ---------  -----------
                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........  $ 82,731  $ 87,035  $ 98,610  $ 92,021  $ 99,111  $ 93,480    $ 89,280
Total assets............   211,744   227,861   269,729   522,410   544,312   520,699     524,899
Total debt..............    44,625    27,563    45,927   280,558   286,480   256,413     260,613
Stockholders' equity....    85,761   130,336   140,164   125,692   129,980   137,084     137,084

--------
(1) Includes the results of Marsam from September 1995, the date of purchase. In connection with the purchase of Marsam, the Company recognized acquired in-process research and development. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to the Consolidated Financial Statements of the Company.
(2) Special compensation, restructuring and relocation expenses includes costs recognized by the Company in connection with its restructuring and relocation of its corporate headquarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 2 and 12 to the Consolidated Financial Statements of the Company.
(3) Other expense (income), net in 1992 includes $0.5 million of an extraordinary income item.
(4) Provision for income taxes in 1993 includes an adjustment to reduce income taxes by $1.1 million relating to the adoption of Statement of Financial Accounting Standards No. 109.
(5) EBITDA is defined as income (loss) before provision for income taxes and minority interest, interest expense, net and depreciation and amortization, excluding gains on sales of securities and non-cash items (special compensation, acquired in-process Marsam research and development, contingent settlement accruals, equity in net losses of international investments and other non-cash items). The Company has included information concerning EBITDA in this Offering Memorandum because it believes that such information may be used by certain investors as one measure of a company's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, earnings from operations or other traditional indications of a company's operating performance.
(6) The ratio of earnings to fixed charges is computed by dividing (i) income
    (loss) before provision for income taxes and minority interest plus fixed charges by (ii) fixed charges. Fixed charges consist of interest on indebtedness including amortization of debt issuance costs and the estimated interest component of rental expense (assumed to be one-third). In fiscal 1995, fixed charges exceeded income (loss) before provision for income taxes and minority interest by $4.4 million.
(7) Pro forma cash interest expense is defined as historical interest expense, net adjusted for (i) the exclusion of amortization of deferred financing fees of $2.2 million in fiscal 1996 and $0.9 million and $2.3 million in the nine months ended September 1996 and 1997, respectively, (ii) interest expense as if the Offering had occurred on December 31, 1995 and the proceeds were used to repay the Senior Subordinated Loan or its predecessor debt and (iii) interest expense associated with drawdowns under the revolving credit facility under the Senior Credit Agreement which were used to pay the $4.2 million in fees and expenses incurred as a result of the Offering.
(8) The ratio of total debt to EBITDA (as defined) is computed by dividing (i) EBITDA (as defined) for the twelve months ended September 1997 by (ii) total debt as of September 1997 as adjusted for the Offering.
(9) As adjusted to give effect to the Offering and the payment of $4.2 million in fees and expenses in connection therewith, using proceeds from the Company's revolving credit facility under the Senior Credit Agreement.

                                 RISK FACTORS

  Prospective investors in the Notes should carefully consider the following risk factors, in addition to the other information set forth in this Offering Memorandum, before making an investment in the Notes offered hereby. This Offering Memorandum contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places herein and include statements regarding the intent, belief or current expectations of the Company, primarily with respect to the future operating performance of the Company or related industry developments. Prospective purchasers of the Notes are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results and industry developments may differ from those described in the forward-looking statements as a result of various factors, many of which are beyond the control of the Company. The information contained herein, including, without limitation, the information set forth below and the information under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could cause such differences.

RISK FACTORS RELATED TO THE NOTES

 Substantial Leverage

  The Company is highly leveraged. As of September 27, 1997, as adjusted for the Offering, the Company would have had total consolidated indebtedness of $260.6 million. In addition, subject to certain restrictions set forth in the Senior Credit Agreement and the Indenture, the Company may incur additional indebtedness in the future for acquisitions, capital expenditures and other corporate purposes.

  The Company's high degree of leverage could have important consequences, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired;
(ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on the Notes and its other indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the financial covenants and other restrictions contained in the Senior Credit Agreement and the Indenture and other agreements relating to the Company's indebtedness require the Company to meet certain financial tests, restrict its ability to borrow additional funds and impose limitations on the disposition of assets; (iv) obligations in respect of the Senior Credit Agreement are, and the Notes will be, and other indebtedness of the Company may be, at variable rates of interest, which expose the Company to the risk of increased interest rates; (v) all of the indebtedness outstanding under the Senior Credit Agreement is secured by substantially all the assets of the Company and matures prior to the maturity of the Notes; (vi) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (vii) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions and make it more vulnerable to a downturn in general economic conditions or its business. See "Description of Notes."

  The Company's ability to make scheduled payments of the principal of, or interest on, or to refinance its indebtedness (including the Notes) depends on its future operating performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. The Company believes that, based on its current level of operations and anticipated growth, its cash flow from operations will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments over the next several years. There can be no assurance, however, that the Company's business will generate cash flow at or above expected levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, fund working capital requirements and make necessary capital expenditures, or its future earnings are insufficient to make all required principal payments out of internally generated funds, the Company may be required to refinance all or a portion of its existing debt, sell assets or obtain additional financing. There can be no assurance that any such refinancing or asset sales would be possible or that any additional financing could be obtained on terms acceptable to the Company or at all, particularly in view of the Company's high level of debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

 Ability to Service Debt

  The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness will depend on its financial and operating performance, which in turn will be subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom. In addition, because the Notes will bear interest at floating rates and the Senior Credit Agreement bears interest at floating rates, an increase in interest rates could adversely affect, among other things, the Company's ability to meet its debt service obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Notes."

 Ranking of Notes

  The Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all current and future unsecured senior indebtedness of the Company. The Notes will (i) rank senior in right of payment to all subordinated indebtedness of the Company and (ii) be guaranteed, on a senior unsecured basis, by the Restricted Subsidiaries of the Company. The Notes will also be effectively subordinated to all existing and future indebtedness of any subsidiary of the Company that is not a Guarantor of the Notes.

  The indebtedness incurred under the Senior Credit Agreement is secured by substantially all of the assets of the Company. In addition, the Indenture will permit the Company and the Guarantors to incur certain other secured indebtedness. The holders of all existing and future secured indebtedness will have a claim prior to the holders of the Notes with respect to any assets pledged by the Company and the Guarantors as security for such indebtedness. Further, as of September 27, 1997, as adjusted for the Offering, the Senior Credit Agreement would have provided the Company with $69.8 million of undrawn availability, which, if drawn, would effectively rank prior to the Notes and the Subsidiary Guarantees. Upon an event of default under the Senior Credit Agreement, the lenders thereunder would be entitled to foreclose on the assets of the Company and the Guarantors pledged as security for the indebtedness incurred thereunder. In such event, the assets of the Company and the Guarantors remaining after payment of such secured indebtedness may be insufficient to satisfy the obligations of the Company and the Guarantors with respect to the Notes and the Subsidiary Guarantees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Description of Notes."

  As of September 27, 1997, as adjusted for the Offering, the aggregate principal amount of secured indebtedness of the Company and the Guarantors which would have effectively ranked senior to the Notes and the Subsidiary Guarantees would have been approximately $160.6 million.

 Fraudulent Conveyance

  The issuance of the Notes and the Subsidiary Guarantees may be subject to review by a court under federal bankruptcy law or comparable provisions of state fraudulent transfer law. Under federal or state fraudulent transfer laws, if a court were to find that, at the time the Notes and Subsidiary Guarantees were issued, the Company or a Guarantor, as the case may be, (i) issued the Notes or a Subsidiary Guarantee with the intent of hindering, delaying or defrauding current or future creditors or (ii)(A) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Notes or a Subsidiary Guarantee and (B)(1) was insolvent or was rendered insolvent by reason of the issuance of the Notes or such Subsidiary Guarantee, (2) was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital or (3) intended to incur, or believed (or should have believed) it would incur, debts beyond its ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes), such court could avoid all or a portion of the Company's or a Guarantor's obligations to the holders of the Notes or subordinate the Company's or a Guarantor's obligations to the holders of the Notes to other existing and future indebtedness of the Company or such Guarantor, as the case may be, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes, and take other action detrimental to the holders of the Notes, including in certain circumstances, invalidating the Notes. In that event, there would be no assurance that any repayment on the Notes would ever be recovered by the holders of the Notes.

  The definition of insolvency for purposes of the foregoing considerations varies among jurisdictions depending upon the federal or state law that is being applied in any such proceeding. However, the Company or a Guarantor generally would be considered insolvent at the time it incurs the indebtedness constituting the Notes or a Subsidiary Guarantee, as the case may be, if (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (ii) it is incurring debts beyond its ability to pay as such debts mature.

  There can be no assurance as to what standard a court would apply in order to evaluate the parties' intent or to determine whether the Company or a Guarantor, as the case may be, was insolvent at the time, or rendered insolvent upon consummation, of the sale of the Notes or the issuance of a Subsidiary Guarantee or that, regardless of the method of valuation, a court would not determine that the Company or a Guarantor, as the case may be, was insolvent at the time, or rendered insolvent upon consummation, of the Offering. Nor can there be any assurance that a court would not determine, regardless of whether the Company or a Guarantor was insolvent on the date the Notes and Subsidiary Guarantees were issued, that the payments constituted fraudulent transfers on another ground.

  In addition, the Subsidiary Guarantees could also be subject to the claim that, since the Subsidiary Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Guarantors), the obligations of the Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could avoid a Guarantor's obligation under its Subsidiary Guarantee, subordinate the Subsidiary Guarantee to other indebtedness of such Guarantor or take other action detrimental to the holders of the Notes.

 Restrictions Imposed by Terms of the Company's Indebtedness

  The Indenture will contain certain covenants that, among other things: (i) limit the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness, repay other indebtedness and amend other debt instruments; (ii) restrict the ability of the Company and its Restricted Subsidiaries to make dividends and other restricted payments (including investments); (iii) limit the ability of the Company and its Restricted Subsidiaries to incur certain liens; (iv) limit the ability of the Company to engage in other lines of business; (v) limit the ability of the Company to consolidate or merge with or into, or to sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another person; (vi) limit the ability of the Restricted Subsidiaries to create restrictions on the payment of dividends and other payments; (vii) limit the ability of the Company and its Restricted Subsidiaries to make sales of assets and stock of a subsidiary; (viii) limit transactions by the Company and its Restricted Subsidiaries with affiliates; (ix) limit the sale of capital stock of Restricted Subsidiaries; and (x) limit the ability of the Company and its Restricted Subsidiaries to enter into sale and leaseback transactions. In addition, the Senior Credit Agreement also contains certain other restrictive covenants which are generally more restrictive than those contained in the Indenture and limit the Company's ability to prepay its other indebtedness (including the Notes). The Senior Credit Agreement also requires the Company to maintain specified consolidated financial ratios and satisfy certain consolidated financial tests. See "Description of Certain Indebtedness" and "Description of Notes."

  The Company's ability to comply with the covenants in the Indenture and the Senior Credit Agreement may be affected by events beyond its control, including prevailing economic, financial, competitive, legislative, regulatory and other conditions. The breach of any such covenants or restrictions could result in a default under the Indenture and/or the Senior Credit Agreement, which would permit the holders of the Notes and/or the lenders under the Senior Credit Agreement, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the lenders to make further extensions of credit under the Senior Credit Agreement could be terminated. If the Company was unable to repay its indebtedness to the lenders under the Senior Credit Agreement, such lenders could proceed against any or all of the collateral securing the indebtedness under the Senior Credit Agreement, which collateral will consist of substantially all of the assets of the Company and the Guarantors. In addition, if the Company fails to comply with the financial and operating covenants contained in the Senior Credit Agreement, such failure could result in an event of default thereunder, which could permit the acceleration of the debt incurred thereunder and, in some cases, cross-acceleration and cross-default of indebtedness outstanding under other debt instruments of the Company, including the Notes. See "Description of Notes."

 Limitation on Change in Control

  Upon a Change of Control, the Company will be required to offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase.

  The Senior Credit Agreement also provides that certain change of control events with respect to the Company constitute a default thereunder. Any future credit agreements or other agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes, or if the Company is required to make an asset sale offer pursuant to the terms of the Notes, the Company could seek the consent of its lenders to purchase the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company will remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default as defined under the Indenture. If, as a result thereof, a default occurs with respect to any other senior indebtedness, payments to the holders of the Notes could be limited.

  In addition, the Change of Control provisions may not be waived by the Board of Directors of the Company or the Trustee without the consent of holders of at least a majority in principal amount of the Notes. As a result, the Change of Control provisions of the Notes may in certain circumstances discourage or make more difficult a sale or takeover of the Company and, thus, the removal of incumbent management. See "Description of Notes--Change of Control."

 Lack of Public Market; Restrictions on Transferability

  The Company does not intend to apply for a listing of the Notes, or if issued, the Exchange Notes, on any securities exchange or on any automated dealer quotation system. There is currently no established market for the Notes, and there can be no assurance as to the liquidity of markets that may develop for the Notes, the ability of the holders of the Notes to sell their Notes or the price at which such holders would be able to sell their Notes. If such market were to exist, the Notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Notes are expected to be designated for trading in the PORTAL market. The Initial Purchaser has advised the Company that it currently intends to make a market with respect to the Notes. However, the Initial Purchaser is not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. See "Exchange and Registration Rights Agreement," "Transfer Restrictions" and "Plan of Distribution."

  The Notes are being offered in reliance upon an exemption from registration under the Securities Act and applicable state securities laws. Therefore, the Notes may be transferred or resold only in a transaction registered under or exempt from the Securities Act and applicable state securities laws. Pursuant to the Exchange and Registration Rights Agreement, the Company and the Guarantors have agreed to file the Exchange Offer Registration Statement with the Commission and to use their best efforts to cause such registration statement to become effective with respect to the Exchange Notes. If issued, the Exchange Notes generally will be permitted to be resold or otherwise transferred by each holder without the requirement of further registration. The Exchange Notes, however, also will constitute a new issue of securities with no established trading market. The Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the Exchange Notes, or, in the case of non-exchanging holders of Notes, the trading market for the Notes following the Exchange Offer. See "Exchange and Registration Rights Agreement."

  The liquidity of, and trading market for, the Notes or the Exchange Notes also may be adversely affected by a general decline in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

RISK FACTORS RELATED TO THE COMPANY'S OPERATIONS

 Dependence Upon New Products and Effect of Product Lifecycles

  The Company's results of operations depend, to a significant extent, upon its ability to develop and commercialize new pharmaceutical products in response to the competitive dynamics within the pharmaceutical industry. Generally, following the expiration of patents and any other market exclusivity periods for branded drugs, the first pharmaceutical manufacturers successfully to market generic equivalents of such drugs achieve higher revenues and gross profit from the sale of such generic drugs than do others from the sale of generic equivalents subsequently approved. As competing generic products reach the market, the prices, sales volumes and profit margins of the first generic versions often decline significantly. For these reasons, the Company's ability to achieve growth in revenues and profitability depends on its being among the first companies regularly to introduce new generic products. While the Company believes the pipeline of generic drugs and branded drugs it currently has under development will allow it to compete effectively, no assurance can be given that any of the drugs in its pipeline will be successfully developed or approved by FDA, will be among the first to the market or will achieve significant revenues and profitability. See "-- Dependence on Successful Patent Litigation," "--Competition," "--Dependence on Regulatory Approval and Compliance," "--Pending Regulatory Matters," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

 Dependence on Certain Existing Products

  The Company derives and is expected to continue to derive a significant portion of its revenues and gross profit from a limited number of products. Net revenues from INFeD in 1996 and the nine months ended September 1997 were $88.0 million and $72.1 million, respectively, or 19% and 20%, respectively, of the Company's total net revenues, with gross profit from INFeD as a percentage of total gross profit being significantly greater. Any material decline in revenues or gross profit from these products could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Products."

 Dependence on Successful Patent Litigation

  A significant portion of the Company's revenues and gross profit has been derived from generic versions of branded drug products covered by patents the Company has challenged under the Drug Price Competition and Patent Term Restoration Act of 1984 (the "Waxman-Hatch Act"). In several successful proceedings, the Company has been advised and represented by an independent patent attorney (the "Consultant") whose involvement has been substantial. The Company expects that the Consultant will be involved with the Company in no more than two additional patent challenges, one of which is currently being litigated. Through its internal efforts, and with the assistance of third-party collaborators and advisors, the Company has identified a number of additional patents that may be susceptible to challenge. There can be no assurance the Company will successfully complete the development of any additional products involving patent challenges, succeed in any pending or future patent challenges or, if successful, receive significant revenues or profit from the products covered by successfully challenged patents. See "-- Dependence Upon New Products and Effect of Product Lifecycles," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Government Regulations" and "Certain Transactions."

 Competition

  The pharmaceutical industry is intensely competitive. The Company competes with numerous companies in the pharmaceutical industry generally and the generic segment of the industry specifically. These competitors include generic drug manufacturers and large pharmaceutical companies that continue to manufacture the branded and/or generic versions of drugs after the expiration of their patents relating to these drugs. Many of the Company's competitors have greater financial and other resources than the Company and, therefore, are able to spend more than the Company on research, product development and marketing. In addition, following the expiration of patents on branded drugs, manufacturers of these products have employed various strategies intended to maximize their share of the markets for these products, as well as, in some cases, generic equivalents of these products, and are expected to continue to do so in the future. There can be no assurance that developments by others will not render any product the Company produces or may produce obsolete or otherwise non-competitive. See "--Dependence Upon New Products and Effect of Product Lifecycles," "--Consolidation of Distribution Network; Customer Concentration" and "Business--Competition."

 Dependence on Regulatory Approval and Compliance

  The development, manufacture, marketing and sale of pharmaceutical products is subject to extensive federal, state and local regulation in the U.S. and similar regulation in other countries. The Company, like its competitors, must obtain approval from FDA before marketing most drugs, and must demonstrate continuing compliance with current Good Manufacturing Practices ("cGMP") regulations. Generally, for generic products an ANDA is submitted to FDA, and for new drugs an NDA is submitted. Under certain circumstances following product approval and market introduction, FDA can request product recalls, seize inventories and merchandise in commerce, move to enjoin further manufacture and product distribution, suspend distribution or withdraw FDA approval of the product, and debar a company from submitting new applications. FDA also can take administrative action against a company to suspend substantive review of pending applications and withhold approvals, if it concludes that the data and applications from that company may not be reliable or that there are significant unresolved cGMP issues pertinent to the manufacture of drugs at a particular facility of that company. Any such actions are likely to have a material adverse effect on a company's business. The Company has ANDAs currently pending before FDA and intends to file additional ANDAs in the future. Delays in the review of these applications or the inability of the Company to obtain approval of certain of these applications or to market the product following approval could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Dependence Upon New Products and Effect of Product Lifecycles," "--Pending Regulatory Matters" and "Business--Government Regulations."

 Pending Regulatory Matters

  In early 1996, FDA conducted an inspection of the operations of the Company's subsidiary, Steris Laboratories, Inc. ("Steris"), located in Phoenix, Arizona. At the conclusion of that inspection, FDA identified various cGMP manufacturing and reporting deficiencies in Steris' operations. Steris has subsequently been advised by FDA that it will not approve any ANDAs for products manufactured at the Steris facility until FDA confirms that the manufacturing and reporting deficiencies have been corrected. Ten of the Company's pending ANDAs have been filed from the Steris facility. Following the 1996 inspection, Steris implemented numerous measures to correct these deficiencies and place Steris in compliance with applicable FDA manufacturing and reporting requirements.

  In July 1997, FDA conducted a follow-up inspection of the Steris facility. At the conclusion of that inspection, FDA identified additional cGMP deficiencies at the Steris facility. Steris has implemented measures intended to correct these deficiencies and believes that a full reinspection will be required before FDA will approve ANDAs for new products manufactured at the Steris facility. While the Company is currently discussing with FDA the timing of this reinspection, no assurance can be given as to when it will take place.

  Following the 1996 inspection of Steris, FDA's Office of Regulatory Affairs staff commenced an investigation of Steris' operations that focused primarily on drug stability issues, including Steris' alleged failure to notify FDA on an adequate and timely basis of drug stability problems with respect to certain products manufactured at the Steris facility. On the basis of this investigation, the U.S. Department of Justice ("DOJ") notified Steris in a letter dated July 28, 1997 that the alleged reporting deficiencies constituted serious breaches of regulatory obligations and indicated that it would be willing to negotiate a settlement of the alleged violations with Steris. The contemplated settlement will require Steris to pay a substantial misdemeanor fine for failure to observe application reporting requirements for two drugs during 1994 and 1995. While the Company does not expect any other sanctions to arise in respect of this matter, any such sanctions could have a material adverse effect on the Company's business, results of operations and financial condition.

  In 1995, FDA inspected the operations of the Company's subsidiary, Danbury Pharmacal, Inc. ("Danbury"), which operates facilities in Carmel, New York and Danbury, Connecticut. As a result of observations made by FDA relating to Danbury's compliance with cGMP requirements and the integrity of the data submitted by Danbury in support of certain ANDAs, Danbury voluntarily audited all data submitted in connection with 26 of its pending and approved ANDAs. Since the 1995 inspection, FDA has continued to approve ANDAs for products manufactured by Danbury. In August 1997, FDA reinspected the Carmel and Danbury facilities. FDA observed certain cGMP deficiencies which the Company has corrected in a manner satisfactory to FDA. FDA is currently conducting an additional inspection of those facilities, which the Company believes primarily will involve evaluations of the ANDA audits and the procedural changes Danbury instituted to remedy cGMP deficiencies observed during the 1995 FDA inspection.

  In June 1997, FDA conducted an ANDA preapproval and cGMP inspection at the Company's Marsam subsidiary, located in Cherry Hill, New Jersey. Although the inspection focused primarily on issues relating to the manufacture of certain drug products that are the subject of five pending ANDAs, the inspection also included an examination of Marsam's general compliance with cGMP requirements. Marsam was informed at the conclusion of the inspection that FDA intended to withhold approval of the five ANDAs until certain alleged cGMP deficiencies are corrected. Marsam has provided FDA with information it believes demonstrates that the alleged deficiencies are not significant and that corrective measures have been implemented. FDA has begun a follow-up inspection to determine whether these corrective actions have been implemented satisfactorily. Seven of the Company's pending ANDAs have been filed from the Marsam facility.

  There can be no assurance that FDA will determine that the Company has adequately corrected the alleged deficiencies or that approval of any of the pending or subsequently submitted ANDAs by the Company will be forthcoming. In addition, there can be no assurance that FDA, following the reinspection of the Steris, Danbury and Marsam facilities and its review of their respective responses to the alleged cGMP deficiencies, will not seek to impose additional regulatory sanctions against the Company and its subsidiaries. See "-- Dependence Upon New Products and Effect of Product Lifecycles" and "Business-- Government Regulations."

 Consolidation of Distribution Network; Customer Concentration

  The Company's principal customers are wholesale drug distributors and major drug store chains. These customers comprise a significant part of the distribution network for pharmaceutical products in the United States. This distribution network is continuing to undergo significant consolidation marked by mergers and acquisitions among wholesale distributors and the growth of large retail drug store chains. As a result, a small number of large wholesale distributors control a significant share of the market, and the number of independent drug stores and small drug store chains has decreased. The Company expects that consolidation of drug wholesalers and retailers will increase competitive pricing pressure on generic drug manufacturers. The Company believes this consolidation has caused and may continue to cause the Company's customers to reduce purchases of the Company's products. For the nine months ended September 1997 and for the year ended December 1996, sales to the Company's ten largest customers represented approximately 70% of the Company's total net revenues. For the nine months ended September 1997, three customers accounted for 17%, 16% and 11%, respectively, of the Company's total net revenues. The same three customers accounted for 16%, 15% and 11%, respectively, of the Company's total net revenues in 1996. The loss of any of these customers could materially and adversely affect the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Industry Overview."

 Dependence on Collaborative Relationships

  The Company develops and markets certain products through collaborative arrangements with other companies through which it gains access to dosage forms, proprietary drug delivery technology, specialized formulation capabilities and active pharmaceutical ingredients. The Company relies on its collaborative partners for any number of functions, including product formulation, approval and supply. There can be no assurance these products will be successfully developed or that the Company's partners will perform their obligations under these collaborative arrangements. Further, there can be no assurance that the Company will be able to enter into future collaborative arrangements on favorable terms, or at all. Even if the Company enters into such collaborative arrangements, there can be no assurance that any such arrangement will be successful. See "Business--Strategy" and "Business--Strategic Collaborations."

 Supply of Raw Materials

  The principal components of the Company's products are active and inactive pharmaceutical ingredients and certain packaging materials. Many of these components are available only from a single source and, in many of the Company's ANDAs, only one supplier of raw materials has been identified, even in instances when multiple sources exist. Because FDA approval of drugs requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of any new supplier would be required if active ingredients or such packaging materials were no longer available from the specified supplier. The qualification of a new supplier could delay the Company's development and marketing efforts. Any interruption of supply could have a material adverse effect on the Company's ability to manufacture its products or to obtain or maintain regulatory approval of such products. In addition, the Company obtains a significant portion of its raw materials from foreign suppliers. Arrangements with international raw material suppliers are subject, among other things, to FDA regulation, various import duties and other government clearances. Acts of governments outside the U.S. may affect the price or availability of raw materials needed for the development or manufacture of generic drugs. In addition, recent changes in patent laws in jurisdictions outside the U.S. may make it increasingly difficult to obtain raw materials for research and development prior to the expiration of the applicable U.S. patents. There can be no assurance that the Company will establish or, if established, maintain good relationships with its suppliers or that such suppliers will continue to exist or be able to supply ingredients in conformity with legal or regulatory requirements. See "Business--Strategy" and "Business--Manufacturing and Distribution."

 Risk of Product Liability Claims; No Assurance of Adequate Insurance

  The testing, manufacture and sale of pharmaceutical products involve a risk of product liability claims and the adverse publicity that may accompany such claims. The Company is a defendant in a number of product liability cases, the outcome of which the Company believes should not materially and adversely affect the Company's business, financial condition or results of operations. Although the Company maintains what it believes to be an adequate amount of product liability insurance coverage, there can be no assurance that the Company's existing product liability insurance will cover all current and future claims or that the Company will be able to maintain existing coverage or obtain, if it determines to do so, insurance providing additional coverage at reasonable rates. No assurance can be given that one or more of the claims arising under any pending or future product liability cases, whether or not covered by insurance, will not have a material adverse effect on the Company's business, results of operations or financial condition. See "Business--Product Liability; Insurance" and "Business--Legal Proceedings."

 Control of the Company

  Several of the Company's current principal stockholders are parties to the Restructuring Agreements (as defined herein), which govern the voting of their common stock (the "Common Stock") until March 2000. The shares subject to these agreements represent a majority of the shares of Common Stock outstanding. Under these agreements, the voting trustee (currently Martin Sperber, the Chairman of the Board, Chief Executive Officer and President of the Company), has the right to vote, or direct the vote of, the shares subject to these agreements. Accordingly, Mr. Sperber is able to control substantially all matters requiring stockholder approval, including the election of directors. These agreements remain in effect until March 2000, subject to earlier termination under certain circumstances. Upon such termination, the stockholders who are parties to these agreements may be able to control all matters requiring stockholder approval, including the election of directors.

  Bayer Corporation, which owns 28.3% of the outstanding shares of Common Stock, is a party to an agreement with the Company (the "Standstill") that, among other things, prevents Bayer Corporation from acquiring or seeking to acquire control of the Company until May 15, 2001. After such date, Bayer Corporation has the right to acquire control through open market purchases, and under certain circumstances within six months of the end of the Standstill, to acquire from certain principal stockholders of the Company or from the Company a number of shares that would enable Bayer Corporation to own a majority of the outstanding shares of Common Stock. During the Standstill, Bayer Corporation has, under the terms of the Restructuring Agreements, the right to acquire, including under certain circumstances the right to acquire from the Company and certain of its principal stockholders, a significant number of additional shares of Common Stock.

  As long as Bayer Corporation owns 10% or more of the outstanding Common Stock, Bayer Corporation has the right to nominate one member of the Company's Board of Directors and the right to nominate one or more additional directors, depending on the number of shares it owns. Until May 15, 2001, the Company may not undertake certain actions without the consent of Bayer Corporation, including, among other things, engaging in any business not principally in a segment of the pharmaceutical or health care industry or amending the Company's charter or by-laws to require more than majority approval to elect a majority of the Board of Directors, merge, consolidate or sell all or substantially all the Company's assets. In addition, until the shares of the Company's Common Stock held by more than 300 persons who are neither current stockholders, their permitted transferees nor employees of the Company have a total market value in excess of $100.0 million, the Company may not undertake certain other actions without the consent of Bayer Corporation.

  Each of the provisions described above may make it more difficult for a third party to acquire, or may discourage acquisition bids for, Schein. See "Management--Board of Directors" and "Certain Transactions--Restructuring Agreements."

 Fluctuating Results of Operations

  During the past three years, the Company's results of operations have fluctuated materially on both an annual and a quarterly basis. These fluctuations have resulted from several factors, including, among others, the timing of introductions of new products by the Company and its competitors, timing of receipt of patent settlement revenues, dependence by the Company on a limited number of products, certain non-recurring expenses related to the Company's restructuring and relocation in 1994, the Marsam Acquisition (as defined herein) in 1995 and weak performance by the generic drug industry in the second half of 1996 and continuing into the first half of 1997. The Company believes that it will continue to experience fluctuations in net revenues, gross profit and net income as a result of, among other things, the timing of regulatory approvals and market introduction of new products by the Company and its competitors, and downward pressure on pricing for generic products available from multiple approved sources. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  THE COMPANY

  The Company was founded in 1985. From 1992 to 1994, the Company engaged in a series of corporate reorganization transactions, including the separation of the Company from Henry Schein, Inc., a company engaged in the direct marketing of health care products and services to office-based health care practitioners, and the Company's reincorporation from New York to Delaware by way of the merger of the Company's parent into the Company. In 1994, Bayer Corporation purchased 28.3% of the Company's outstanding shares and agreed to pursue future strategic alliances with the Company. In September 1995, the Company acquired all the outstanding shares of Marsam, a developer, manufacturer and marketer of generic injectable prescription drugs.

  The Company is a Delaware corporation with its corporate offices at 100 Campus Drive, Florham Park, New Jersey 07932. Its telephone number is (973) 593-5500.

                                USE OF PROCEEDS

  The Company is amending the terms of the Senior Subordinated Loan Agreement to allow for the issuance of the Notes and intends to use the net proceeds of the Offering to repay the Senior Subordinated Loan.

                                CAPITALIZATION

  The following table sets forth the total short-term debt and total capitalization of the Company as of September 1997 (i) on a historical basis and (ii) as adjusted to give effect to the Offering and the payment of $4.2 million in fees and expenses in connection therewith using proceeds from the Company's revolving credit facility under the Senior Credit Agreement. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Offering Memorandum. See "Use of Proceeds."

                                                              SEPTEMBER 1997
                                                           --------------------
                                                            ACTUAL  AS ADJUSTED
                                                           -------- -----------
                                                              (IN THOUSANDS)
SHORT-TERM DEBT:
  Revolving credit facility (1)........................... $ 26,000  $ 30,200
  Current portion of term loan facility...................    6,842     6,842
  Current portion of capitalized lease obligations........      101       101
                                                           --------  --------
    Total short-term debt................................. $ 32,943  $ 37,143
                                                           ========  ========
LONG-TERM DEBT:
  Term loan facility...................................... $123,158  $123,158
  Senior Subordinated Loan................................  100,000       --
  Senior Floating Rate Notes Due 2004.....................      --    100,000
  Capitalized lease obligations...........................      312       312
                                                           --------  --------
    Total long-term debt..................................  223,470   223,470
                                                           --------  --------
STOCKHOLDERS' EQUITY:
  Common Stock, $.01 par value; 529 authorized shares, 273
   issued
   and outstanding, actual and as adjusted................        3         3
  Additional paid-in capital..............................   38,876    38,876
  Retained earnings.......................................   92,107    92,107
  Other...................................................    6,098     6,098
                                                           --------  --------
    Total stockholders' equity............................  137,084   137,084
                                                           --------  --------
      Total capitalization................................ $360,554  $360,554
                                                           ========  ========

--------
(1) After giving effect to the Offering, the Company would have had approximately $69.8 million of borrowing availability under the Senior Credit Agreement, subject to satisfaction of certain conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data with respect to the Company's financial position at December 1995 and 1996, and its results of operations for the years ended December 1994, 1995 and 1996, has been derived from the audited consolidated financial statements of the Company included elsewhere in this Offering Memorandum. The selected consolidated financial information with respect to the Company's financial position at December 1992, 1993 and 1994, and its results of operations for the years ended December 1992 and 1993, has been derived from the audited consolidated financial statements of the Company which are not included in this Offering Memorandum. The information for the interim periods is unaudited; however, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information have been included. The interim results of operations may not be indicative of the results for the full year. The selected consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Offering Memorandum.

                                                                              NINE MONTHS ENDED
                                      YEAR ENDED DECEMBER                         SEPTEMBER
                          ------------------------------------------------  ----------------------
                            1992      1993      1994    1995 (1)    1996      1996        1997
                          --------  --------  --------  --------  --------  ---------  -----------
                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net revenues............  $319,875  $393,926  $385,428  $391,846  $476,295  $352,172    $353,829
Cost of sales...........   207,276   217,653   237,380   250,507   320,675   236,721     240,562
                          --------  --------  --------  --------  --------  --------    --------
 Gross profit...........   112,599   176,273   148,048   141,339   155,620   115,451     113,267
COSTS AND EXPENSES:
 Selling, general and
  administrative........    55,763    64,489    71,416    73,250    84,366    61,149      57,950
 Research and
  development...........    14,234    18,055    19,170    28,324    27,030    23,044      22,854
                          --------  --------  --------  --------  --------  --------    --------
                            42,602    93,729    57,462    39,765    44,224    31,258      32,463
 Amortization of
  goodwill and other
  intangibles...........       --        --        --      3,399    10,195     7,713       7,722
 Special compensation,
  restructuring and
  relocation (2)........     7,417     8,426    33,594       --        --        --          --
 Acquired in-process
  Marsam research and
  development (1).......       --        --        --     30,000       --        --          --
                          --------  --------  --------  --------  --------  --------    --------
Operating income........    35,185    85,303    23,868     6,366    34,029    23,545      24,741
 Interest expense, net..     2,315     1,467     1,493    10,005    23,285    16,081      20,456
 Other expense (income),
  net (3)...............       195     9,215       579       779     4,156     1,745      (4,536)
                          --------  --------  --------  --------  --------  --------    --------
Income (loss) before
 provision for income
 taxes and minority
 interest...............    32,675    74,621    21,796    (4,418)    6,588     5,719       8,821
 Provision for income
  taxes (4).............    12,490    29,096    15,165    10,482     5,191     3,573       5,095
 Minority interest......     2,173      (343)      --        --        --        --          --
                          --------  --------  --------  --------  --------  --------    --------
Net income (loss).......  $ 18,012  $ 45,868  $  6,631  $(14,900) $  1,397  $  2,146      $3,726
                          ========  ========  ========  ========  ========  ========    ========
OTHER DATA:
EBITDA (as defined) (5).  $ 39,748  $ 91,864  $ 61,074  $ 50,396  $ 54,932  $ 39,174    $ 40,037
Depreciation and
 amortization...........     6,105     7,328     8,464    17,395    25,450    18,018      19,749
Capital expenditures,
 net....................    17,416    22,806    16,135    13,986    11,309     8,625       8,992
Ratio of earnings to
 fixed charges (6)......      10.6x     26.9x      8.0x      --        1.3x      1.3x        1.4x
PRO FORMA DATA:
Cash interest expense
 (7)....................                                          $ 23,488  $ 16,788    $ 17,897
Ratio of EBITDA (as
 defined) to cash
 interest expense.......                                               2.3x      2.3x        2.2x
Ratio of total debt to
 EBITDA (as defined)
 (8)....................                                               --        --          4.7x
                                            DECEMBER                          AS OF    AS ADJUSTED
                          ------------------------------------------------  SEPTEMBER   SEPTEMBER
                            1992      1993      1994      1995      1996      1997      1997 (9)
                          --------  --------  --------  --------  --------  ---------  -----------
                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........  $ 82,731  $ 87,035  $ 98,610  $ 92,021  $ 99,111  $ 93,480    $ 89,280
Total assets............   211,744   227,861   269,729   522,410   544,312   520,699     524,899
Total debt..............    44,625    27,563    45,927   280,558   286,480   256,413     260,613
Stockholders' equity....    85,761   130,336   140,164   125,692   129,980   137,084     137,084

--------
(1) Includes the results of Marsam from September 1995, the date of purchase. In connection with the purchase of Marsam, the Company recognized acquired in-process research and development. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to the Consolidated Financial Statements of the Company.
(2) Special compensation, restructuring and relocation expenses includes costs recognized by the Company in connection with its restructuring and relocation of its corporate headquarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 2 and 12 to the Consolidated Financial Statements of the Company.
(3) Other expense (income), net in 1992 includes $0.5 million of an extraordinary income item.
(4) Provision for income taxes in 1993 includes an adjustment to reduce income taxes by $1.1 million relating to the adoption of Statement of Financial Accounting Standards No. 109.
(5) EBITDA is defined as income (loss) before provision for income taxes and minority interest, interest expense, net and depreciation and amortization, excluding gains on sales of securities and non-cash items (special compensation, acquired in-process Marsam research and development, contingent settlement accruals, equity in net losses of international investments and other non-cash items). The Company has included information concerning EBITDA in this Offering Memorandum because it believes that such information may be used by certain investors as one measure of a company's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, earnings from operations or other traditional indications of a company's operating performance.
(6) The ratio of earnings to fixed charges is computed by dividing (i) income
    (loss) before provision for income taxes and minority interest plus fixed charges by (ii) fixed charges. Fixed charges consist of interest on indebtedness including amortization of debt issuance costs and the estimated interest component of rental expense (assumed to be one-third). In fiscal 1995, fixed charges exceeded income (loss) before provision for income taxes and minority interest by $4.4 million.
(7) Pro forma cash interest expense is defined as historical interest expense, net adjusted for (i) the exclusion of amortization of deferred financing fees of $2.2 million in fiscal 1996 and $0.9 million and $2.3 million in the nine months ended September 1996 and 1997, respectively, (ii) interest expense as if the Offering had occurred on December 31, 1995 and the proceeds were used to repay the Senior Subordinated Loan or its predecessor debt and (iii) interest expense associated with drawdowns under the revolving credit facility under the Senior Credit Agreement which were used to pay the $4.2 million in fees and expenses incurred as a result of the Offering.
(8) The ratio of total debt to EBITDA (as defined) is computed by dividing (i) EBITDA (as defined) for the twelve months ended September 1997 by (ii) total debt as of September 1997 as adjusted for the Offering.
(9) As adjusted to give effect to the Offering and the payment of $4.2 million in fees and expenses in connection therewith, using proceeds from the Company's revolving credit facility under the Senior Credit Agreement.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Consolidated Financial Statements of the Company and notes thereto included elsewhere in this Offering Memorandum. This Offering Memorandum contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Offering Memorandum should be read as being applicable to all related forward-looking statements wherever they appear in this Offering Memorandum. See "Risk Factors."

OVERVIEW

  The Company currently manufactures and markets two classes of pharmaceutical products, generic products and branded products. The Company's results of operations depend on the Company's ability to develop and commercialize new pharmaceutical products. Generally, following the expiration of patents and any other market exclusivity periods for branded drugs, the first pharmaceutical manufacturers successfully to market generic equivalents of such drugs achieve higher revenues and gross profit from the sale of such generic drugs than do others from the sale of generic equivalents subsequently approved. As competing generic equivalents reach the market, the prices, sales volumes and profit margins of the earliest generic versions often decline significantly. For these reasons, the Company's ability to achieve growth in revenues and profitability depends on its being among the first companies to introduce new generic products. During the past five years, the Company has introduced a significant number of generic products to the market at patent expiration dates and in a number of cases prior to patent expiration of the branded product by successful challenges to the patent under the Waxman-Hatch Act.

  The Company's dependence on a limited number of products, the product cycles of such products, and the timing of receipt of patent settlement revenues have resulted in significant fluctuations in the Company's earnings. Continued growth in the Company's revenues will depend on continued market demand for its products, as well as the successful introduction and marketing of new products.

  Net revenues from INFeD as a portion of total net revenues increased from 16% in 1994 to 20% in the nine months ended September 1997. Gross profit margins on INFeD exceed gross profit margins on the Company's generic products generally; accordingly, the gross profit from increased sales of INFeD have offset the reduction in gross profit from generic products during the periods presented.

  The following table sets forth the net revenues of the Company's generic and branded businesses for each of the periods shown:

                                                              NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER      SEPTEMBER
                                         -------------------- -----------------
                                          1994   1995   1996    1996     1997
                                         ------ ------ ------ -------- --------
                                                     (IN MILLIONS)
Generic business:
  Core products......................... $291.9 $300.8 $331.6 $  247.6 $  221.4
  Nortriptyline.........................   32.6   19.0    9.0      7.3      4.5
  Vecuronium bromide....................    --     --    34.2     23.2     30.8
  Patent settlement revenues............    --     5.0   13.5     13.5     25.0
                                         ------ ------ ------ -------- --------
  Total generic revenues................  324.5  324.8  388.3    291.6    281.7
Branded business:
  INFeD.................................   60.9   67.0   88.0     60.6     72.1
                                         ------ ------ ------ -------- --------
    Net revenues........................ $385.4 $391.8 $476.3 $  352.2 $  353.8
                                         ====== ====== ====== ======== ========

  From 1992 to 1994, the Company engaged in a series of corporate reorganization transactions, including the separation of the Company from Henry Schein, Inc., which is engaged in the direct marketing of health care products and services to office-based health care practitioners. In connection with these transactions, Bayer Corporation purchased from the Company's stockholders 28.3% of the Company's outstanding shares for $312.4 million and agreed with the Company to pursue future strategic alliances. Charges for special compensation, restructuring and relocation incurred in connection with the reorganization aggregated $7.4 million, $8.4 million and $33.6 million for 1992, 1993 and 1994, respectively.

  The Company acquired all the outstanding capital stock of Marsam (the "Marsam Acquisition") in September 1995 for $245.0 million in cash, which expanded the Company's ability to manufacture sterile penicillins and oral and sterile cephalosporins.

RESULTS OF OPERATIONS

  The following table sets forth certain selected income statement data as a percentage of net revenues for the periods indicated:

                                                                  NINE MONTHS
                                                                     ENDED
                                         YEAR ENDED DECEMBER       SEPTEMBER
                                         -----------------------  ------------
                                          1994    1995     1996   1996   1997
                                         ------  ------   ------  -----  -----
Net revenues............................  100.0%  100.0%   100.0% 100.0% 100.0%
Cost of sales...........................   61.6    63.9     67.3   67.2   68.0
                                         ------  ------   ------  -----  -----
Gross profit............................   38.4    36.1     32.7   32.8   32.0
Costs and expenses:
  Selling, general and administrative...   18.5    18.7     17.7   17.4   16.4
  Research and development..............    5.0     7.2      5.7    6.5    6.4
  Amortization of goodwill and other
   intangibles..........................    --      0.9      2.1    2.2    2.2
  Special compensation, restructuring
   and relocation.......................    8.7     --       --     --     --
  Acquired in-process Marsam research
   and development......................    --      7.7      --     --     --
                                         ------  ------   ------  -----  -----
Operating income........................    6.2     1.6      7.2    6.7    7.0
  Interest expense, net.................    0.4     2.5      4.9    4.6    5.8
  Other expense (income), net...........    0.2     0.2      0.9    0.5   (1.3)
                                         ------  ------   ------  -----  -----
Income (loss) before provision for
 income taxes...........................    5.6    (1.1)     1.4    1.6    2.5
  Provision for income taxes............    3.9     2.7      1.1    1.0    1.4
                                         ------  ------   ------  -----  -----
Net income (loss).......................    1.7%   (3.8)%    0.3%   0.6%   1.1%
                                         ======  ======   ======  =====  =====

 Nine Months Ended September 1997 Compared to Nine Months Ended September 1996

  Net revenues increased $1.6 million, or 0.5%, from $352.2 million in 1996 to $353.8 million in 1997. In the branded business, sales increased $11.5 million, which offset a decline in sales of generic products of $9.9 million. The increase in branded product sales reflected largely an increase in units sold. The decline in generic revenues resulted from a $26.2 million decline in the sales of core products and a $2.8 million decline in sales of nortriptyline, offset by an $11.5 million increase in patent settlement revenues received in the first quarter of 1997 and a $7.6 million increase in sales of vecuronium bromide. The decrease in sales of core products reflected the strategic decision in the second half of 1996 to discontinue certain low-margin manufactured products and to reduce selling efforts on outsourced products as well as competitive pressures on other core products, which was offset by the impact of a $6.4 million increase in sales of new products.

  Gross profit decreased $2.2 million, or 1.9%, from $115.5 million in 1996 to $113.3 million in 1997. The gross profit margin decreased from 32.8% in 1996 to 32.0% in 1997. This decline in gross profit was largely comprised of a decline in gross profit on core products which was partially offset by increased gross profit on INFeD, vecuronium bromide and new products. Gross profit from patent settlements received in the first quarters of 1996 and 1997 contributed an additional $5.6 million, reduced by increased manufacturing variances and other costs of $4.6 million. In the third quarter of 1997 compared to the third quarter of 1996, the gross profit margin decreased from 32.6% to 29.7%, reflecting a less favorable mix of products sold as well as competitive price pressures.

  Selling, general and administrative expenses decreased $3.2 million, or 5.2%, from $61.1 million in 1996 to $58.0 million in 1997. Selling, general and administrative expenses as a percent of net revenues decreased from 17.4% in 1996 to 16.4% in 1997. The decrease in selling, general and administrative expenses was due primarily to the effects of various cost reduction initiatives, including a reduction in the retail field sales force. In the third quarter of 1997, the Company experienced increased selling, general and administrative expenses compared to earlier quarters of 1997 due primarily to higher brand marketing expenses.

  Research and development expenses decreased $0.2 million, or 0.8%, from $23.0 million in 1996 to $22.8 million in 1997. However, expenses in the third quarter of 1997 increased compared to earlier 1997 quarters largely reflecting costs associated with a development project nearing launch stage.

  Amortization of goodwill and other intangibles was unchanged compared to the comparable period in 1996.

  As a result of the factors discussed above, operating income increased $1.2 million, or 5.1%, from $23.5 million in 1996 to $24.7 million in 1997.

  Interest expense, net increased $4.4 million, or 27.2%, from $16.1 million in 1996 to $20.5 million in 1997 principally due to higher amortization of deferred financing expenses of $2.5 million and increased interest costs of $1.5 million resulting from refinancing of senior debt with higher cost subordinated debt in December 1996.

  Other expense (income), net changed by $6.3 million from an expense of $1.7 million in 1996 to income of $4.5 million in 1997. Gains on the sale of marketable securities of $9.9 million, primarily in the third quarter of 1997, offset increased equity losses from the Company's investment in international joint ventures of $1.0 million and other expenses.

  The Company's effective tax rate is higher than the statutory rate due to the effect of significant non-deductible expenses. The effective tax rate decreased from 62.5% in 1996 to 57.8% in 1997, primarily as a result of higher income offsetting fixed non-deductible expenses.

 1996 Compared to 1995

  Net revenues increased $84.4 million, or 21.6%, from $391.9 million in 1995 to $476.3 million in 1996. In the generic business, net revenues increased $63.5 million, and in the branded business, net revenues increased $21.0 million, driven by increased unit sales of INFeD. Increased revenues of generic products consisted of $34.2 million in sales generated by vecuronium bromide, a new product launched in March 1996, an $8.5 million increase in patent settlement revenues and a $30.8 million increase in sales of the Company's core products, offset in part by a decline in nortriptyline sales of $10.0 million. The sales of core products increased primarily from the Marsam Acquisition, which increased core product sales by $31.4 million, and from $7.6 million in sales of new products, offset by an $8.2 million decrease in sales of the Company's other core products, due primarily to price decreases.

  The Company's gross profit increased $14.3 million, or 10.1%, from $141.3 million in 1995 to $155.6 million in 1996. The gross profit margin fell from 36.1% in 1995 to 32.7% in 1996. An increase in gross profit of $31.2 million was attributable to the Company's branded business, vecuronium bromide and patent settlement revenues, which was partially offset by a $12.6 million increase in manufacturing and regulatory costs.

  Selling, general and administrative expenses increased $11.1 million, or 15.2%, from $73.3 million in 1995 to $84.4 million in 1996. Selling, general and administrative expenses decreased as a percentage of net revenues from 18.7% in 1995 to 17.7% in 1996. Selling, general and administrative expenses increased due primarily to increased sales volume, the full year impact of the Marsam Acquisition of $2.6 million and an increase in promotional activities in support of new product launches.

  Research and development expenses decreased $1.3 million, or 4.6%, from $28.3 million in 1995 to $27.0 million in 1996. Acquired in-process Marsam research and development charges of $30.0 million were fully reflected in 1995.

  Amortization of goodwill and other intangibles increased $6.8 million from $3.4 million in 1995 to $10.2 million in 1996, giving effect to the full year impact of the Marsam Acquisition.

  As a result of the factors discussed above, operating income increased $27.7 million from $6.3 million in 1995 to $34.0 million in 1996.

  Interest expense, net increased $13.3 million from $10.0 million in 1995 to $23.3 million in 1996. The increase was due primarily to the increase in average debt associated with the debt financing for the Marsam Acquisition and higher interest rates.

  Other expense (income), net increased by $3.4 million from $0.8 million in 1995 to $4.2 million in 1996. Equity losses from the Company's investment in international joint ventures accounted for $3.0 million of the increase.

  The Company's effective tax rate is higher than the statutory rate due to the effect of significant non-deductible expenses. The 1996 effective income tax rate of 78.9% represented a decrease from the 1995 effective rate of 237.3% primarily due to the impact of certain non-recurring and non-deductible expenses, which were largely comprised of the acquired in-process Marsam research and development charge of $30.0 million.

 1995 Compared to 1994

  Net revenues increased $6.4 million, or 1.7%, from $385.4 million in 1994 to $391.8 million in 1995. In the branded business, net revenues increased $6.1 million, and in the generic business, net revenues increased $0.3 million. The increase in net revenues in the branded business resulted from an increased number of units of INFeD sold. In the generic business, the changes consisted of increases of $4.8 million in sales of new products, $5.0 million in new patent settlement revenues and $14.0 million from the impact of the Marsam Acquisition. These increases in the generic business were offset by a $13.6 million decrease in sales of nortriptyline and a $4.1 million decrease in sales of the Company's other core products due primarily to price declines.

  The Company's gross profit decreased $6.7 million, or 4.5%, from $148.0 million in 1994 to $141.3 million in 1995. The gross profit margin decreased from 38.4% in 1994 to 36.1% in 1995. The decrease was primarily a result of a $12.8 million decrease attributable to lower selling prices of nortriptyline and decreased gross profit on other core products due to competitive pricing pressures. This was partially offset by a $4.0 million increase representing the impact of the Marsam Acquisition, an increase in gross profit in the Company's branded business and decreased manufacturing and regulatory costs.

  Selling, general and administrative expenses increased $1.9 million, or 2.6%, from $71.4 million in 1994 to $73.3 million in 1995. The increase in selling, general and administrative expenses was due primarily to an increase in sales volume, an increase in promotional activities in support of the Company's branded business, new product launches and the Marsam Acquisition. Selling, general and administrative expenses increased as a percentage of net revenues from 18.5% in 1994 to 18.7% in 1995.

  Research and development expenses increased $9.1 million, or 47.8%, from $19.2 million in 1994 to $28.3 million in 1995. Of the $9.1 million increase, $2.1 million represented spending in connection with a worldwide technology licensing and development agreement which the Company entered into during September 1994, and the remaining increase in research and development expenses was attributable to various new in-house development projects.

  Amortization of goodwill and other intangibles of $3.4 million and acquired in-process Marsam research and development charges of $30.0 million in 1995 resulted from the Company's Marsam Acquisition in September 1995. See Note 3 to the Consolidated Financial Statements of the Company.

  The corporate reorganization and relocation were completed during 1994, resulting in a $33.6 million charge. There were no restructuring or relocation expenses incurred during 1995.

  As a result of the factors discussed above, operating income decreased $17.5 million from $23.9 million in 1994 to $6.4 million in 1995.

  Interest expense, net increased $8.5 million from $1.5 million in 1994 to $10.0 million in 1995. The increase was due primarily to the increase in average debt associated with the debt financing for the Marsam Acquisition funded in September 1995.

  The Company's effective tax rate is higher than the statutory rate due to the effect of significant non-deductible expenses. The 1995 effective income tax rate of 237.3% increased from the 1994 effective income tax rate of 69.6%, primarily due to the impact of certain non-recurring and non-deductible expenses, which were largely comprised of the acquired in-process Marsam research and development charge of $30.0 million. The 1994 effective income tax rate also reflects the impact of non-deductible expenses, primarily special compensation charges in connection with the corporate reorganization completed during 1994.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company has financed its business operations primarily through a revolving credit facility and used long-term bank financing to fund acquisitions. The Company plans to use the proceeds of the Offering as set forth under "Use of Proceeds."

  Net cash provided by operating activities was $27.1 million and $10.8 million in the nine months ended September 1997 and in the year ended December 1996, respectively. The net cash provided by operating activities during 1997 was primarily attributable to net income, as adjusted for non-cash charges, of $15.9 million and decreases in inventories and accounts receivable aggregating $11.4 million. The net cash provided by operating activities during 1996 was primarily attributable to net income, as adjusted for non-cash charges, of $27.9 million and an increase in accounts payable and accrued expenses of $11.9 million, offset by an increase in inventories and accounts receivable of $31.0 million.

  Net cash provided by investing activities for the nine months ended September 1997 and used in investing activities for the year ended December 1996 was $1.2 million and $20.0 million, respectively. Cash provided by investing activities in 1997 resulted from the proceeds of sales of marketable securities of $11.6 million, offset primarily by capital expenditures, net of $9.0 million. The 1996 use of cash in investing activities was primarily due to capital expenditures, net, purchase of product rights and licenses and investments in international joint ventures of $17.4 million.

  Net cash used in financing activities for the nine months ended September 1997 of $30.1 million resulted from the net repayment of debt. Net cash provided by financing activities for the year ended December 1996 of $3.6 million was primarily due to net proceeds of debt.

  In September 1995, the Company entered into a secured revolving credit and term loan agreement (as amended, the "Senior Credit Agreement") with a group of banks to provide funds for the Marsam Acquisition, the repayment of certain debt, working capital and general corporate purposes. The Senior Credit Agreement, which expires in December 2001, provided a term loan facility of $250.0 million and a revolving credit facility of $100.0 million. In December 1996, the Company prepaid $100.0 million of the term loan portion of the Senior Credit Agreement using the proceeds from a $100.0 million senior subordinated loan (the "Senior Subordinated Loan") provided by Societe Generale, New York branch, an affiliate of the Initial Purchaser and a lead-manager of the Senior Credit Agreement. As a result of this payment and a scheduled payment, the term loan facility was reduced to $145.0 million at December 1996. In the first nine months of 1997, the Company made principal payments of $15.0 million, thus reducing the term loan portion to $130.0 million at September 1997. Quarterly principal payments on the term loan commence in September 1998 and end in the year 2001. Amortization amounts will total $13.7 million, $34.2 million, $41.0 million and $41.1 million in years 1998 through 2001, respectively. In addition to such principal payments, the Company is required to make additional principal payments in certain circumstances. Amounts outstanding under the revolving credit facility were $41.0 million and $26.0 million as of December 1996 and September 1997, respectively.

  Borrowings under the Senior Credit Agreement bear interest, which is payable at least quarterly, at a rate equal to a floating alternate base rate (derived from the greater of the prime rate of the Credit Agent (as defined herein), the three-month secondary market rate for certificates of deposit plus 1.00% and the Federal Funds rate plus 1/2 of 1.00%), plus a margin ranging from zero to 1.50% or at a rate equal to LIBOR (as defined herein) plus a margin ranging from 0.75% to 2.50%, depending on the type of borrowing and the Company's performance against certain criteria. Outstanding borrowings under the Senior Subordinated Loan through January 31, 1998 bear interest, payable quarterly, at a rate equal to a floating alternate base rate (derived from the greater of Societe Generale's prime rate, the three-month secondary market rate for certificates of deposit plus 1.00% and the Federal Funds rate plus 1/2 of 1.00%) plus a margin of 3.00% or a rate equal to LIBOR plus a margin of 4.00%. The original obligations under the Senior Subordinated Loan will be effectively replaced by the Notes offered hereby. See "Description of Certain Indebtedness."

  The Company believes that its existing credit facilities and cash expected to be generated from operations are sufficient to finance its current level of operations and currently contemplated capital expenditures.

  The Company has signed a non-binding letter dated October 7, 1997 with Cheminor Drugs Limited and its subsidiaries ("Cheminor") and Dr. Reddy's Laboratories Limited and its subsidiaries ("Reddy") outlining the parties' intent to enter into a strategic alliance agreement. Cheminor will make available to the Company its present and future dosage form generic products on an exclusive basis in the United States and in certain countries, and the Company will make available to Cheminor and Reddy its present and future products on an exclusive basis for sale in India and certain other countries. Cheminor and Reddy will make available to the Company bulk active pharmaceutical ingredients. As part of the contemplated arrangement, the Company would purchase 2.0 million publicly traded shares of Cheminor Drugs Limited for $10.0 million, and under certain circumstances have the right and the obligation to purchase an additional 1.0 million shares for $5.0 million. Cheminor would have the right to make fair market value purchases of the Company's Common Stock, once the shares are publicly traded; the purchase price could be payable from profits otherwise due Cheminor from the alliance. Each party would also be entitled to representation on the other company's board of directors consistent with its equity interest. See "Certain Transactions."

  In the event the Company makes any significant acquisitions, it may be required to raise additional funds through the issuance of additional debt or equity securities. There can be no assurance that such funds, if required, would be available or, if available, would be on terms acceptable to the Company.

  The Company has filed a registration statement covering an initial public offering (the "Common Stock Offering") of its Common Stock. Consummation of each of this Offering and the Common Stock Offering is not contingent upon consummation of the other. There can be no assurance that the filing will become effective or that any shares will be sold. If the Common Stock Offering occurs, the Company intends to use a portion of the net proceeds from the Common Stock Offering to repurchase or redeem a portion of the Notes offered hereby.

QUARTERLY INFORMATION

  As a result of a variety of factors, including the introduction of new products by the Company, the timing of receipt of patent settlement revenues and changes in the degree of competition for the Company's products, the Company's quarterly results of operations have fluctuated significantly and are expected to fluctuate significantly in the future.

  The following tables present unaudited quarterly financial data for the years 1995 and 1996, and for the nine months ended September 1997. The Company believes all necessary adjustments have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto.

                                                                                                   NINE MONTHS ENDED
                       YEAR ENDED DECEMBER 1995             YEAR ENDED DECEMBER 1996                 SEPTEMBER 1997
                              (UNAUDITED)                          (UNAUDITED)                        (UNAUDITED)
                   ----------------------------------  ------------------------------------  --------------------------------
                    FIRST  SECOND   THIRD     FOURTH    FIRST    SECOND   THIRD     FOURTH    FIRST    SECOND    THIRD
                   QUARTER QUARTER QUARTER   QUARTER   QUARTER  QUARTER  QUARTER   QUARTER   QUARTER  QUARTER   QUARTER
                   ------- ------- --------  --------  -------- -------- --------  --------  -------- --------  --------
                                                            (IN THOUSANDS)
Net revenues:
 Net product
  sales..........  $83,978 $98,880 $ 96,344  $107,644  $109,949 $120,398 $108,325  $124,123  $106,839 $114,441  $107,549
 Patent
  settlements....    5,000     --       --        --     13,500      --       --        --     25,000      --        --
                   ------- ------- --------  --------  -------- -------- --------  --------  -------- --------  --------
 Total net
  revenues.......   88,978  98,880   96,344   107,644   123,449  120,398  108,325   124,123   131,839  114,441   107,549
                   ------- ------- --------  --------  -------- -------- --------  --------  -------- --------  --------
Gross profit.....   34,454  39,141   33,303    34,441    42,420   37,620   35,411    40,169    44,722   36,568    31,977
Cost and
 expenses:
 Selling, general
  and
  administrative.  $18,214  18,298   17,955    18,783    19,907   20,755   20,487    23,217    19,227   18,478    20,245
 Research and
  development....    7,579   7,996    7,331     5,418     7,242    8,119    7,683     3,986     6,744    7,434     8,676
 Amortization of
  goodwill and
  other
  intangibles....      --      --     1,128     2,271     2,548    2,550    2,615     2,482     2,550    2,598     2,574
 Acquired in-
  process Marsam
  research &
  development....      --      --    30,000       --        --       --       --        --        --       --        --
                   ------- ------- --------  --------  -------- -------- --------  --------  -------- --------  --------
Operating income
 (loss)..........    8,661  12,847  (23,111)    7,969    12,723    6,196    4,626    10,484    16,201    8,058       482
 Interest
  expense, net...      743     954    2,790     5,518     5,321    5,379    5,382     7,203     6,884    6,850     6,722
 Other expense
  (income), net..      519     607      456      (803)      126       79    1,539     2,412     1,809     (426)   (5,919)
                   ------- ------- --------  --------  -------- -------- --------  --------  -------- --------  --------
Income (loss)
  before
  provision for
  income taxes...    7,399  11,286  (26,357)    3,254     7,276      738   (2,295)      869     7,508    1,634      (321)
 Provision for
  income taxes...    2,996   4,571    1,693     1,222     3,343      733     (503)    1,618     3,625    1,315       155
                   ------- ------- --------  --------  -------- -------- --------  --------  -------- --------  --------
Net income
 (loss)..........    4,403   6,715  (28,050)    2,032     3,933        5   (1,792)     (749)    3,883      319      (476)
                   ======= ======= ========  ========  ======== ======== ========  ========  ======== ========  ========

INFLATION

  Management does not believe inflation had a material adverse effect on the financial statements for the periods presented.

EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board issued two new disclosure standards.

  Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

  Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in asserting performance.

  Both of these new standards are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Results of operations and financial position will be unaffected by implementation of these new standards. The Company has not determined whether either of these two standards will have a material impact on its financial statement disclosure.

RISK MANAGEMENT

  The Company is potentially subject to a concentration of credit risk with respect to its trade receivables, the majority of which are due from wholesalers, drug store chains and distributors. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains sufficient allowances and insurance to cover potential or anticipated losses for uncollectible accounts.

  The Company considers its investment in international subsidiaries and joint ventures to be both long-term and strategic. As a result, the Company does not hedge the long-term translation exposure to its balance sheet. Foreign currency translations to date have not been material.

YEAR 2000 COMPLIANCE

  The Company is modifying its computer systems to be Year 2000 compliant. The Company does not expect that the cost of modifying such systems will be material. The Company believes it will achieve Year 2000 compliance in advance of the year 2000 and does not anticipate any material disruption in its operations as the result of any failure by the Company to be in compliance. The Company does not have any information concerning the Year 2000 compliance status of its suppliers and customers.

                                   BUSINESS

GENERAL

  Schein Pharmaceutical is one of the leading generic pharmaceutical companies in the United States. The Company develops, manufactures and markets one of the broadest generic product lines in the pharmaceutical industry through the integration of its product development expertise, diverse, high-volume production capacity and direct sales and marketing forces. The Schein product line includes both solid dosage and sterile dosage generic products, and the Company is also developing a line of specialty branded pharmaceuticals. The Company's primary branded product, INFeD, is the leading injectable iron product in the United States. The Company has a substantial pipeline of products under development, including 24 ANDAs filed with FDA. The Company supplements its internal product development, manufacturing and marketing capabilities through strategic collaborations. Schein generated net revenues of $478.0 million and EBITDA (as defined) of $55.8 million during the 12 months ended September 1997.

  The Company believes it manufactures and markets the broadest product line of any U.S. pharmaceutical company in terms of number and types of products. The Company manufactures and markets approximately 160 chemical entities formulated in approximately 350 different dosages under approximately 200 ANDAs approved by FDA. Schein is currently the sole manufacturing source for 47 generic pharmaceutical products, of which 45 are sterile dosage products. The Company's solid dosage products include both immediate-release and extended-release capsules and tablets; sterile dosage products include solutions, suspensions, powders and lyophilized (freeze-dried) products primarily for administration as injections, ophthalmics and otics. The manufacture of sterile dosage products is significantly more complex than the manufacture of solid dosage products, which limits competition in this product area. The Company currently manufactures approximately four billion solid dosage tablets and capsules and 75 million sterile dosage vials and ampules annually. Solid dosage generic products and sterile dosage generic products each accounted for approximately 40% of the Company's net revenues in the 12 months ended September 1997.

  Since introducing INFeD in 1992, the Company has been developing a portfolio of branded products, primarily in select therapeutic markets, such as iron management for the nephrology, oncology and hematology markets. INFeD is used in the treatment of certain types of anemia, particularly in dialysis patients, and accounted for approximately 20% of the Company's net revenues in the nine months ended September 1997. The Company markets INFeD through a 20-person dedicated sales and marketing force, as well as through co-marketing collaborations with Bayer Corporation in the nephrology market and MGI in the oncology market.

  The Company believes its 120-person direct sales and marketing force is the largest in the U.S. generic pharmaceutical industry. Through its customized marketing programs, the Company markets its products to approximately 60,000 customers representing all major customer channels, including pharmaceutical wholesalers, chain and independent drug retailers, hospitals, managed care organizations, other group purchasing organizations and physicians.

  Schein's objective is to become the leading generic pharmaceutical company in the approximately $10 billion generic pharmaceutical industry in the United States. The Company's growth strategy is to: (i) leverage its diverse pharmaceutical formulation and manufacturing capabilities to extend the breadth of its generic product line; (ii) pursue strategic collaborations to supplement product development and manufacturing resources; (iii) focus its product development on complex and other generic drugs that require specialized development or manufacturing technology and are therefore expected to encounter limited competition; (iv) develop and market branded drugs for select therapeutic categories; and (v) expand market penetration through direct sales and innovative marketing programs.

  The Company's commitment to product development has resulted in 23 ANDA approvals during the past three years and its current pipeline of 24 pending ANDAs and over 60 additional products under development. During the past three fiscal years, the Company, directly and through its strategic collaborations, has expended approximately $74.0 million on product pipeline development activities, which the Company believes is among the highest product development expenditure levels for any independent generic drug company. The Company pursues product development through its 140-person product development staff and various collaborations and licensing arrangements with other pharmaceutical and drug delivery technology companies. The Company's product development efforts focus on: (i) major branded drugs coming off patent; (ii) drugs for which patent protection has lapsed and for which there are few or no generic producers;
(iii) drugs whose patents may be susceptible to challenge; (iv) proprietary and branded products focused in select therapeutic areas; and (v) generic products that require specialized development, formulation, drug delivery or manufacturing technology.

  The Company supplements its internal product development, manufacturing and marketing capabilities from external sources. During 1994, Schein entered into a strategic alliance with Bayer Corporation, through which Bayer Corporation became a 28.3% stockholder of Schein, and Bayer Corporation currently participates with Schein in several collaborations. In 1995, the Company acquired Marsam, expanding the Company's ability to develop and manufacture sterile penicillins and oral and sterile cephalosporins. In addition, the Company has entered into strategic collaborations involving product development arrangements with companies such as Ethical and Elan; raw material supply arrangements with companies such as Johnson Matthey and Abbott; and sales and marketing arrangements with Bayer and other companies such as Elensys and MGI.

INDUSTRY OVERVIEW

  In the U.S., pharmaceutical products are marketed as either branded or generic. Branded products are marketed under brand names and through programs designed to attract physician and consumer loyalty. Branded drugs generally are covered by patents at the time of their market introduction, thereby resulting in periods of market exclusivity for the patent holders. Following the expiration of these patents, marketing of branded drugs often continues, particularly in cases where there is significant physician or consumer loyalty.

  Generic pharmaceuticals (also known as "multi-source" or "off-patent" pharmaceuticals) are the chemical and therapeutic equivalents of branded drugs. Under the Waxman-Hatch Act, generic drugs generally may be sold in the United States following (i) FDA approval of an ANDA that includes evidence that the generic drug is bioequivalent to its branded counterpart and (ii) the expiration, invalidation or circumvention of any patents on the corresponding branded drug and the expiration of any other market exclusivity periods applicable to the branded drug.

  Since the adoption of the Waxman-Hatch Act, generic pharmaceuticals have become an increasingly important segment of the U.S. pharmaceutical market, particularly when measured in terms of the increasing rate at which doctors' prescriptions have allowed generic drugs to be substituted for branded drugs. In 1996, prescriptions dispensed in the United States for generic drugs reached 40% of the total drug prescriptions dispensed. In terms of dollar sales, however, generic drugs have accounted for a much lower percentage of the total U.S. pharmaceutical market. In 1996, sales of generic drugs accounted for approximately $10 billion out of a total U.S. prescription pharmaceutical market of approximately $83 billion.

  The lower percentage of total dollar sales attributable to generic pharmaceuticals compared to the growth in the number of generic pharmaceutical prescriptions dispensed reflects the pricing dynamics for generic pharmaceuticals. As the number of commercially available generic competitors of a branded drug increases, their selling prices and gross margins decline substantially. Generic drugs are generally sold at a 20% to 80% discount from their branded counterparts. Intense price competition in the generic drug industry requires companies to introduce new generic drug products regularly in order to maintain and increase revenues.

  Growth of the generic drug industry has been driven primarily by the dollar volume of branded drugs that have lost patent protection and the rising rate at which generic drugs have been substituted for branded drugs. Industry sources estimate that, during the next five years, branded drugs with 1996 U.S. sales of more than $13 billion will lose patent protection. The rising rate of generic substitution has resulted in large part from increasing pressure within the U.S. health care industry to contain costs. Due to the lower cost of generic drugs compared to their branded counterparts, third party payors, such as insurance companies, company health plans, health maintenance organizations, managed care organizations, pharmacy benefit managers, group purchasing organizations, government-based programs and others, have adopted policies that encourage or mandate generic substitution. In addition, physicians, pharmacists and consumers are becoming increasingly comfortable with the quality and therapeutic equivalence of generic drugs.

  A significant portion of pharmaceuticals are distributed in the United States through wholesale drug distributors and major retail drug store chains. During the past several years, there has been a consolidation of these distribution channels, resulting in a smaller number of wholesale distributors and the emergence of fewer, larger regional and nationwide retail drug store chains. In addition to forcing generic drug manufacturers to lower their prices and/or provide volume discounts, these customers have also been seeking to reduce the number of sources from which they purchase pharmaceutical products.

  Participants in the generic drug market include independent generic drug manufacturers such as the Company, generic drug subsidiaries of large branded pharmaceutical companies and joint ventures and collaborations between branded pharmaceutical companies and generic drug manufacturers. The participation of branded pharmaceutical companies in the U.S. generic industry accelerated during the first half of the 1990s as pricing pressure and generic substitution grew. The extent to which the branded pharmaceutical companies will continue to participate in the generic drug industry segment cannot be predicted by the Company.

  The Company believes it is well positioned to capitalize on these industry trends by leveraging its product development, manufacturing and marketing capabilities to expand its market penetration.

STRATEGY

  The Company's objective is to become the leading generic pharmaceutical company in the approximately $10 billion generic pharmaceutical industry in the United States. The Company's strategy for achieving this objective comprises the following five elements:

  Leverage Diverse Pharmaceutical Formulation and Manufacturing Capabilities to Extend the Breadth of Its Generic Product Line. The Company believes it manufactures and markets the broadest product line of any U.S. pharmaceutical company. This product line includes both solid dosage and sterile dosage products comprising approximately 160 chemical entities in approximately 350 dosage forms and strengths under approximately 200 approved ANDAs. Solid dosage forms include both immediate-release and extended-release capsules and tablets; sterile dosage forms include solutions, suspensions, powders and lyophilized (freeze-dried) products primarily for administration as injections, ophthalmics and otics. The Company believes its diverse high-volume manufacturing capabilities enable it to participate in segments of the generic drug industry where competition is limited. As the U.S. generic drug market consolidates and major drug buyers increasingly purchase from fewer suppliers, the Company believes its high volume and diverse drug formulation and manufacturing capabilities will constitute an important competitive advantage.

  Pursue Strategic Collaborations to Supplement Product Development and Manufacturing Resources. Schein has formed product development and marketing alliances with several bulk pharmaceutical producers, drug delivery technology companies and other drug manufacturers to expand the breadth of its product development capabilities. Included among these are collaborations with drug delivery companies, Elan and Ethical, and several bulk pharmaceutical and finished dosage form producers. The Company plans to utilize collaborative and licensing arrangements with third parties to share product development risk and gain access to sales and marketing rights, dosage forms, proprietary drug delivery technologies, specialized formulation capabilities and active pharmaceutical ingredients.

  Focus Product Development on Complex and Other Generic Drugs that Require Specialized Development or Manufacturing Technology and Encounter Limited Competition. The Company targets generic drugs for which it believes it can achieve relatively high margins by being the first or among the first generic manufacturers to launch the product. The Company is currently the sole generic source for 47 products, and the Company is developing several "complex generic" drugs that are difficult to duplicate due to formulation and/or manufacturing complexities and other generic drugs for which raw materials are in limited supply. In addition, the Company closely analyzes pharmaceutical patents and initiates patent challenges where appropriate opportunities exist. Products currently being considered for development include several that could lead to patent challenges. The Company has generated significant revenues and profits from generic products that have been the subject of successful patent challenges initiated by the Company.

  Develop and Market Branded Drugs for Select Therapeutic
Categories. Leveraging its broad pharmaceutical formulation, development and manufacturing capabilities, the Company targets branded drug development and marketing opportunities in select therapeutic categories with limited competition. The Company's branded drug development and marketing efforts currently focus on injectable products used in the management of iron-related disorders. The Company's first branded product, INFeD, is the leading injectable iron product in the U.S. Schein's near-term development plan is to expand the Company's iron management expertise into the oncology, hematology and gastroenterology markets, and the Company expects that an NDA for its next generation injectable iron product will be filed with FDA in the first half of 1998. The Company also is pursuing opportunities to broaden its branded pharmaceutical product line by: (i) formulating and developing, either internally or through development collaborations, unique products that may be patented; (ii) acquiring products developed by other drug companies; and (iii) acquiring formulation technologies for developing new dosage forms of existing drugs.

  Expand Market Penetration through Direct Sales and Innovative Marketing Programs. The Company believes its 120-person direct sales and marketing force is the largest in the U.S. generic pharmaceutical industry. This sales and marketing force includes 90 field representatives, 20 telemarketing representatives and 10 marketing personnel and covers all major customer groups, including chain and independent drug retailers, managed care organizations, pharmaceutical wholesalers, hospitals and group purchasing organizations. The Company has developed market share initiatives with selected leading chain and wholesale customers and developed and implemented customized marketing programs to meet specific customer needs, including customer inventory management, patient-focused education and compliance programs. With respect to its branded product business, the Company has a team of approximately 20 sales representatives dedicated to marketing INFeD. This sales and marketing force is complemented by marketing collaborations with Bayer in the nephrology market and MGI in the oncology market.

PRODUCTS

  The Company believes it manufactures and markets the broadest number of products of any U.S. pharmaceutical company in terms of number and types of products. The Company's product line includes both solid dosage and sterile dosage generic products; the Company is also developing a line of specialty branded pharmaceuticals. The Company manufactures and markets approximately 160 chemical entities in approximately 350 dosage forms and strengths under approximately 200 approved ANDAs. Schein is currently the sole generic source for 47 pharmaceutical products.

  The following table sets forth the percentages of the Company's net revenues attributable to its generic and branded businesses:

                                        YEAR ENDED DECEMBER
                                      ----------------------------  NINE MONTHS ENDED
                                      1992  1993  1994  1995  1996    SEPTEMBER 1997
                                      ----  ----  ----  ----  ----  -----------------
Generic business:
  Manufactured sterile dosage........  16%   18%   25%   30%   38%          37%
  Manufactured solid dosage..........  58    55    40    35    28           30
  Purchased products.................  18    16    19    18    15           13
                                      ---   ---   ---   ---   ---          ---
  Total generic......................  92    89    84    83    81           80
Branded business:
  INFeD..............................   8    11    16    17    19           20
                                      ---   ---   ---   ---   ---          ---
    Total............................ 100%  100%  100%  100%  100%         100%
                                      ===   ===   ===   ===   ===          ===

 Generic Products

  The Company's generic business consists of the manufacturing and marketing of sterile and solid dosage products and the marketing of certain additional purchased products.

  The Company's sterile dosage product portfolio is comprised of approximately 110 products and accounted for approximately 37% of the Company's total net revenues in the nine months ended September 1997. This portfolio includes vecuronium bromide, an anesthetic product that is currently the Company's largest selling generic product. The Company is manufacturing and marketing vecuronium bromide prior to expiration of the patent covering this product pursuant to a licensing arrangement. None of the Company's other sterile dosage products accounted for more than 6% of net revenues in the nine months ended September 1997. Included in the sterile dosage product portfolio are 45 products for which the Company is currently the sole generic source, one of which is vecuronium bromide.

  The Company's solid dosage product portfolio is comprised of approximately 50 products and accounted for approximately 30% of the Company's total net revenues in the nine months ended September 1997. None of the Company's solid dosage products accounted for more than 6% of net revenues in the nine months ended September 1997. The Company's solid dosage portfolio includes two products for which the Company is currently the sole generic source.

  The Company supplements its manufactured product line with purchased products. The margins received by the Company on these products, however, are generally lower than the margins received by the Company on products that it manufactures. In addition, the Company believes its customers are increasingly seeking to purchase products directly from manufacturers. The percentage of the Company's total net revenues of generic products manufactured by others has declined from approximately 18% in 1995 to 13% for the nine months ended September 1997.

 Branded Products

  Until 1992, the Company's focus was on generic pharmaceutical products. In 1992, the Company introduced INFeD, its primary branded product, and currently has other branded products under development. The Company focuses on products used in the management of iron-related disorders. Currently, INFeD, an injectable iron dextran used in the treatment of severe anemia or iron deficiency, accounts for approximately 20% of the Company's net revenues. INFeD is most commonly used in the U.S. to treat iron deficiency anemia in patients with end-stage renal disease (ESRD) who are receiving therapy with recombinant human erythropoietin (EPO). In addition to the dialysis market, the high incidence of iron deficiency anemia related to other medical conditions presents further opportunities for the Company to leverage its existing INFeD sales and marketing capabilities.

  The Company is seeking to expand its branded pharmaceutical business through internal development and collaborative arrangements with other companies, with a particular view to leveraging its expertise in iron management into the nephrology, hematology and oncology markets. The following table identifies the Company's branded product marketing and development activities:

PRODUCT     THERAPEUTIC APPLICATION                  STATUS
-------     -----------------------                  ------
INFeD       Iron management         Launched in U.S. in 1992
Ferrlecit   Iron management         NDA expected to be filed by Makoff R&D
                                     Laboratories, Inc. in first half of 1998
Unipine XL  Hypertension            Launched in U.K. in 1996

 Iron Management Market

  In recent years, there has been increasing focus on improving the quality of life of patients undergoing chronic disease therapy through, among other means, iron management. The oxygen carrying component of red blood cells, hemoglobin, requires iron to function efficiently. In some cases, iron management requires the treatment of iron deficiency and, in other cases, the treatment of iron excess. The Company is currently marketing and developing prescription products for the treatment of anemia in the dialysis and oncology markets, and seeks to market INFeD for the gastroenterology and bloodless medicine markets.

  Dialysis Market. The dialysis market is currently the largest market for injectable iron and iron replacement products. Orally administered iron has historically been, and continues to be, the first form of treatment used by doctors to treat anemia in dialysis patients. Research has shown, however, that orally administered iron inadequately treats iron deficiency in dialysis patients and that injectable iron is more rapidly and directly absorbed in the body. The National Kidney Foundation's Dialysis Outcome Quality Improvement
(DOQI) guidelines encourage more consistent use of injectable iron to supplement the use of oral iron in dialysis patients. Approximately 60% to 65% of dialysis patients are given injectable iron at least once a year. EPO therapy is currently used to treat approximately 92% of all dialysis patients. EPO allows patients to generate their own red blood cells, thus greatly reducing the need for blood transfusions. One of the effects of EPO treatment, however, is rapid mobilization of iron reserves and depletion of iron stores. The Company believes that certain studies indicate that INFeD can be used together with EPO to overcome this iron depletion effect. Accordingly, the use of EPO therapy has created a need for iron management techniques.

  Oncology Market. In the oncology market, which includes patients with cancer and cancer-related illnesses, anemia is a significant side effect of the disease and the drugs used in treatment of the disease. Fatigue associated with anemia is not widely recognized or treated as part of cancer treatment regimens. Although there is a small base of injectable iron users in this area, the Company believes there is potential for market expansion.

  Hematology and Gastroenterology. INFeD may also have applications in the area of bloodless medicine. Bloodless medicine is surgery without the use of blood infusions or transfusions; instead, plasma is supplemented with iron that is administered to the patient before surgery to build up red blood cells or after surgery to more rapidly replace red blood cells lost during surgery. In the gastroenterology market, of the over one million patients with inflammatory bowel disease, 30% to 70% experience anemia, mostly due to iron deficiency.

  INFeD. INFeD (iron dextran injection, USP 50 mg/mL) is a liquid complex of ferric hydroxide and dextran that is used in the treatment of patients with documented iron deficiency in whom oral administration is unsatisfactory or impossible. INFeD's product label includes the following warning: "Warning:
The parenteral use of complexes of iron and carbohydrates has resulted in anaphylactic-type reactions. Deaths associated with such administration have been reported. Therefore, INFeD (iron dextran injection, USP 50 mg/mL) should be used only in those patients in whom the indications have been clearly established and laboratory investigations confirm an iron-deficient state not amenable to oral iron therapy."

  Currently, iron dextran is the only injectable iron formulation in the U.S. market. The Company introduced its injectable iron product, INFeD, in May 1992. INFeD currently has approximately 85% of the injectable iron market, and iron dextran products are marketed by one other company in the U.S. Net sales of INFeD in 1996 and the nine months ended September 1997 were $88.0 million and $72.1 million, respectively, and accounted for 19% and 20%, respectively, of the Company's net revenues. Growth in sales of INFeD has been driven by the expanding use of EPO and the growing recognition of patient outcomes and quality of life issues associated with iron deficiency anemia in dialysis patients. For patients being treated with EPO, injectable iron therapy has become adjunctive therapy rather than supportive therapy, as studies have shown that anemic patients may become resistant to EPO and that injectable iron can help to maintain EPO responsiveness and optimize its effectiveness. The Company believes that the dialysis market should continue to expand with the expected increase in the ESRD population, as well as the expanding use of hemodialysis in the treatment of ESRD patients.

  Ferrlecit. Ferrlecit (sodium ferric gluconate complex in sucrose injection) is intended to be the Company's next generation injectable iron product. Ferrlecit is administered parenterally to treat hemodialysis patients with iron deficiency anemia.

  Ferrlecit was developed by the Nattermann Company, of Cologne (now Rhone-Poulenc Rorer GMBH) and is widely used in Europe. In 1996, pursuant to an exclusive trademark and distribution agreement with Makoff R&D Laboratories ("R&DL"), a specialty renal pharmaceutical company, the Company acquired the exclusive right to market and distribute Ferrlecit in the U.S. and several other countries for a period of ten years after market authorization has been granted by FDA. R&DL has completed Phases I, II and III clinical trials and expects to file an NDA in the first half of 1998. See "--Government Regulations--NDA Process."

 Other Products

  Unipine XL. In the U.K., the Company is currently manufacturing and marketing Unipine XL, a once- a-day version of nifedipine used in the treatment of hypertension, pursuant to a license obtained from Ethical. The Company is also preparing for Unipine XL's launch in Israel, South Africa, the Caribbean and selected markets in Latin America and Asia.

PRODUCT DEVELOPMENT

  The Company seeks to expand its product portfolio through continuing investment in research and development. As a result of its approximately $74.0 million investment in product development over the past three fiscal years, the Company has 24 ANDAs pending with FDA and over 60 products under development internally and with third parties. The Company believes that this investment in development activities should accelerate its ANDA filings and launches in the next several years. The Company's product development activities are conducted by 140 research and development professionals and supported by others with expertise in manufacturing, technology, legal, regulatory and intellectual property issues.

  The Company's generic product development efforts focus on: (i) major branded drugs coming off patent; (ii) drugs for which patent protection has lapsed and for which there are few or no generic producers; (iii) drugs whose patents may be susceptible to challenge; (iv) proprietary and branded products in select therapeutic areas; and (v) generic products that require specialized development, formulation, drug delivery or manufacturing technology. In furtherance of its strategy to be among the first to market generic versions of brand drugs, the Company uses its scientific, pharmacologic, manufacturing and legal expertise to identify brand products covered by patents that are susceptible to challenge or circumvention. When the Company decides to pursue development of a generic version of a brand product so identified, it seeks a source for the drug's active pharmaceutical ingredient, develops a formulation for the drug, conducts bioequivalence studies on its formulation and prepares an ANDA filing. The ANDA filing must include a certification from the Company that the patent on the brand product is invalid or not infringed, and the patent holder must be provided with notice of the filing and basis for the certification. If the patent holder commences litigation within 45 days of the notice, FDA may not approve the ANDA for a period of 30 months, unless the case is resolved earlier in court or by settlement. A successful patent challenge may result in a court determination that the patent on the brand product is invalid, not infringed or unenforceable. Alternatively, a settlement with the patent holder may include a license to the Company to sell the generic version of the brand product prior to the expiration of the patent covering the product.

  In its branded product business, the Company intends to develop products for the management of iron-related disorders and select other businesses, as well as promote the use of its primary branded product, INFeD, beyond the dialysis market to other therapeutic areas, such as oncology and gastroenterology.

STRATEGIC COLLABORATIONS

  To expand its product portfolio and improve its profitability, the Company will continue to pursue strategic collaborations to access additional dosage forms, proprietary drug delivery technology, specialized formulation capabilities and sources of bulk active materials. The Company has product development arrangements with companies such as Ethical and Elan; collaborative arrangements for direct access to raw materials with, among others, Johnson Matthey and Abbott; and sales and marketing arrangements with companies such as Bayer Corporation, Elensys and MGI. The Company has recently entered into a non-binding letter of intent regarding Cheminor and Reddy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

MANUFACTURING AND DISTRIBUTION

  The Company operates five manufacturing facilities and two distribution centers. The following table presents the facilities owned or leased by the Company and indicates the location and type of each of these facilities:

                                                   OWN OR SQUARE        LEASE
         PROPERTY                 LOCATION         LEASE   FEET       EXPIRATION
         --------                 --------         ------ -------     ----------
Manufacturing Facilities
  Solid dosage............ Carmel, NY (1) (2)      Own    112,000         --
  Solid dosage............ Humacao, PR             Own     75,000         --
  Solid dosage............ Danbury, CT (2)         Lease   88,000        2005
  Sterile dosage.......... Phoenix, AZ (1) (2)     Own    175,000         --
  Sterile dosage.......... Cherry Hill, NJ (1) (2) Own     99,700         --
                                                   Lease  109,800 (3)    1999
Distribution Centers
  Eastern................. Brewster, NY (1)        Lease   98,500        2007
  Western ................ Phoenix, AZ             Lease   76,000        2000
Corporate Offices......... Florham Park, NJ (1)    Lease   53,000        2005

--------
(1) The Company maintains administrative offices at this facility.
(2) The Company maintains research laboratories at this facility.
(3) The Company has an option to purchase this facility.

 Manufacturing Facilities

  The Company's aggregate manufacturing capacity is among the largest of any generic pharmaceutical company in the United States. The diversity and capacity of these facilities are important elements of the Company's strategy to expand the range of its existing product line and provide several significant benefits, including (i) the ability to satisfy the growing preference among many of the Company's customers for buying pharmaceuticals directly from manufacturers and from fewer sources, (ii) added flexibility in raw materials sourcing and manufacturing cost control, and (iii) economies of scale with respect to manufacturing infrastructure functions common to solid dosage manufacturing and/or sterile dosage manufacturing, such as water distillation, air purification, drug formulation systems, filling and packaging lines, and quality control and regulatory compliance. See "-- Strategy" and "--Government Regulations."

  The Company has made a substantial investment in plant and equipment and believes that it is unique in its capacity to produce a broad line of both sterile dosage products and solid dosage products. The Company manufactures a variety of product forms and types, including immediate-release and extended-release solid dosage products and sterile anti-infectives, injectables, penicillins, cephalosporins, ophthalmics and otics. The

Company currently produces approximately four billion tablets and capsules and 75 million vials and ampules annually and has the capacity to increase production to six billion tablets and capsules and 100 million vials and ampules annually. This range of manufacturing capabilities allows the Company to participate in segments of the generic industry where competition is limited. Further, the Company's high-volume production enables it to obtain favorable access to raw materials, which typically represent a substantial portion of the cost of producing drug products. See "Risk Factors--Dependence on Regulatory Approval and Compliance."

  The Company is one of only two U.S. generic manufacturers with dedicated sterile filling facilities for cephalosporin and penicillin antibiotics, which target the high volume institutional injectable market. In addition, the Company's ophthalmic and otic drug manufacturing facilities target higher margin specialty markets.

  In accordance with FDA requirements for manufacturers of finished pharmaceutical products, the Company has developed strict quality control procedures to ensure the quality and safety of its products. The Company employs sanitary handling procedures, customized systems for monitoring and regulating environmental conditions and back-up systems for many of the critical steps in the production processes. The Company performs sample testing of raw materials and packaging supplies used in manufacturing its products and conducts on-site audits of raw material suppliers. In its manufacturing process, the Company maintains strict quality control procedures and believes it is in material compliance with FDA's cGMP standards. The Company has approximately 380 employees dedicated to quality control and quality assurance. Because developing and obtaining approval of new generic products requires a large investment and several years of lead time, the Company believes that companies like itself that have modern, versatile manufacturing facilities will have a competitive advantage in responding to market opportunities. See "Risk Factors--Dependence on Regulatory Approval and Compliance," "Risk Factors--Pending Regulatory Matters" and "--Government Regulations."

  The Company does not manufacture the active pharmaceutical ingredients used in the preparation of its products. Instead, the Company purchases these active pharmaceutical ingredients from international and domestic sources. FDA requires pharmaceutical manufacturers to identify in their drug applications the supplier(s) of all the raw materials for its products. If raw materials for a particular product become unavailable from an approved supplier specified in a drug application, any delay in the required FDA approval of a substitute supplier could interrupt manufacture of the product, which could materially and adversely affect the Company's profit margins and market share for the product. To the extent practicable, the Company attempts to identify more than one supplier in each drug application. However, in the case of certain products (including certain products that contribute (or may contribute) significantly to its sales and net income), the Company has submitted drug applications that identify only one supplier. The Company has a program of identifying alternative suppliers where practicable and, in many cases, filing supplemental applications with FDA for approval.

  The Company obtains a significant portion of its raw materials from international suppliers. Arrangements with international raw material suppliers are subject, among other things, to FDA, customs and other government clearances, various duties and regulation by the country of origin. The Company has a number of collaborative arrangements for exclusive access to some difficult to source products.

SALES AND MARKETING

  The Company believes that it has one of the largest direct sales and marketing forces in the generic drug industry, with approximately 90 field representatives, 20 telemarketing representatives and 10 marketing personnel. This team is focused on enhancing pharmacist and payor knowledge of the Schein product line and providing a differentiated level of customer service and support. The sales and marketing force promotes Schein's newly approved products and supports customers with innovative, value added services in inventory management and patient education.

  The Company's broad customer base, which purchases from wholesalers and directly from the Company, includes: retail customers, including chain drug stores, mass merchandisers, food stores and independent drug stores; wholesale distributors; managed care providers, including group purchasing organizations, HMOs and mail order companies; alternative site customers, such as long term care companies, home infusion companies and surgery centers; and medical/surgical suppliers.

  Most pharmaceuticals today are sold through national and regional wholesalers, who command approximately 80% of the U.S. drug distribution market. While pharmaceutical products are typically distributed via these wholesalers, pharmaceutical companies often directly enter into contracts with the retail chains, managed care and institutional customers covering the actual acquisition price. Under these arrangements, wholesalers often serve as depots for substantially all of a customer's product needs, allowing it to maintain minimal inventories and receive overnight deliveries of several manufacturers' products from a single source. Currently, approximately 64% of the Company's revenues are sold through wholesalers, with approximately 82% of these revenues subject to direct contracts between the Company and its customers. In general, it is the Company's strategy to seek to enter into purchase contracts with retail, managed care and institutional customers. Sales to Bergen Brunswig Corporation, Cardinal Health, Inc. and McKesson Drug Company accounted for 17%, 16% and 11%, respectively, of the Company's total net revenues for the nine months ended September 1997 and accounted for 16%, 15% and 11%, respectively, of the Company's total net revenues in fiscal 1996.

  The vast majority of the Company's products are sold under the "Schein Pharmaceutical," "Marsam Pharmaceuticals" and "Steris Laboratories" labels. In addition, the Company sells a limited number of products to distributors under private labels.

  The Company directs its sales and marketing activities through programs specific to its generic product and branded product businesses.

 Generic Products

  The Company has one of the largest generic sales and marketing organizations in the U.S. generic pharmaceutical industry, with a sales and marketing organization of 120 people serving the retail, institutional, alternative site, managed care and other generic drug purchasing markets, including a 20-person telemarketing sales force and 10 marketing personnel supporting the 90-person field sales organization. The Company's large sales and marketing force permits effective coverage of all purchasers of generic products. The sales and marketing force promotes newly approved products, encourages substitution of the Company's generic products for branded products and supports the customer with value added services in inventory management and patient education.

  The Company has developed market share initiatives with selected leading chain and wholesale customers and has implemented customized marketing programs to meet specific customer needs, including the following:

  . The Company has developed and implemented a unique vendor managed inventory program, Schein Pharmaceutical Managed Auto Replenishment Technology ("S.M.A.R.T.(TM)"), which monitors customers' inventory levels daily to ensure adequate stocking levels, minimize the occurrence of back orders and returned goods and enhance inventory turnover for such key customers.

  . The Company uses state-of-the-art electronic data interchange ("EDI") systems, which enable it to efficiently exchange data with its key wholesale and retail customers for a variety of transactions.

  . The Company offers a patient compliance program through which consumers receive prescription refill reminders from their pharmacies.

  . The Company has designed the Generic Acceptance and Intervention Network ("G.A.I.N.(TM)"), a patient-focused education program to promote the use of generic products for its customers.

 Branded Products

  The Company has a sales and marketing organization of 20 people dedicated to marketing INFeD. The Company also has established a co-promotion arrangement with Bayer Corporation under which 150 of Bayer's specialty sales representatives devote a portion of their time in the United States and Puerto Rico detailing INFeD to the nephrology market. In addition, as part of its marketing effort in the oncology market, the Company entered into a co-promotion arrangement with MGI in March 1997 for MGI's 21-person sales force to support INFeD in the oncology market.

COMPETITION

  In the generic pharmaceutical business, the Company competes with a number of companies, including independent generic manufacturers and larger pharmaceutical companies, which sell the same generic equivalents of the Company's products. Many companies, including large pharmaceutical firms with financial and marketing resources and development capabilities substantially greater than those of the Company, are engaged in developing, marketing and selling products that compete with those offered by the Company. The selling prices of the Company's products may decline as competition increases. Further, other products now in use or under development by others may be more effective than the Company's current or future products. The pharmaceutical industry is characterized by intense competition and rapid product development and technological change. The Company's pharmaceuticals could be rendered obsolete or made uneconomical by the development of new pharmaceuticals to treat the indications addressed by the Company's products, technological advances affecting the cost of production, or marketing or pricing actions by one or more of the Company's competitors. The Company's business, results of operations and financial condition could be materially adversely affected by any one or more of such developments. Competitors may also be able to complete the regulatory process for certain products before the Company and, therefore, may begin to market their products in advance of the Company's products. The Company believes that competition among prescription pharmaceuticals and generics will be based on, among other things, product efficacy, safety, reliability, availability and price. The Company believes that various competitive factors, including pressure from major wholesalers and delays in generic drug approvals by FDA, led to price declines beginning in mid-1996 for generic drugs, largely offsetting growth in unit sales.

  From time to time, the Company may compete for the in-license or acquisition of certain branded products with other pharmaceutical companies pursuing a similar strategy. The Company's branded product competes with generic pharmaceuticals which claim to offer equivalent therapeutic benefits at a lower cost. In some cases, third-party payors encourage the use of lower cost generic products by paying or reimbursing a user or supplier of a branded prescription product a lower purchase price than would be paid or reimbursed for a generic product, making branded products less attractive, from a cost perspective, to buyers. The aggressive pricing activities of the Company's generic competitors and the payment and reimbursement policies of third-party payors could have a material adverse effect on the Company's business, results of operations and financial condition.

GOVERNMENT REGULATIONS

  The research, development and commercial activities relating to branded and generic prescription pharmaceutical products are subject to extensive regulation by U.S. and foreign governmental authorities. Certain pharmaceutical products are subject to rigorous pre-clinical testing and clinical trials and to other approval requirements by FDA in the United States under the Federal Food, Drug and Cosmetic Act (the "FDCA") and the Public Health Services Act and by comparable agencies in most foreign countries.

  The FDCA, the Public Health Services Act, the Controlled Substances Act and other federal statutes and regulations govern or influence all aspects of the Company's business. Noncompliance with applicable requirements can result in fines and other judicially imposed sanctions, including product seizures, injunctive actions and criminal prosecutions. In addition, administrative or judicial actions can result in the recall of products and the total or partial suspension of the manufacturing of products, as well as the refusal of the government to approve pending applications or supplements to approved applications. FDA also has the authority to withdraw approvals of drugs in accordance with statutory due process procedures. See "Risk Factors-- Dependence on Regulatory Approval and Compliance" and "Risk Factors--Pending Regulatory Matters."

  FDA approval is required before any dosage form of any new unapproved drug, including a generic equivalent of a previously approved drug, can be marketed. All applications for FDA approval must contain information relating to product formulation, stability, manufacturing processes, packaging, labeling and quality control. In addition, acts of foreign governments may affect the price or availability of raw materials needed for the development or manufacture of generic drugs.

 ANDA Process

  The Waxman-Hatch Act established abbreviated application procedures for obtaining FDA approval for those drugs which are off-patent and whose non-patent exclusivity under the Waxman-Hatch Act has expired and which are shown to be bioequivalent to previously approved brand name drugs. Approval to manufacture these drugs is obtained by filing an ANDA. An ANDA is a comprehensive submission which must contain data and information pertaining to the formulation, specifications and stability of the generic drug as well as analytical methods and manufacturing process validation data and quality control procedures. As a substitute for clinical studies, FDA requires data indicating that the ANDA drug formulation is bioequivalent to a previously approved NDA drug. In order to obtain an ANDA approval of a strength or dosage form which differs from the referenced brand name drug, an applicant must file and have granted an ANDA Suitability Petition. A product is not eligible for ANDA approval if it is not bioequivalent to the referenced brand name drug or if it is intended for a different use. However, such a product might be approved under an NDA with supportive data from clinical trials.

  The advantage of the ANDA approval process is that an ANDA applicant generally can rely upon bioequivalence data in lieu of conducting pre-clinical testing and clinical trials to demonstrate that a product is safe and effective for its intended use(s). The Company files ANDAs to obtain approval to manufacture and market its generic products. No assurance can be given that ANDAs or other abbreviated applications will be suitable or available for the Company's products or that the Company's proposed products will receive FDA approval on a timely basis, if at all. While the FDCA provides for a 180-day review period, the Company believes the average length of time between initial submission of an ANDA and receiving FDA approval is approximately two years.

  While the Waxman-Hatch Act established the ANDA, it has also fostered pharmaceutical innovation through such incentives as market exclusivity and patent restoration. The Waxman-Hatch Act provides two distinct market exclusivity provisions which either preclude the submission or delay the approval of a competitive drug application. A five-year marketing exclusivity period is provided for new chemical compounds and a three-year marketing exclusivity period is provided for applications containing new clinical investigations essential to the approval of the application. The non-patent market exclusivity provisions apply equally to patented and non-patented drug products. Any entitlement to patent marketing exclusivity under the Waxman-Hatch Act is based upon the term of the original patent plus any patent extension granted under the Waxman-Hatch Act as compensation for reduction of the effective life of a patent as a result of time spent by FDA in reviewing the innovator's NDA. The patent and non-patent marketing exclusivity provisions do not prevent the filing or the approval of an NDA. Additionally, the Waxman-Hatch Act provides 180-day market exclusivity against effective approval of another ANDA for the first ANDA applicant who (a) submits a certificate challenging a listed patent as being invalid or not infringed and
(b) successfully defends in court any patent infringement action based on such certification. The brand product segment of the pharmaceutical industry has initiated legislative efforts to limit the impact of the Waxman-Hatch Act, both on the federal and state levels. Recently, legislation has been introduced designed to extend the patent protection on certain brand pharmaceuticals and efforts have been made by the brand pharmaceutical industry to introduce legislation to limit generic firms' ability to begin research and development activities prior to patent expiration. In addition, the brand product pharmaceutical companies have also initiated legislative efforts in various states to limit the substitution of generic versions of certain types of branded pharmaceuticals. The Company cannot predict whether any such legislation will be enacted.

 NDA Process

  An NDA is a filing submitted to FDA to obtain approval for a drug not eligible for an ANDA and must contain complete pre-clinical and clinical safety and efficacy data or a right of reference to such data. Before dosing a new drug in healthy human subjects or patients may begin, stringent government requirements for pre-clinical data must be satisfied. The pre-clinical data, typically obtained from studies in animal species, as well as from laboratory studies, are submitted in an Investigational New Drug ("IND") application, or its equivalent in countries outside the United States, where clinical trials are to be conducted. The pre-clinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initiation of clinical trials.

  Clinical trials are typically conducted in three sequential phases, although the phases may overlap. In Phase I, which frequently begins with the initial introduction of the compound into healthy human subjects prior to introduction into patients, the product is tested for safety, adverse effects, dosage, tolerance, absorption, metabolism, excretion and other elements of clinical pharmacology. Phase II typically involves studies in a small sample of the intended patient population to assess the efficacy of the compound for a specific indication, to determine dose tolerance and the optional dose range as well as to gather additional information relating to safety and potential adverse effects. Phase III trials are undertaken to further evaluate clinical safety and efficacy in an expanded patient population at typically dispersed study sites, in order to determine the overall risk-benefit ratio of the compound and to provide an adequate basis for product labeling. Each trial is conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to FDA as part of the IND.

  Data from pre-clinical testing and clinical trials may be submitted to FDA as an NDA for marketing approval and to foreign health authorities as a marketing authorization application. The process of completing clinical trials for a new drug is likely to take several years and require the expenditure of substantial resources. Preparing an NDA or marketing authorization application involves considerable data collection, verification, analysis and expense, and there can be no assurance that approval from FDA or any other health authority will be granted on a timely basis, if at all. The approval process is affected by a number of factors, primarily the risks and benefits demonstrated in clinical trials as well as the severity of the disease and the availability of alternative treatments. FDA or other health authorities may deny an NDA or marketing authorization application if the regulatory criteria are not satisfied, or such authorities may require additional testing or information.

  Even after initial FDA or other health authority approval has been obtained, further studies, including Phase IV post-marketing studies, may be required to provide, for example, additional data on safety, and will be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, FDA or other regulatory authorities require post-marketing reporting to monitor serious and unanticipated adverse effects of the drug. Results of post-marketing programs may limit or expand the further marketing of the products. Further, if there are any modifications to the drug, including changes in indication, manufacturing process or labeling or a change in manufacturing facility, an application seeking approval for such changes must be submitted to FDA or other regulatory authority. Additionally, FDA regulates post-approval promotional labeling and advertising activities to assure that such activities are being conducted in conformity with statutory and regulatory requirements. Failure to adhere to such requirements can result in regulatory actions which could have a material adverse effect on the Company's business, results of operations and financial condition.

 Other Regulation

  The Prescription Drug Marketing Act (the "PDMA"), which amends various sections of the FDCA, imposes requirements and limitations upon drug sampling and prohibits states from licensing distributors of prescription drugs unless the state licensing program meets certain federal guidelines that include, among other things, state licensing of wholesale distributors of prescription drugs under federal guidelines that include minimum standards for storage, handling and record keeping. In addition, the PDMA sets forth civil and criminal penalties for violations of these and other provisions. Various sections of the PDMA are still being implemented by FDA and the states. Nevertheless, failure by the Company's distributors to comply with the requirements of the PDMA could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Dependence on Regulatory Approval and Compliance" and "Risk Factors--Pending Regulatory Matters."

  Manufacturers of marketed drugs must comply with cGMP regulations and other applicable laws and regulations required by FDA, the Drug Enforcement Agency, the Environmental Protection Agency and other regulatory agencies. Failure to do so could lead to sanctions, which may include an injunction suspending manufacturing, the seizure of drug products and the refusal to approve additional marketing applications. Manufacturers of controlled substances are also subject to the licensing, quota and regulatory requirements of the Controlled Substances Act. Failure to comply with the Controlled Substances Act and the regulations promulgated thereunder could subject the Company to loss or suspension of those licenses and to civil or criminal penalties. The Company seeks to ensure that any third party with whom it contracts for product manufacturing or packaging will comply with cGMPs. FDA conducts periodic inspections to ensure compliance with these rules. However, there can be no assurance that any such third parties will be found to be in compliance with cGMP standards. Any such non-compliance could result in a temporary or permanent interruption in the development and testing of the Company's planned products or in the marketing of approved products, as well as increased costs. Such non-compliance could have a material adverse effect on the Company's business, results of operations and financial condition.

  Products marketed outside the United States, which are manufactured in the United States, are subject to certain FDA regulations as well as regulation by the country in which the products are to be sold. The Company is required to obtain approval for and maintain compliance with applicable regulations relating to the marketing of its products outside the United States. There can be no assurance that any such approval may be obtained or such compliance maintained.

PRODUCT LIABILITY; INSURANCE

  The testing, manufacturing and distribution of the Company's products involve a risk of product liability claims. Pursuant to the Company's various insurance policies, the Company is self-insured up to the first $500,000 of claims for each occurrence and $2,500,000 in the aggregate per policy year. Although no assurance can be given, the Company believes that its product liability insurance is adequate. Product liability insurance, however, could cease to be available or could cease to be available on acceptable terms, either as a function of the market for product liability insurance for pharmaceutical companies or the Company's own claims experience. See "Risk Factors--Risk of Product Liability Claims; No Assurance of Adequate Insurance."

EMPLOYEES

  At September 1997, the Company had approximately 1,850 employees, of which 830 were engaged in manufacturing, 380 were engaged in quality control and quality assurance, 240 were engaged in administration, finance and human resources, 140 were engaged in research and product development, 140 were engaged in sales and marketing, 80 were engaged in distribution and 40 were engaged in regulatory affairs. No employee is represented by a union, and the Company has never experienced a work stoppage. Management believes its relationship with its employees is good.

LEGAL PROCEEDINGS

  The Company is a defendant in several product liability cases typical for a company in the pharmaceutical industry. The Company also is involved in other proceedings and claims of various types. Management believes the disposition of these matters will not have a material adverse effect on the Company.

  In October 1997, the Company received a subpoena from the Department of Health and Human Services, Office of Inspector General seeking pricing information for two products formerly marketed by the Company, vinblastine sulfate and vincristine sulfate. The Company is aware of a number of other pharmaceutical manufacturers and distributors that have been served with similar subpoenas, which the Company believes is in connection with a government investigation into claims for reimbursement by Medicare and/or Medicaid. The Company intends to comply with the subpoena.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information regarding the directors and executive officers of the Company.

         NAME         AGE                       POSITIONS
         ----         ---                       ---------
 Martin Sperber        66 Chairman of the Board of Directors, Chief Executive
                          Officer and President
 Marvin Samson         56 Executive Vice President and Director
 Dariush Ashrafi       50 Executive Vice President, Chief Financial Officer and
                          Director
 Paul Feuerman         38 Senior Vice President, General Counsel, and Director
 David R. Ebsworth*    43 Director
 Richard L. Goldberg*  61 Director

--------
* Members of the Compensation Committee.

  Martin Sperber has been Chairman, Chief Executive Officer, President and Director of the Company since 1989. From 1985 until 1989, Mr. Sperber was President and Chief Operating Officer of the Company. Mr. Sperber has been employed in various positions in the Schein organization for over 40 years. Mr. Sperber is a member of the Board of the Generic Pharmaceutical Industry Association, a member of the Board of the American Foundation for Pharmaceutical Education, a member of the American Pharmaceutical Association and a member of the Council for Overseers of the Long Island University Arnold and Marie Schwartz College of Pharmacy. Mr. Sperber received his B.S. degree in pharmacy from Columbia University.

  Marvin Samson has been Executive Vice President and Director since the Marsam Acquisition. Mr. Samson is also President, Chief Executive Officer and Chairman of the Board of Marsam, a company he founded in 1985. Prior thereto, Mr. Samson was CEO, President and founder of Elkins-Sinn, Inc., a manufacturer of generic injectable products. Currently, Mr. Samson is Chairman of the Generic Pharmaceutical Industry Association, a member of the board of directors of Sabratek Corp. (NASDAQ), and a member of the board of trustees of the Philadelphia College of Pharmacy, the West Jersey Hospital System and the American Society of Hospital Pharmacists Foundation. Mr. Samson received his B.S. degree in chemistry from Temple University.

  Dariush Ashrafi has been Executive Vice President and Chief Financial Officer since October 1995, and Director since September 1997 and from May 1995 until September 1995 was Senior Vice President and CFO. From 1990 to 1995, Mr. Ashrafi was Senior Vice President, Chief Financial Officer and director of The Warnaco Group, Inc., an apparel company. Prior to joining Warnaco, he spent 18 years with Ernst & Young and became a partner in 1983. Mr. Ashrafi received his B.S. degrees in Aeronautical and Astronautical Engineering and in Management Science from the Massachusetts Institute of Technology and his M.S. in Finance from the Massachusetts Institute of Technology Sloan School.

  Paul Feuerman has been General Counsel since 1991. He has been a Vice President of the Company since January 1992, Senior Vice President since February 1997, and a Director since September 1997. Mr. Feuerman previously was associated with the law firm of Proskauer Rose LLP. He received his B.A. from Trinity College and his J.D. from Columbia Law School.

  David R. Ebsworth became a Director of the Company in September 1994 as part of Bayer Corporation's investment in the Company. He is currently Executive Vice President, Bayer Corporation and President, Pharmaceutical Division North America. Between 1983 and 1993, Dr. Ebsworth held various management and sales marketing positions with the Bayer companies in Germany and Canada. Dr. Ebsworth received his B.S. and Doctor of Philosophy degrees from the University of Surrey (England).

  Richard L. Goldberg has been a Director of the Company since September 1994. He is currently a Senior Partner at Proskauer Rose LLP and has been a member of that law firm since 1990. Prior to 1990, he was a Senior Partner at Botein Hays & Sklar. Mr. Goldberg is also a member of the board of directors of Comtech Telecommunications Corp. (NASDAQ). He is a graduate of Brooklyn College and received his J.D. from Columbia Law School.

BOARD OF DIRECTORS

  The Board of Directors has six directors, four of whom--Martin Sperber, Marvin Samson, Dariush Ashrafi and Paul Feuerman--are also officers of the Company and two of whom--David R. Ebsworth and Richard L. Goldberg--are not officers of the Company.

  Pursuant to the Restructuring Agreements (as defined herein), until Bayer (as defined herein) owns less than 10% of the Company's outstanding Common Stock, Bayer is entitled to nominate a number of members of the Board of Directors of the Company, rounded down to the nearest whole number, equal to the product of (a) the number of members of the Board of Directors and (b) its percentage stockholdings of Common Stock at the time of nomination. In this regard, Bayer nominated David R. Ebsworth as a member of the Board of Directors. The Voting Trustee (as defined herein) (currently Mr. Sperber) is entitled under the Restructuring Agreements to nominate the balance of the members of the Board of Directors until the Voting Trust Termination Date (as defined herein). Until May 15, 2001, the Voting Trustee and certain of the Company's principal stockholders must vote for the election of Bayer's nominee(s). Until the Voting Trust Termination Date, Bayer and certain of the Company's principal stockholders must vote for the election of the Voting Trustee's nominees.

  The Company's officers are elected by the Board of Directors for one-year terms and serve at the discretion of the Board of Directors. See "Risk Factors--Control of the Company" and "Certain Transactions."

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company has one standing committee: the Compensation Committee.

  The Compensation Committee approves the compensation for senior executives of the Company, makes recommendations to the Board of Directors with respect to compensation levels and administers the Company's stock option plans. The members of the Compensation Committee are Messrs. Ebsworth and Goldberg.

  The Company's Board of Directors is expected to appoint directors who are not affiliated with the Company to an Audit Committee of the Board of Directors. The Audit Committee will have general responsibility for surveillance of financial controls, as well as for accounting and audit activities of the Company. The Audit Committee will annually review the qualifications of the Company's independent certified public accountants, make recommendations to the Board of Directors as to their selection and review the plan, fees and results of their audit.

LIMITATIONS ON LIABILITY

  The Company's certificate of incorporation contains a provision that, subject to certain exceptions, limits the personal liability of the Company's directors for monetary damages to the Company and its stockholders for breaches of fiduciary duty owed to the Company or its stockholders.

  In addition, the Company has entered into agreements with its directors and officers providing for indemnification of those individuals under certain circumstances.

  The Company has obtained director and officer liability insurance that insures the Company's directors and officers against certain liabilities.

EXECUTIVE COMPENSATION

  The following table sets forth certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the Company's remaining executive officers (the "Named Executive Officers") for the year ended December 1996.

                          SUMMARY COMPENSATION TABLE

                                                      LONG-TERM COMPENSATION
                                                      ----------------------
                           ANNUAL COMPENSATION (1)      AWARDS     PAYOUTS
                         ---------------------------  ---------- -----------
                                        OTHER ANNUAL  SECURITIES
   NAME AND PRINCIPAL    SALARY  BONUS  COMPENSATION  UNDERLYING    LTIP        ALL OTHER
    POSITION (2) (3)       ($)    ($)       ($)        OPTIONS   PAYOUTS ($) COMPENSATION ($)
   ------------------    ------- ------ ------------  ---------- ----------- ----------------
Martin Sperber.......... 700,000    --     9,929 (4)     --            --        10,305 (4)
  Chairman, Chief
  Executive Officer and
  President
Marvin Samson........... 400,000 70,000       --         200           --        37,786 (5)
  Executive Vice
  President
Dariush Ashrafi......... 341,000 59,700   10,257 (6)     200        75,000       24,321 (6)
  Executive Vice
  President and Chief
  Financial Officer
Paul Feuerman........... 185,000 32,400    7,738 (7)     200       100,000       13,397 (7)
  Senior Vice President
  and General Counsel

--------
(1) The compensation described in this table does not include medical, group life insurance or other benefits available generally to all salaried employees of the Company, as well as certain perquisites and other personal benefits, the value of which does not exceed the lesser of $50,000 or 10% of the named executive officer's total salary and bonus reported in this table.
(2) Michael Casey, who served as the Company's Executive Vice President until September 5, 1997, received $326,442 in Salary, $61,300 in Bonus, options covering 200 shares of Common Stock, $75,000 in LTIP payouts and $9,477 in All Other Compensation. All Other Compensation includes $7,260 for profit sharing contribution, $1,125 in 401(k) employer matching contribution and $1,092 for the cost of term life insurance coverage provided by the Company.
(3) James McGee, who served as the Company's Executive Vice President and Chief Operating Officer until May 15, 1997, received $431,000 in Salary, $75,400 in Bonus, $98,825 in Other Annual Compensation, options covering 200 shares of Common Stock, $2,000,000 in LTIP payouts and $180,833 in All Other Compensation. Other Annual Compensation includes $2,515 in tax payments for a company car, $661 in tax payments for the supplemental retirement plan, $113 in tax payments for state unemployment insurance and $95,536 in tax payments for a relocation loan made on behalf of Mr. McGee. All Other Compensation includes $7,500 for profit sharing contribution, $1,125 in 401(k) employer matching contribution, $21,550 in supplemental retirement plan contribution, $1,448 for the cost of term life insurance coverage provided by the Company, $104,540 for forgiven equity loss loan and associated tax deposit and $44,670 for the value of split dollar life insurance policy.
(4) Other Annual Compensation includes $8,426 in tax payments for a company car, $1,391 in tax payments for supplemental retirement plan and $112 in tax payments for state unemployment insurance made on behalf of Mr. Sperber. All Other Compensation includes $7,500 for profit sharing contribution, $1,125 in 401(k) employer matching contribution and $1,680 for the cost of term life insurance coverage provided by the Company.
(5) All Other Compensation includes $7,500 for profit sharing contribution, $250 in 401(k) employer matching contribution, $16,660 in supplemental retirement plan contribution, $909 for the cost of term life insurance provided by the Company and $12,467 for the value of split dollar life insurance policy.
(6) Other Annual Compensation includes $10,257 in tax payments for an allowance in lieu of a company car made on behalf of Mr. Ashrafi. All Other Compensation includes $7,500 for profit sharing contribution, $1,125 in 401(k) employer matching contribution, $14,550 in supplemental retirement plan contribution and $1,146 for the cost of term life insurance coverage provided by the Company.
(7) Other Annual Compensation includes $7,586 in tax payments for a company car, $39 in tax payments for the supplemental retirement plan and $113 in tax payments for state unemployment insurance made on behalf of Mr. Feuerman. All Other Compensation includes $7,500 for profit sharing contribution, $1,125 in 401(k) employer matching contribution, $4,150 in supplemental retirement plan contribution and $622 for the cost of term life insurance provided by the Company.

EMPLOYMENT AGREEMENTS

  The Company entered into an employment agreement with Martin Sperber dated September 30, 1994 pursuant to which Mr. Sperber serves as Chairman of the Board, Chief Executive Officer and President of the Company. Under this agreement, the term of Mr. Sperber's employment commenced on January 1, 1994 and terminates on January 1, 1999, unless earlier terminated by the death of Mr. Sperber, by action of the Board of Directors with or without cause, due to the disability of Mr. Sperber or by Mr. Sperber upon 30 days written notice or a material breach by the Company of his employment or stock option agreement that is not cured within 30 days. If Mr. Sperber is terminated without cause, in addition to all accrued but unpaid compensation to the date of termination, he is entitled to receive as severance compensation his base salary from the date of termination through January 1, 1999 and an amount equal to the product of (i) a fraction, the numerator of which is the amount of earned incentive compensation for the last full year before termination and the denominator of which is 365 and (ii) the number of days from termination until January 1, 1999. If Mr. Sperber voluntarily terminates his employment prior to January 1, 1999 (other than for an uncured breach by the Company), he is only entitled to such severance pay as is determined by the Compensation Committee. Mr. Sperber currently receives base annual compensation of $700,000. Mr. Sperber may also receive incentive compensation in an amount to be determined by the Compensation Committee. If Mr. Sperber's employment is terminated prior to January 1, 1999, such incentive compensation shall be based on objective criteria established by the Compensation Committee or $250,000 plus the product of (x) the fraction derived by dividing (i) the sum of the actual cash incentive compensation earned by each of the three most senior executives of the Company other than Mr. Sperber in the year Mr. Sperber's employment is terminated less the sum of the minimum cash incentive compensation contemplated for such executives for such year, by (ii) the sum of the maximum cash incentive compensation contemplated for such executives for such year less the sum of the minimum cash incentive compensation contemplated for such executives for such year and (y) $250,000. Mr. Sperber is prohibited from competing with the Company during the term of the agreement and until the second anniversary of the date the Company makes its final base salary payment to Mr. Sperber pursuant to the agreement.

  Following termination of Mr. Sperber's employment other than for cause, Mr. Sperber will be entitled during his lifetime and for the life of his spouse to continue to participate in, or receive benefits that, on an after-tax basis, are the same as those under all medical and dental benefit plans, policies and programs in effect at the termination of his employment. In addition, unless Mr. Sperber's employment is terminated for cause, Mr. Sperber will be entitled to an annual pension, beginning after the termination of his employment and continuing until the later of the death of Mr. Sperber or his spouse, in an amount equal to 45% (or 40%, if Mr. Sperber's employment is terminated due to his voluntary resignation) of the average total cash compensation for the highest three of the last five years prior to termination, reduced generally by the sum of the amount Mr. Sperber would be entitled to receive under all of the Company's qualified retirement plans within the meaning of Section 401(a) of the Internal Revenue Code and under Social Security if he commenced receiving such benefit payments at age 65. See "--Stock Options."

  The Company entered an Option Agreement with Mr. Sperber dated September 30, 1994 under which Mr. Sperber was granted, as a key employee pursuant to the Company's 1993 Stock Option Plan, a non-qualified option to purchase from the Company up to 4,795 shares of Common Stock at a price of $2,000 per share. The option expires on the earlier of September 30, 2004 or upon Termination of Employment (as defined in the 1993 Stock Option Plan). In the event of Mr. Sperber's death, disability, retirement or termination without cause, the option remains exercisable for one year (but may be extended by the Company at its discretion). Upon termination of Mr. Sperber's employment for cause (or discovery of justification for termination for cause after termination for another reason), all outstanding options are immediately cancelled. In the event Mr. Sperber's employment is terminated for any other reason, all outstanding options will remain exercisable for three months from the date of termination (but may be extended at the discretion of the Company).

  Pursuant to an employment agreement with Marsam dated July 28, 1995, to which the Company agreed to be bound by certain provisions, Marvin Samson was appointed an Executive Vice President and Director of the Company, as well as President, Chief Executive Officer and Chief Operating Officer of Marsam, for an initial term that commenced on the date of the Marsam Acquisition and terminates on the fifth anniversary of that date (the "Initial Term"), which term is automatically extended for one-year periods unless earlier terminated upon 180 days advance written notice by either party. During the Initial Term, Mr. Samson may terminate the agreement at any time, but the Company may only terminate Mr. Samson for cause. If the Company terminates Mr. Samson's employment other than for cause during the Initial Term, Mr. Samson is entitled to severance compensation in the amount of his annual salary, as well as comparable health and disability insurance coverage (or reimbursement therefor), for the remainder of the Initial Term (or any extension thereof). If Mr. Samson terminates the agreement prior to the end of the Initial Term, he is entitled to continue receiving 50% of his salary and comparable insurance benefits (or reimbursement therefor) starting on the date of termination and ending on the earlier of the third anniversary of the termination or the fifth anniversary of the Marsam Acquisition. Mr. Samson currently receives base annual compensation of $400,000. In 1996, the Company's Board of Directors determined to award a $70,000 bonus to Mr. Samson, payable to Mr. Samson in 1997. Mr. Samson is also entitled to participate in and receive benefits from the Company's bonus, stock option, pension, profit-sharing, insurance and other employee benefit plans. In addition, the agreement provides that during any time when the Company is obligated to pay Mr. Samson a salary or consulting fee, Mr. Samson is also entitled to an automobile, or, at the Company's option, an automobile allowance. Mr. Samson is prohibited from competing with the Company (or owning more than 3% of the outstanding equity of a competing business) during the term of his employment or consultancy with the Company, during any period in which the Company is making severance compensation payments or upon termination for cause by the Company until the earlier of the sixth anniversary of the Marsam Acquisition and the fourth anniversary of the termination.

  The Company, at its option, may retain Mr. Samson as a consultant for a period of one year after the Initial Term (or any extension thereof) or after Mr. Samson terminates the agreement. As a consultant, Mr. Samson is entitled to receive a consulting fee in an amount equal to his base salary immediately prior to termination, as well as comparable health and disability insurance coverage (or reimbursement therefor). Such consulting fee may be reduced dollar-for-dollar by any compensation received by Mr. Samson for other employment that he is engaged in at the time. The Company, at its option, may terminate the consultancy upon 30 days prior written notice.

  The agreement also provides that Mr. Samson, having been elected a director of the Company effective on the date of the Marsam Acquisition, is entitled to have his name included in the slate of the Company's management nominees for re-election as a director during the term of the agreement. Mr. Samson is also entitled to designate three of Marsam's seven board members.

  Following termination of Mr. Samson's employment other than for cause, Mr. Samson will be entitled to an annual pension for a period of ten years. A compensation continuation agreement dated October 19, 1991 provides for a payment in the first year equal to 100% of his prior year base salary and a payment equal to 50% of his base salary for the subsequent nine years. The Company has also agreed to provide certain benefits to Mr. Samson in the form of payments on the split dollar life insurance contract insuring the lives of Mr. Samson and his wife.

  The Company entered into an employment agreement with Dariush Ashrafi dated May 1, 1995, pursuant to which Mr. Ashrafi serves as Executive Vice President and Chief Financial Officer of the Company. Under this agreement, the term of Mr. Ashrafi's employment began on May 1, 1995 and terminates 60 days after either Mr. Ashrafi or the Company gives written notice that he or it does not wish to continue the employment, unless earlier terminated for cause or upon the death or disability of Mr. Ashrafi. Mr. Ashrafi currently receives annual base compensation of $341,000. In 1996, the Company's Board of Directors determined to award a $59,700 bonus to Mr. Ashrafi, payable to Mr. Ashrafi in 1997. Pursuant to a deferred compensation agreement dated April 17, 1995, between the Company and Mr. Ashrafi, Mr. Ashrafi is entitled to receive a bonus of $300,000, payable in quarterly payments in the amount of $75,000. If Mr. Ashrafi's employment with the Company is terminated under certain circumstances, he is entitled to receive 100% of his base salary and annual cash bonus paid or payable by the Company to him in respect of the last full fiscal year preceding the termination date as one lump sum payment. Further, if Mr. Ashrafi is terminated other than for cause or disability, or if he voluntarily terminates his employment in certain instances, he is entitled to receive basic health and medical benefits until the earlier of one year following termination and his full-time employment elsewhere.

  The Company entered into an employment agreement with Paul Feuerman dated November 29, 1993, pursuant to which Mr. Feuerman serves as Senior Vice President and General Counsel to the Company. Under this agreement, the term of Mr. Feuerman's employment began on November 29, 1993 and terminates 60 days after either Mr. Feuerman or the Company gives written notice that he or it does not wish to continue the employment, unless earlier terminated for cause or upon the death or disability of Mr. Feuerman. Mr. Feuerman currently receives annual base compensation of $225,000. In 1996, the Company's Board of Directors determined to award a $32,400 bonus, payable to Mr. Feuerman in 1997. Pursuant to a deferred compensation agreement dated August 8, 1996, between the Company and Mr. Feuerman, Mr. Feuerman is entitled to receive a bonus of $500,000, payable in two annual installments of $100,000 each followed by two annual installments of $150,000 each. If Mr. Feuerman's employment with the Company is terminated under certain circumstances, he is entitled to receive 100% of his base salary and annual cash bonus paid or payable by the Company to him in respect of the last full fiscal year preceding the termination date as one lump sum payment. Further, if Mr. Feuerman is terminated other than for cause or disability, or if he voluntarily terminates his employment in certain instances, he is entitled to receive basic health and medical benefits for one year following termination and his full-time employment elsewhere.

  The Company entered into an agreement dated November 29, 1993 with James C. McGee, pursuant to which Mr. McGee served as the Company's Executive Vice President. Mr. McGee ceased full-time employment and became a consultant to the Company on May 15, 1997. Under an agreement dated September 20, 1996, Mr. McGee is entitled to receive as severance a lump sum payment, some portion of his annual base salary as and when bonuses are paid to certain senior executives in respect of fiscal 1997 and continuing health and dental insurance coverage. Until December 31, 1998, Mr. McGee will serve as a consultant to the Company and is entitled to receive base consulting fees equal to his annual base salary, plus an additional consulting fee equal to some portion of his annual base salary to be paid as and when bonuses are paid to senior executive officers of the Company in respect of fiscal 1998.

STOCK OPTIONS

  The Company's 1997 Stock Option Plan (the "1997 Plan") provides for the granting of options to purchase not more than an aggregate of 27,400 shares of Common Stock, subject to adjustment under certain circumstances. In addition, the Company's 1993 Stock Option Plan (the "1993 Plan") provided for the granting of options to purchase not more than an aggregate of 27,400 shares of Common Stock, subject to adjustment under certain circumstances. In addition, the Company's 1995 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan") provides for the granting of options to purchase not more than an aggregate of 1,000 shares of Common Stock, subject to adjustment under certain circumstances. Although options granted under the 1993 Plan to purchase 25,586 shares are still outstanding, no further grants will be made pursuant to the 1993 Plan. Some or all of the options granted under the 1997 Plan may be "incentive stock options" within the meaning of section 422 of the Internal Revenue Code of 1986 (the "Code"). The Company has granted options to purchase 4,252 shares under the 1997 Plan at the then fair market value.

  The Compensation Committee administers the 1997 Plan. The Compensation Committee has full power and authority to interpret the 1997 Plan, set the terms and conditions of individual options and supervise the administration of the 1997 Plan.

  The Compensation Committee determines, subject to the provisions of the 1997 Plan, to whom options are granted, the number of shares of Common Stock subject to an option, whether stock options will be incentive or non-qualified, the exercise price of the options (which, in the case of non-qualified options, may be less than the fair market value of the shares on the date of grant) and the period during which options may be exercised. All employees of the Company are eligible to participate in the 1997 Plan. No options may be granted under the 1997 Plan after March 3, 2007.

  The Compensation Committee may amend the 1997 Plan from time to time. However, the Compensation Committee may not, without stockholder approval, amend the 1997 Plan to increase the number of shares of Common Stock under the 1997 Plan (except for changes in capitalization as specified in the 1997
Plan).

  The Non-Employee Director Plan provides for automatic annual grants of options to purchase shares of the Company's Common Stock to non-employee directors of the Company in amounts calculated using a formula provided in the plan. The Company has granted options to purchase 189 shares of Common Stock under the Non-Employee Director Plan.

  The Board of Directors of the Company may amend the Non-Employee Director Plan from time to time. However, the Board of Directors may not, without stockholder approval, amend the plan to increase the number of shares of Common Stock available for option grants under the plan (except for changes in capitalization specified in the plan).

CERTAIN OTHER EMPLOYEE BENEFIT PLANS

  The Company maintains the Retirement Plan of Schein Pharmaceutical, Inc. & Affiliates (the "Company Retirement Plan"), under which employees (other than temporary employees) of the Company may participate on the first day of the first pay period after completing six consecutive calendar months during which they complete at least 500 hours of service. Effective July 1, 1996, the Company Retirement Plan became the successor to the Marsam Pharmaceuticals Retirement Plan.

  Participants generally may make basic contributions to the Company Retirement Plan, by salary deduction, of up to 14% of their compensation from the Company, subject to applicable federal tax limitations ($9,500 for the 1997 plan year, subject to cost of living adjustments); the amount of a participant's basic contribution is generally excluded from gross income for federal or state income tax purposes. The Company makes a mandatory matching contribution to the Company Retirement Plan of $.25 for each dollar contributed to the Company Retirement Plan as a basic contribution, up to the first 3% of a participant's contribution; the Company also may make additional matching contributions and may make other non-matching contributions to the Company Retirement Plan at the discretion of the Board of Directors. In 1997, the Company made a discretionary, non-matching contribution under the Company Retirement Plan for 1996 equal to 5% of compensation.

  Participants in the Company Retirement Plan have a 100% vested and nonforfeitable interest in the value of their basic contribution and the Company's matching contribution, and they acquire a 100% vested and nonforfeitable interest in the Company's non-matching amounts at retirement, death, disability or termination pursuant to an employee reduction plan. If their employment terminates prior to the normal retirement date for any other reason, participants acquire a 10% vested and nonforfeitable interest in the Company's non-matching contribution amounts for each of the first four years of service; and a 20% vested and nonforfeitable interest in the Company's non-matching contribution amounts for each of the fifth, sixth and seventh years of service; accordingly, after seven years of service, participants have a 100% vested and nonforfeitable interest in the value of the Company's non-matching contribution amounts.

  Participants are entitled to receive the amounts in their Company Retirement Plan accounts in a single lump-sum payment on death, disability, retirement or termination of employment. At the election of the participant, the participant's Company Retirement Plan account is eligible for payment in installments of either 5 or 10 years. In certain circumstances, participants may receive loans and hardship withdrawals from their accounts in the Company Retirement Plan.

  Supplemental Retirement Plan. The Company maintains a Supplemental Retirement Plan (the "Supplemental Retirement Plan"). Under the Supplemental Retirement Plan, the Company pays non-qualified deferred compensation to certain of its employees consisting of benefits based on annual compensation in excess of limitations imposed by the Code on contributions under the Company Retirement Plan. The Supplemental Retirement Plan is an unfunded "pension benefit plan" subject to the Employee Retirement Income Security Act of 1974, as amended.

  Split Dollar Life Insurance Plan. The Company maintains a Split Dollar Life Insurance Plan (the "Life Insurance Plan"). Under the Life Insurance Plan, each participating officer owns a life insurance policy. Each policy is designed to provide at age 65 an annuity equal to a specified percentage of the participant's projected average annual salary for the final three years of employment (less Social Security benefits and certain benefits under the Company Retirement Plan). A cash surrender value, which is owned by the individual and designed to fund the annuity, accumulates under each participant's policy. The Company and the employee will share the cost of premiums. The premiums advanced by the Company will be repaid out of the cash value of the policies.

  1993 Book Equity Appreciation Rights Program. The Company maintains a Book Equity Appreciation Rights Program (the "Program") to allow certain employees to benefit from an increase in the Company's book value (calculated according to a formula defined in the Program). All participants are fully vested in their book equity appreciation rights ("BEARs"). The Company does not intend to make any additional grants of BEARs.

                             CERTAIN TRANSACTIONS

  In 1994, the Company entered into a Heads of Agreement with Bayer Corporation and Bayer A.G. (collectively, "Bayer"), pursuant to which the Company and Bayer committed together to explore business opportunities for the U.S. and abroad.

  In 1994, the Company entered into a three-year co-promotion agreement with Bayer covering the Company's INFeD product. Under the terms of the agreement, in 1994, 1995 and 1996, in exchange for promotional support, the Company shared with Bayer the net profits of INFeD in excess of specified threshold amounts. In early 1997, this agreement was amended and extended to December 1997. The parties are currently negotiating a further extension of this agreement. This amended agreement provides that in exchange for promotional support, the Company pays Bayer a fixed dollar amount plus a fixed percentage of sales above a threshold amount. The Company incurred selling expenses under these agreements of approximately $3.0 million in 1996 and $2.9 million for the first nine months of 1997. There were no selling expenses under the first agreement for 1994 and 1995. See "--Restructuring Agreements."

  Since 1994, the Company and Bayer, through their respective affiliates, have entered into several joint ventures to own, manage or develop generic pharmaceutical businesses outside of the U.S. Each of Schein and Bayer have contributed various assets and rights and funded the operations of these ventures, and in certain circumstances have guaranteed certain liabilities of these ventures, such as leases and lines of credit. It is contemplated that the Company and Bayer will sell products to certain of these ventures for resale in their local markets. Bayer and Schein are each currently evaluating the extent of their continued participation in certain of these ventures.

  The Company, together with the Pharmaceutical, Consumer Healthcare, Afga Film and Diagnostics divisions of Bayer, has created a collaboration called Bayer Healthcare Partners. Bayer Healthcare Partners is a marketing tool through which the various participants combine their sales efforts to offer a package of goods and services designed to be more attractive to a customer, most likely a managed health care provider. The participants share in the costs and profits associated with sales of the covered products to that customer.

  Since 1985, the Company has had a series of non-exclusive agreements (collectively, the "Consulting Agreement") with the Consultant. Under the Consulting Agreement, the Consultant and the Company have identified certain patents on branded pharmaceutical products that might be susceptible to a challenge, and the Consultant has acted as litigation counsel or advising counsel to the Company in those instances where the Company decided to proceed with a patent challenge. For projects in which the Consultant has rendered an opinion, the Company pays the Consultant half the adjusted gross profit from the Company's sale of generic versions of the patented product until the date on which the patent would normally have expired or half the proceeds of any settlement. In 1995 and 1996, the Company recorded in the aggregate net product sales and settlements from patent challenges of $106.0 million and related gross profits of $62.6 million (after deducting payments to the Consultant of $17.4 million). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

  The Consultant's services are provided on a non-exclusive basis to the Company. The Consulting Agreement does not have a specific term and continues until the current projects under the Consulting Agreement are completed and all payments due to the Consultant are made. There are two current projects under the Consulting Agreement, one of which has resulted in a pending patent challenge initiated by the Company. In accordance with the Consultant's right to delegate responsibility for defending patent challenge litigation to other counsel selected with the consent of the Company, responsibility for the pending patent challenge has been delegated to other counsel. The Consultant may terminate the Consulting Agreement for certain specified reasons at any time. Without regard to who terminates the Consulting Agreement or the reasons therefor, the Consultant will be entitled to payment in conjunction with any sales or settlements with respect to any patented product for which the Consultant has previously rendered an opinion setting forth the basis for a possible patent challenge. The Consultant has rendered opinions with respect to each of the two patented drug products that are the respective subjects of the current projects under the Consulting Agreement, and the Company will owe the Consultant payments to the extent that the Company successfully develops one or both of these products and challenges the applicable patents and thereafter markets one or both of these products, or otherwise favorably settles any such challenge.

  In the conduct of its business, the Company sells pharmaceutical products to Henry Schein, Inc. for distribution to its customers. Net sales to Henry Schein, Inc. were $6.4 million, $5.3 million and $8.6 million in 1994, 1995 and 1996, respectively, and $5.5 million and $5.4 million for the nine months ended September 1996 and the nine months ended September 1997, respectively. Other than certain common stockholders, there is no affiliation between Henry Schein, Inc. and the Company, and all transactions between the Company and Henry Schein, Inc. are on an arm's-length basis.

  The Company has signed a non-binding letter dated October 7, 1997 with Cheminor and Reddy outlining the parties' intent to enter into a strategic alliance agreement. As part of the contemplated arrangement, Cheminor could purchase shares of the Company's Common Stock, once the shares are publicly traded, at fair market value; the purchase price could be payable from the profits otherwise due Cheminor from the alliance. Cheminor would have certain rights to acquire additional shares from time to time, at fair market value, to maintain its percentage interest in the Company. In addition, Cheminor would have representation on the Company's Board of Directors consistent with its equity investment through the purchase of the Company's shares once they are publicly traded. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  In connection with Mr. Ashrafi's relocation, the Company loaned Mr. Ashrafi $150,000 at an interest rate of 6.875% per annum evidenced by a promissory note dated May 31, 1996. As of September 1997, an aggregate principal amount of $150,000 was outstanding on that loan.

  Richard L. Goldberg, who is a Director of the Company, is a member of Proskauer Rose LLP, which has been retained by the Company to provide legal services.

 Restructuring Agreements

  At the time of Bayer Corporation's acquisition of its 28.3% interest in the Company, the Company, Bayer Corporation, Mr. Sperber, and certain other principal stockholders entered into certain agreements (the "Restructuring Agreements") relating to the governance of the Company and certain other matters.

  Agreements Relating to Control of the Company. The Restructuring Agreements provide that, until the earlier of March 1, 2000 and the effective date of a merger, consolidation or combination that results in the voting trustee (currently Mr. Sperber) (the "Voting Trustee") neither holding the position of chairman of the board, president, chief executive officer or chief operating officer of the resulting entity nor having the right to designate a majority of the members of the board of the resulting entity (such earlier date, the "Voting Trust Termination Date"), the Voting Trustee will have the right to vote, or direct the vote of, all the shares of Common Stock owned by Marvin Schein, Pamela Schein and Pamela Joseph and certain trusts established by them or for their issue (collectively, the "Family Stockholders"). As a result of the foregoing, the Voting Trustee as a practical matter will be able to control substantially all matters requiring stockholder approval, including the election of directors, until March 1, 2000. The Restructuring Agreements provide that Mr. Sperber may designate certain individuals to succeed him as Voting Trustee under the Restructuring Agreements.

  The Restructuring Agreements provide that, until Bayer Corporation owns less than 10% of the Company's outstanding Common Stock (the "Governance Termination Date"), Bayer Corporation shall be entitled to nominate a number of members of the Board of Directors of the Company, rounded down to the nearest whole number, equal to the product of (a) the number of members of the Board of Directors and (b) its percentage stockholdings of Common Stock of the Company at the time of nomination. The Voting Trustee is entitled, until the Voting Trust Termination Date, to nominate the balance of the members of the Board of Directors. Until May 15, 2001, the Voting Trustee and the other Continuing Stockholders (as defined herein) (to the extent their shares of Common Stock are not voted by the Voting Trustee) must vote for the election of Bayer Corporation's nominee(s). Until the Voting Trust Termination Date, Bayer Corporation and the Continuing Stockholders (to the extent their shares of Common Stock are not voted by the Voting Trustee) must vote for the election of the Voting Trustee's nominees.

  Until May 15, 2001, the Company may not, without Bayer Corporation's consent, among other things, (a) own, manage or operate any business not principally engaged in a segment of the pharmaceutical or health care industry or any business ancillary thereto, (b) amend or restate the Company's charter or by-laws to require more than majority approval to elect a majority of the Board of Directors, merge, consolidate or sell all or substantially all the Company's assets or (c) engage in transactions with any affiliate on terms more favorable to the affiliate than could be obtained in an arm's-length transactions, other than intercompany transactions and transactions under or identified in the Restructuring Agreements. In addition, until the earlier of
(i) the Governance Termination Date and (ii) the date on which the shares of the Company's Common Stock that are held by more than 300 persons who are neither current stockholders, their permitted transferees nor employees of the Company have a total market value in excess of $100.0 million (the "Qualified Public Offering Date"), the Company may not undertake certain other actions without the consent of Bayer Corporation.

  The Restructuring Agreements include the Standstill, which imposes certain restrictions on Bayer Corporation and its affiliates until May 15, 2001 (the "Standstill Period"). Under the Standstill, Bayer Corporation and its affiliates may not, among other things, (a) acquire, announce an intention to acquire or offer to acquire any assets of the Company or its subsidiaries (other than in the ordinary course) or equity securities of the Company, (b) participate in or encourage the formation of a group or entity that seeks to acquire equity securities of the Company, (c) solicit proxies or become a participant in any election contest with respect to the Company, (d) initiate or otherwise solicit stockholders for the approval of stockholder proposals or induce any other person to initiate any stockholder proposal, (e) seek to place designees on, or remove any member of, the Board or Directors, (f) deposit any equity securities in a voting trust or like arrangement, (g) seek to control the management of the Company or negotiate with any person with respect to any form of extraordinary transaction with the Company or other transaction not in the ordinary course of business, or be involved in a tender or exchange offer or other attempt to violate the Standstill or (h) request the Company or otherwise seek to amend or waive any provision of the Standstill.

  After the Standstill Period, Bayer Corporation has the right, exercisable within six months of the end of the Standstill Period and if there is an insufficient number of shares of Common Stock available on the open market for Bayer Corporation to acquire a majority of the outstanding Common Stock of the Company on the open market, to acquire from the Family Stockholders and then from the Company, a number of shares that should enable Bayer Corporation to own a majority of the outstanding Common Stock of the Company.

  Notwithstanding the Standstill, Bayer Corporation generally may acquire Common Stock (a) unless Bayer Corporation has sold shares of Common Stock other than to a Permitted Assignee, (I) in connection with its exercise of certain preemptive rights or (II) if, after the Qualified Public Offering Date, necessary to own at least 21% more of the Company's outstanding Common Stock than certain 10% holders and (b) up to the "New Percentage," defined as:
30% of the Company's outstanding common stock between May 15, 1997 and May 15, 1999; 33 1/3% between May 16, 1999 and May 15, 2000; and 36 2/3% between May
16, 2000 and the end of the Standstill Period.

  Under the Restructuring Agreements, if Bayer Corporation and its affiliates for any reason acquire shares in excess of the New Percentage, until May 15, 2001, Bayer Corporation shall vote those excess shares in accordance with the Voting Trustee's instructions and those excess shares will not be considered in determining the number of director nominees to which Bayer Corporation is entitled.

  Under the Restructuring Agreements, each of Marvin Schein, Pamela Schein and Pamela Joseph has agreed that such individual, and such individual's Family Group (as defined herein), shall not acquire shares if, as a consequence of the acquisition such individual, together with such individual's Family Group, owns in excess of (a) in the case of Marvin Schein and his Family Group, 35.85% of the Common Stock of the Company, (b) in the case of Pamela Schein and her Family Group, 27.55% of the Common Stock of the Company and (c) in the case of Pamela Joseph and her Family Group, 12.97% of the Common Stock of the Company.

  Restrictions on Transfer. The Restructuring Agreements generally provide that Marvin Schein, Pamela Schein, Pamela Joseph, Mr. Sperber, Stanley Bergman, certain trusts established by these individuals (collectively, the "Continuing Stockholders") and certain of their transferees may not transfer any of their shares until March 1, 2000, except (a) pursuant to Rule 144 under the Securities Act, but subject to volume limitations intended to equal the volume limitations applicable to affiliates as set forth in Rule 144(e)(1) (the "Maximum Rule 144 Sales Amount"), (b) in a wide distribution in an amount that exceeds the Maximum Rule 144 Sales Amount, regardless of whether the seller is an affiliate or Rule 144(k) is applicable, in connection with which the seller or the underwriter confirms that no direct or indirect purchaser in that distribution is intended to acquire more than the Maximum Rule 144 Sales Amount, (c) to certain family members of the transferor, related trusts or estates, or other entities owned exclusively by such transferor, family members, trusts or estates (collectively, a "Family Group"), (d) in private placements, to persons who own fewer than 1% of the outstanding common stock of the Company immediately prior to the transfer and who are not affiliated with or Family Group members of the transferor, of no more than (I) 1% of the outstanding Common Stock of the Company to any one person, its affiliates or Family Group members in any three-month period and (II) 4% of the outstanding Common Stock of the Company to all persons in any twelve-month period, (e) in connection with the exercise of certain registration rights granted to the Company's stockholders under the Restructuring Agreements, but only if, to the extent the number of shares sold exceeds the Maximum Rule 144 Sales Amount, it is confirmed to the Company that it is intended that no purchaser will acquire more than the Maximum Rule 144 Sales Amount, (f) pledges to a financial institution or transfers to a financial institution in the exercise of its pledge rights, (g) to Bayer Corporation as provided under the Restructuring Agreements, (h) pursuant to a merger or a consolidation that has been approved by the Board of Directors and stockholders of the Company, (i) in a tender offer in which Mr. Sperber (or any member of his Family Group who acquired shares from Mr. Sperber) sells shares and (j) in a tender offer for a majority of the shares of Common Stock of the Company by a bidder not affiliated with Bayer A.G., if Bayer A.G. and its affiliates have failed to pursue a tender offer or other acquisition permitted under the Restructuring Agreements. In addition, Continuing Stockholders have been granted registration rights.

  In addition to the above restrictions, the Restructuring Agreements generally provide that Bayer Corporation and the Continuing Stockholders may not transfer any of their shares until May 15, 1999. However, Bayer Corporation may transfer its shares in connection with certain registration rights granted to Bayer Corporation under the Restructuring Agreements or to a Permitted Assignee. The Continuing Stockholders may transfer their shares as provided in the preceding paragraph. A "Permitted Assignee" is (a) a successor to all or substantially all the business and assets of Bayer Corporation or a majority-owned subsidiary of Bayer A.G. who agrees to be bound by the Restructuring Agreements, (b) with respect to certain preemptive rights, rights of first refusal and rights of first offer, a single purchaser who, immediately after the purchase and for 60 days thereafter, owns at least 10% of the shares then owned by Bayer Corporation and who agrees to be bound by the Standstill and (c) with respect to certain registration rights, any person referred to in (a) above and up to three non-affiliated purchasers who, immediately after the respective purchases and for 60 days thereafter, own in the aggregate at least 20% of the shares then owned by Bayer Corporation and who agree to be bound by the Standstill.

  If Bayer Corporation sells any of its shares in the Company to any unaffiliated third party, then the following of Bayer Corporation's rights under the Restructuring Agreements terminate: the right to consent to certain transactions of the Company; the right to purchase additional shares on Company issuances of equity securities; the right to acquire shares to maintain an ownership percentage of more than 21% of outstanding shares over certain 10% holders; the right to acquire from the Company or the Family Stockholders under certain circumstances after the Standstill Period, shares for a controlling interest in the Company; and rights of first refusal with regard to share transfers by Continuing Stockholders. However, certain of those rights (i.e., rights to purchase additional shares on Company issuances of equity securities and rights of first refusal) may be transferred to a single purchaser who owns at least 10% of the Company's shares then owned by Bayer Corporation and who agrees to be bound by the Standstill obligations.

  Mr. Sperber and Mr. Bergman may not transfer any of their shares to Bayer A.G. except in certain open market transactions and except to the extent that Bayer A.G. first offered to purchase such shares from the Family Stockholders and the Family Stockholders did not sell such shares.

  The Company may not transfer any of its shares to Bayer A.G., except to the extent that Bayer A.G. is entitled to purchase shares under the Restructuring Agreements and those shares are not purchased in the open market or from Family Stockholders.

  Rights of Inclusion and First Refusal. The Restructuring Agreements provide that, if at any time prior to the Voting Trust Termination Date, any Family Stockholder or Family Group member (an "Offeree") receives an offer from a third party to purchase some or all of the Offeree's shares of Common Stock, the Offeree wishes to sell the shares (other than in a transaction described in clauses (a) through (i) of the first paragraph of "--Restrictions on Transfer" above) and Mr. Sperber, as Voting Trustee, consents to the transaction, the Company or its designee shall have the right of first refusal to purchase those shares on the same terms as in the third party offer.

  Under the Restructuring Agreements, if the Company fails to exercise its right of first refusal and Bayer Corporation has not sold shares other than to a Permitted Assignee, such right will be deemed assigned to Bayer Corporation, provided that (a) the stockholdings of Bayer A.G. may not as a result of its exercising such right exceed the New Percentage and (b) if as a result of its exercising such right, Bayer A.G. would own a majority of the shares of Common Stock of the Company, Bayer Corporation will exercise such right at a price per share equal to the greater of (I) the price contained in the third party offer and (II) the price determined by an investment banking firm, who will take into consideration, among other things, that control of the Company will pass at that time to Bayer A.G.

  In addition, if, prior to the end of the Standstill or the time that Bayer Corporation sells shares other than to a Permitted Assignee, the Company is not entitled to exercise the right of first refusal described above and a Continuing Stockholder is permitted under the Restructuring Agreements, and in good faith wishes, to sell shares of Common Stock to a third party (other than sales under Rule 144 under the Securities Act and sales under clauses (b), (i) and (j) of the first paragraph of "--Restrictions on Transfer" above), Bayer Corporation shall have the right of first offer to purchase those shares of Common Stock on the same terms as the Continuing Stockholder wishes to sell the shares of Common Stock.

  The Restructuring Agreements provide that if at any time prior to the earlier of the second anniversary of the Qualified Public Offering Date and May 15, 2001, Bayer is permitted under the Restructuring Agreements, and in good faith wishes, to sell shares of Common Stock to a third party, the Company and the Continuing Stockholders shall have the right of first offer to purchase those shares of Common Stock on the same terms as the Bayer wishes to sell the shares of Common Stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  As of September 5, 1995, the Company entered into the Senior Credit Agreement with a group of lenders. The Chase Manhattan Bank (formerly Chemical
Bank) acts as credit agent thereunder. The Senior Credit Agreement, as amended, provides a term loan facility of $250.0 million and a revolving credit facility of $100.0 million, each maturing on December 31, 2001. As of September 27, 1997, the Company had pre-paid $120 million of the term loan portion of the Senior Credit Agreement and had permanently reduced the lenders' commitments with respect thereto and had outstandings under the revolving credit facility of approximately $26.0 million.

  The Company's borrowing can be based, at the option of the Company, on a spread above LIBOR or an alternate base rate ("ABR"). The interest rate spread applicable to term loan and revolving credit borrowings fluctuates based on leverage. The spread, in the case of LIBOR loans, can range from 0.75% to 2.50% and, in the case of ABR loans, from 0% to 1.50%. The ABR is based on a per annum rate which is the greater of (i) the prime rate of the Credit Agent,
(ii) the secondary market rate for three-month certificates of deposit as published in Federal Reserve Statistical Release H-15 (519), plus 1%, and
(iii) the Federal Funds rate, plus one-half of 1%. A commitment fee ranging from 0.25% to 0.50% per annum of the unused daily amount of the total commitment is payable quarterly.

  The term loan facility may be prepaid at any time by the Company. Such facility is subject to quarterly amortization payments, beginning on September 30, 1998. Annual amortization payments will total $13.7 million, $34.2 million, $41.0 million, and $41.1 million in years 1998 through 2001, respectively. In addition to scheduled amortization, the term loan facility is subject to mandatory prepayment, without penalty or premium, to the extent of
(a) 75% of excess cash flow for any fiscal year, (b) a specified percentage, based on leverage, from net proceeds derived from an equity issuance, (c) 100% of net proceeds from a permitted debt issuance, and (d) 100% of net proceeds from an asset sale in excess of $1.0 million, all as more fully set forth in the Senior Credit Agreement.

  The Senior Credit Agreement contains a number of affirmative covenants, including those relating to existence; business and properties; insurance; taxes; recordkeeping and financial reporting; and notice of certain events, as well as negative covenants, including: limitations on indebtedness; liens; sale and lease-back transactions; investments, loans and advances; mergers, consolidations and sales of assets; dividends and distributions; payment of dividends by subsidiaries; capital expenditures; transactions with affiliates; and changes in line of business. The Company is required to maintain specified financial ratios with respect to leverage, senior debt, fixed charge coverage and working capital and a minimum net worth.

  The Senior Credit Agreement contains customary events of default, including covenant default, breach of representation and warranty, failure to pay principal or interest or fees when due, cross-default to other indebtedness, bankruptcy default, ERISA default, the occurrence of a change in control, the guarantee agreement or any security document (as defined therein) ceasing to be in full force and effect and any interest created by a security document ceasing to be enforceable or ceasing to have the effect and priority purported to be created thereby.

  Borrowings under the Senior Credit Agreement are secured on a senior basis by mortgages on real property, liens on inventory and receivables and a pledge of subsidiary stock, which represents substantially all of the Company's assets. The Company's obligations under the Senior Credit Agreement are jointly and severally guaranteed on a senior secured basis by the Company's domestic subsidiaries.

  The Senior Subordinated Loan is being repaid from the proceeds of the Notes offered hereby. See "Use of Proceeds."

                             DESCRIPTION OF NOTES

GENERAL

  The Notes are to be issued under an indenture, to be dated as of December 24, 1997 (the "Indenture") between the Company, the Guarantors and The Bank of New York, as Trustee (the "Trustee"), a copy of which is available upon request to the Company. The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act")) and the Notes. Capitalized terms used herein and not otherwise defined have the meanings set forth in "--Certain Definitions."

  Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture. As of the date of the Indenture, all of the Company's Subsidiaries other than Schein Pharmaceutical (Netherlands) B.V., Schein Pharmaceutical (Bermuda) Ltd. and Schein Farmaceutica de Peru will be Restricted Subsidiaries.

TERMS OF THE NOTES

  The Notes will be limited to $100.0 million aggregate principal amount, and will mature on December 15, 2004. Each Note will bear interest at the floating rate described below payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing on January 15, 1998, to holders of record on the immediately preceding December 31, March 31, June 30 and September 30, respectively.

  Interest on the Notes will accrue at a rate equal to the Applicable LIBOR Rate and will be calculated on a formula basis by multiplying the principal amount of the Notes then outstanding by the Applicable LIBOR Rate, and multiplying such product by the LIBOR Fraction.

  The "Applicable LIBOR Rate" means, for each quarterly period during which any Note is outstanding subsequent to the initial quarterly period, 300 basis points over the rate determined by the Company (notice of such rate to be sent to the Trustee by the Company on the date of determination thereof) equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the offered rates for deposits in U.S. dollars for a period of three months, as set forth on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the Interest Rate Determination Date for such quarterly period; provided, however, that if only one such offered rate appears on the Reuters Screen LIBO Page, the Applicable LIBOR Rate for such quarterly period will mean such offered rate. If such rate is not available at 11:00 a.m., London time, on the Interest Rate Determination Date for such quarterly period, then the Applicable LIBOR Rate for such quarterly period will mean the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the interest rates per annum at which deposits in amounts equal to US$1 million are offered by the Reference Banks to leading banks in the London interbank market for a period of three months as of 11:00 a.m., London time, on the Interest Rate Determination Date for such quarterly period. If on any Interest Rate Determination Date, at least two of the Reference Banks provide such offered quotations, then the Applicable LIBOR Rate for such quarterly period will be determined in accordance with the preceding sentence on the basis of the offered quotations of those Reference Banks providing such quotations; provided, however, that if fewer than two of the Reference Banks are so quoting such interest rates as mentioned above, the Applicable LIBOR Rate for such quarterly period shall be deemed to be the applicable LIBOR Rate for the next preceding quarterly period and in the case of the quarterly period next succeeding the initial quarterly period, the Applicable LIBOR Rate shall be 8.9375%. Notwithstanding the foregoing, the Applicable LIBOR Rate for the initial quarterly period shall be 8.9375%.

  "Interest Rate Determination Date" means, with respect to each quarterly period, the second London Banking Day prior to the first day of such quarterly period.

  "LIBOR Fraction" means the actual number of days in the quarterly period divided by 360; provided, however, that the number of days in each quarterly period shall be calculated by including the first day of such quarterly period and excluding the last.

  "London Banking Day" means any day in which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

  "quarterly period" means the period from and including a scheduled payment date (or December 24, 1997, in the case of the initial quarterly period) through the day next preceding the following scheduled interest payment date.

  "Reference Banks" means each of: Societe Generale, London Branch; The Chase Manhattan Bank, London Branch; Deutsche Bank, London Branch; and Rabobank Nederland, London Branch and any such replacement bank thereof as listed on the Reuters Screen LIBO Page and their respective successors, and if any such banks are not at the applicable time providing interest rates as contemplated within the definition of the "Applicable LIBOR Rate," Reference Banks shall mean the remaining bank or banks so providing such rates. In the event that less than two of such banks are providing such rates, the Company shall use reasonable efforts to appoint additional Reference Banks so that there are at least two such banks providing such rates; provided, however, that such banks appointed by the Company shall be London offices of leading banks engaged in the London interbank market.

  "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London Interbank Offered Rates of leading banks).

  If the date due for payment of interest on or principal of the Notes or the date fixed for redemption of any Note shall not be a Business Day (as defined herein), then payment of interest or principal need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and no interest shall accrue for the period after such date.

OPTIONAL REDEMPTION

  The Notes will be redeemable, at the option of the Company, in whole or in part, at any time, upon not less than 30 nor more than 60 days' prior notice, at 103.000% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding the date of redemption, if redeemed prior to January 15, 1998 and at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if redeemed during the 12-month period commencing on January 15 of each year:

                                               REDEMPTION
            PERIOD                               PRICE
            ------                             ----------
            1998..............................  103.000%
            1999..............................  101.500%
            2000..............................  100.750%
            2001 and thereafter...............  100.000%

  If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable, although no Note of $1,000 in original principal amount will be redeemed in part.

SINKING FUND

  The Notes will not be entitled to the benefit of any sinking fund or other mandatory redemption obligation prior to maturity.

GUARANTEES

  All of the Company's existing and future Restricted Subsidiaries (referred to herein as the "Guarantors"), will unconditionally guarantee on a senior unsecured basis the performance and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes. Each of the Guarantors has guaranteed the Company's indebtedness under the Senior Credit Agreement on a senior secured basis. The Subsidiary Guarantee of each Guarantor will be effectively subordinated to the prior payment in full of all secured indebtedness of such Guarantors, including secured indebtedness under the Senior Credit Agreement.

  Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can, after giving effect to all other contingent and fixed liabilities of the applicable Guarantor, be guaranteed by such Guarantor, without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each Guarantor will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or any holder of a Note in enforcing any rights under the Subsidiary Guarantee with respect to such Guarantor.

  Each Subsidiary Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Notes, (b) be binding upon the relevant Guarantor, and (c) enure to the benefit of and be enforceable by the Trustee, the holders of Notes and their successors, transferees and assigns.

RANKING

  The indebtedness evidenced by the Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all existing and future senior indebtedness of the Company and will rank senior in right of payment to all existing and future indebtedness of the Company that is, by its terms, expressly subordinated to the Notes. The Notes will also be effectively subordinated to all existing and future indebtedness of any Subsidiary of the Company that is not a Guarantor of the Notes.

  Holders of secured indebtedness of the Company, including the lenders under the Senior Credit Agreement, will have claims with respect to the assets constituting collateral for such indebtedness that are prior to the claims of holders of the Notes. In the event of a default on the Notes, or a bankruptcy, liquidation or reorganization of the Company, such assets will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the Notes. To the extent that the value of such collateral is not sufficient to satisfy the indebtedness secured thereby, amounts remaining outstanding on such indebtedness would be entitled to share with the Notes and their claims with respect to any other assets of the Company. As of September 27, 1997, as adjusted for the Offering, the Company and its Restricted Subsidiaries would have had secured indebtedness of approximately $160.6 million outstanding. The obligations of the Company and the Guarantors under the Senior Credit Agreement are secured by substantially all of the assets of the Company and the Guarantors. As of September 27, 1997, as adjusted for the Offering, the Company would have had approximately $69.8 million of undrawn availability under the Senior Credit Agreement. The Indenture will permit the Company and its Restricted Subsidiaries to incur additional Indebtedness, including Secured Indebtedness, subject to certain limitations.

CHANGE OF CONTROL

  If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Company purchase such holder's Notes in whole or in part in any integral multiple of $1,000, for a cash purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, on such Notes to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

  Within 15 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things, (i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase each Holder's Notes, in whole or in part, at the Change of Control Purchase Price; (ii) the Change of Control Purchase Price and the Change of Control Purchase Date which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; (iii) that any Note not tendered for purchase will continue to accrue interest; (iv) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and (v) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The Senior Credit Agreement prohibits the purchase of the Notes by the Company prior to full repayment of Indebtedness thereunder and, upon a Change of Control, all amounts outstanding under the Senior Credit Agreement may become due and payable. There can be no assurance that, in the event of a Change of Control, the Company will be able to obtain the necessary consents from the lenders under the Senior Credit Agreement to consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default.

  The existence of a right of the holder of Notes to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

  The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

  The Company will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions in effect on the Issue Date with respect to Indebtedness outstanding on the Issue Date and refinancing thereof and customary default provisions) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase.

CERTAIN COVENANTS

  The Indenture contains certain covenants including, among others, the following:

  Limitation on Indebtedness. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Indebtedness; provided, however, that the Company may incur Indebtedness (including through the issuance of Disqualified Capital Stock) if on the date of such incurrence the Consolidated Coverage Ratio would be greater than (i) 2.50:1, if such Indebtedness is incurred prior to the expiration of 24 months after the Issue Date, and (ii) 3.00:1 if such Indebtedness is incurred on or subsequent to the expiration of 24 months after the Issue Date.

  (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may incur Indebtedness to the extent set forth below:
(i) the incurrence by the Company of Indebtedness under the Senior Credit Agreement and the issuance of letters of credit thereunder (with letters of credit being deemed to have a principal amount equal to the undrawn amount of the letters of credit plus any unreimbursed drawings thereon) up to an aggregate principal amount of $250.0 million outstanding at any one time, less principal repayments of term loans and permanent commitment reductions with respect to revolving loans and letters of credit under the Senior Credit Agreement made after the Issuance Date with the Net Cash Proceeds of Asset Dispositions, if any;

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

(ii) Indebtedness (x) of the Company to any Restricted Subsidiary and (y) of any Restricted Subsidiary to the Company or any other Restricted Subsidiary;
(iii) Indebtedness of the Company represented by the Notes; (iv) any Indebtedness of the Company (other than the Indebtedness described in clauses
(i) and (ii) above) outstanding on the date of the Indenture; (v) Indebtedness represented by the Guarantees of the Notes and Guarantees of Indebtedness incurred pursuant to clause (i) above; (vi) Indebtedness of the Company or any Restricted Subsidiary under Interest Rate Agreements that are entered into by the Company or such Restricted Subsidiary for bona fide hedging purposes (as determined in good faith by the Board of Directors or senior management of the Company or such Restricted Subsidiary) with respect to Indebtedness of the Company or such Restricted Subsidiary incurred without violation of the Indenture or with respect to customary commercial transactions of the Company or such Restricted Subsidiary entered into in the ordinary course of business;
(vii) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (vii), does not exceed $25.0 million; (viii) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such incurrence; (ix) Acquired Indebtedness; provided, however, that such Indebtedness is not incurred in contemplation of such acquisition or merger; and provided, further that the Company would have been able to incur such Indebtedness at the time of the incurrence thereof pursuant to clause (a) above, determined on a pro forma basis as if such transaction had occurred at the beginning of such four-quarter period and such Indebtedness and the operating results of such merged or acquired entity had been included for all purposes in such pro forma calculation as if such entity had been a Restricted Subsidiary at the beginning of such four-quarter period;
(x) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business; (xi) additional indebtedness in an aggregate amount not to exceed $10.0 million at any one time outstanding; and (xii) Refinancing Indebtedness; provided, however, that (A) the principal amount of such Refinancing Indebtedness shall not exceed the principal or accreted amount (in the case of any Indebtedness issued with original issue discount, as such) of Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (the "Refinanced Indebtedness"), (B) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity of not less than the stated maturity of the Refinanced Indebtedness and (C) the Refinancing Indebtedness shall rank in right of payment relative to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Refinanced Indebtedness.

  (c) Notwithstanding any other provision of this covenant, neither the Company nor any Restricted Subsidiary shall incur any Indebtedness (i) pursuant to paragraph (b) above, if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Indebtedness or
(ii) pursuant to paragraph (a) or (b) if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is expressly subordinated in right of payment to such Senior Indebtedness.

  (d) The Company shall not incur any Secured Indebtedness that is not Senior Indebtedness.

  Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

    (i) declare or pay any dividend on, or make any distribution to holders of, any shares of its Capital Stock (other than dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to acquire such Capital Stock and other than dividends and distributions paid by a Restricted Subsidiary to the Company or to another Restricted Subsidiary);

    (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of the Capital Stock of the Company or any Restricted Subsidiary or options, warrants or other rights to acquire such Capital Stock;

    (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to the relevant scheduled principal payment, sinking fund or maturity, any Subordinated Indebtedness; or

    (iv) make any Investment in any Person, including, without limitation, any Unrestricted Subsidiary (other than a Permitted Investment)

(the foregoing actions described in clauses (i) through (iv) above being hereinafter collectively referred to as "Restricted Payments") unless after giving effect to the proposed Restricted Payment, (A) no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not cause or constitute a Default or an Event of Default; (B) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness pursuant to paragraph (a) under "Limitation of Indebtedness"; and (C) the aggregate amount of all such Restricted Payments (the amount of any such Restricted Payment, if other than cash, to be determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made after the Issue Date (including such Restricted Payment) does not exceed the sum of:

    (i) 50% of the aggregate cumulative Consolidated Net Income (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from the fiscal quarter that first begins after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment;

    (ii) the aggregate Net Cash Proceeds received after the Issue Date by the Company from the issuance or sale (other than to any of its Subsidiaries) of its shares of Capital Stock (other than Disqualified Capital Stock) or any options, warrants or rights to purchase such shares of Capital Stock (other than Disqualified Capital Stock) or other cash contributions to its capital (excluding amounts used pursuant to clauses (ii) or (iii) of paragraph (b) below);

    (iii) the aggregate Net Cash Proceeds received after the Issue Date by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Capital Stock (other than Disqualified Capital Stock) of the Company;

    (iv) the aggregate Net Cash Proceeds received after the Issue Date by the Company from Indebtedness of the Company or Disqualified Capital Stock of the Company that has been converted into or exchanged for Capital Stock (other than Disqualified Capital Stock) of the Company or options, warrants or rights to acquire such Capital Stock, to the extent such Indebtedness of the Company or Disqualified Capital Stock of the Company was originally incurred or issued for cash, plus the aggregate Net Cash Proceeds received by the Company at the time of such conversion or exchange;

    (v) to the extent not included in Consolidated Net Income, the net reduction (received by the Company or any Restricted Subsidiary in cash) in Investments (other than Permitted Investments) made by the Company and the Restricted Subsidiaries since the Issue Date, not to exceed, in the case of any Investments in any Person, the amount of Investments (other than Permitted Investments) made by the Company and the Restricted Subsidiaries in such Person since the Issue Date.

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

  (b) Notwithstanding the foregoing, and in the case of clauses (v) and (vii) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of paragraph (a) of this "Limitation on Restricted Payments" covenant (such payment being deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this "Limitation on Restricted Payments" covenant);

    (ii) the repurchase, redemption, or other acquisition or retirement of any shares of any class of Capital Stock of the Company or warrants, options or other rights to acquire such stock in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issue and sale (other than to a Subsidiary) for cash of, any Capital Stock (other than Disqualified Capital Stock) of the Company or warrants, options or other rights to acquire such Capital Stock;

    (iii) any repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the net proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) for cash of, any Capital Stock (other than Disqualified Capital Stock) of the Company or warrants, options or other rights to acquire such Capital Stock;

    (iv) the repurchase, redemption, defeasance, retirement or other acquisition for value or payment of principal of any Subordinated Indebtedness through the issuance of Refinancing Indebtedness;

    (v) Investments in Permitted Foreign Companies in a net aggregate amount not to exceed $10.0 million in any fiscal year, provided, however, that, to the extent the net aggregate amount of such Investments in any fiscal year is less than $10.0 million, 50% of such difference may be carried forward and added to the $10.0 million permitted amount for the subsequent fiscal year;

    (vi) Investments in Cheminor Drugs Limited and Dr. Reddy's Laboratories Limited having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vi) that are at the time outstanding, not to exceed $10.0 million; and

    (vii) Additional Investments (including, without limitation, Unrestricted Subsidiaries) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, not to exceed $15.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

The actions described in clauses (i) and (vii) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (C) of paragraph (a) of this "Limitation on Restricted Payments" covenant (provided that any dividend paid pursuant to clause (i) of this paragraph (b) shall reduce the amount that would otherwise be available under clause (C) of paragraph (a) of this "Limitation on Restricted Payments" covenant when declared, but not also when paid pursuant to such clause (i)) and the actions described in clauses (ii),
(iii), (iv), (v) and (vi) of this paragraph (b) shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (C) of paragraph
(a).

  Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets (including any shares of Capital Stock or Indebtedness of any Restricted Subsidiary), whether owned on the Issue Date or acquired after the Issue Date, or any income or profits therefrom, except if the Notes (or the Guarantee of the Notes, in the case of Liens on properties or assets of any Guarantor) and all other amounts due under the Indenture are directly secured equally and ratably with (or prior to in the case of Liens with respect to

Subordinated Indebtedness) the obligation or liability secured by such Lien, excluding, however, from the operation of the foregoing any of the following:

    (a) any Lien existing as of the Issue Date;

    (b) any Lien arising by reason of (i) any judgment, decree or order of any court, so long as such Lien is in existence less than 30 days after the entry thereof or adequately bonded or the payment of such judgment, decree or order is covered (subject to a customary deductible) by insurance maintained with responsible insurance companies; (ii) taxes, assessments or other governmental charges that are not yet delinquent or are being contested in good faith; (iii) security for payment of workers' compensation or other insurance; (iv) good faith deposits in connection with tenders, leases or contracts (other than contracts for the payment of borrowed money); (v) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any property or assets material to the operation of the business of the Company or any Restricted Subsidiary or the value of such property or assets for the purpose of such business; (vi) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds with respect to matters not yet finally determined and being contested in good faith by negotiations or by appropriate proceedings that suspend the collection thereof; or (vii) operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings that suspend the collection thereof;

    (c) any Lien now or hereafter existing on property or assets of the Company or any Guarantor securing Indebtedness of such Person incurred pursuant to the Senior Credit Agreement;

    (d) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or a Restricted Subsidiary; provided that any such Lien extends only to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related acquisition;

    (e) leases or subleases granted by the Company or any of its Subsidiaries to any other Person in the ordinary course of business;

    (f) Liens in the nature of trustees' Liens granted pursuant to any indenture governing any indebtedness permitted by the "Limitation on Indebtedness" covenant in each case in favor of the trustee under such indenture and securing only obligations to pay any compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

    (g) Liens to secure Indebtedness (including Capitalized Lease
  Obligations) permitted by clause (vii) of paragraph (b) of the "Limitation on Indebtedness" covenant covering only the assets acquired with such Indebtedness; and

    (h) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (g) so long as the amount of property or assets subject to such Lien is not increased thereby.

  Limitations on Lines of Business. The Company shall not, and shall not permit its Restricted Subsidiaries to, engage in any business other than those engaged in on the date of the Indenture and any other segment of the pharmaceutical or health-care industry or ancillary thereto.

  Commission Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will furnish to the Trustee and the holders of Notes (i) within 45 days after the end of each of the first three fiscal quarters of each fiscal year and 90 days of the end of each fiscal year all quarterly and annual financial information, as the case may be, that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file any such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Furthermore, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes, in connection with any sale thereof, the information required by Rule 144(d)(4) under the Securities Act.

  Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company or any Restricted Subsidiary, (b) to make any loans or advances to the Company or any Restricted Subsidiary or (c) to transfer any of its property or assets to the Company or any Restricted Subsidiary, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable in any material respect to the holders of the Notes than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) in the case of clause (c) above, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset that is the subject of such encumbrance or restriction, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; provided that, in each case, such encumbrance or restriction relates to, and restricts dealings with, only the property or asset that is the subject of such encumbrance or restriction; and provided, further, that such encumbrance or restriction does not prohibit, limit or otherwise restrict the making or payment of any dividend or other distribution to the Company or any Restricted Subsidiary; (v) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (vi) any restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares or assets that are the subject matter of such Asset Disposition,
(ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; and (iii) an

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

amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of the Senior Credit Agreement), to prepay, repay or purchase such indebtedness incurred under the Senior Credit Agreement within 180 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash,
(B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to secure letter of credit obligations to the extent such related letters of credit have not been drawn upon or returned undrawn; (C) third, to the extent of the balance of Net Available Cash after application in accordance with clauses (A) and (B), to the extent the Company or such Restricted Subsidiary elects, within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, to reinvest in, Additional Assets; and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to make an offer to purchase Notes pursuant and subject to the conditions of the Indenture to the holders of the Notes at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (B) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. The Company shall not be required to make an offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A), (B) and (C)) is less than $15.0 million (which lesser amount shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

  For the purposes of clause (a)(ii) of this covenant, the following will be deemed to be cash: (x) the assumption of Indebtedness (other than Disqualified Capital Stock) of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

  (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(iii)(D) of this covenant, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100% of their principal amount plus accrued interest to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture.

  (c) The Company shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant.

  Limitation on Affiliate Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless: (i) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million (unless such Affiliate Transaction constitutes an agreement with Bayer A.G. or its Affiliate relating to an Investment by the Company and an Investment by Bayer A.G. or its Affiliate in a Permitted Foreign Company in which case the requirements of this clause shall be applicable only if the amount being invested by the Company exceeds $10.0 million), the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the disinterested members of such Board, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above) and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $15.0 million (unless such Affiliate Transaction constitutes an agreement with Bayer A.G. or its Affiliate relating to an Investment by the Company and an Investment by Bayer A.G. or its Affiliate in a Permitted Foreign Company in which case the requirements of this clause shall be applicable only if the amount being invested by the Company exceeds $25.0 million), the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

  The provisions of the foregoing paragraph will not prohibit (i) any Restricted Payment permitted to be paid or made pursuant to the covenant described under "Limitation on Restricted Payments," (ii) the performance of the Company's or a Restricted Subsidiary's obligations under any employment contract, stock option, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (iii) payment of compensation to employees, officers, directors or consultants in the ordinary course of business, (iv) maintenance in the ordinary course of business of benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, (v) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (vi) any agreement in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby, (vii) transactions required of the Company or any Restricted Subsidiary under, or contemplated by, the General Shareholders Agreement dated September 30, 1994, and the Continuing Shareholders Agreement dated September 30, 1994, in each cased as in effect on the date of this Indenture or (viii) any agreement entered into in the ordinary course or business between the Company and a Person who constitutes an Affiliate solely by reason of such Person being an officer or director of the Company which agreement provides for the repurchase by the Company, upon or following the termination of such Person's employment or directorship with the Company, of shares of Capital Stock of the Company owned by such Person.

  Limitation on Sale of Capital Stock of Restricted Subsidiaries. The Company
(i) shall not, and shall not permit any Restricted Subsidiary to, transfer, convey, sell or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to the Company or a Restricted Subsidiary) and (ii) shall not permit any Restricted Subsidiary to issue any of its Capital Stock to any Person other than to the Company or a Restricted Subsidiary; provided, however, that the foregoing shall not prohibit the transfer, conveyance, sale or other disposition of all the Capital Stock of a Restricted Subsidiary if the Net Cash Proceeds from such transfer, conveyance, sale or other disposition are applied in accordance with the covenant described above under "Limitation on Sales of Assets and Subsidiary Stock"; and, provided, further, that this covenant shall not prohibit the transfer, conveyance, sale or other disposition of less than all of the Capital Stock of a Restricted Subsidiary or the issuance by any Restricted Subsidiary of any of its Capital Stock to any Person as long as (A) the Net Cash Proceeds from such transfer, conveyance, sale or other disposition or issuance are applied in accordance with the "Limitation on Sales of Assets and Subsidiary Stock" covenant, (B) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing, (C) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test as set forth in paragraph (a) of the "Limitation on Indebtedness" covenant and (D) immediately after giving effect to such transaction, such Restricted Subsidiary remains a Restricted Subsidiary of the Company.

  Limitation on Sale and Leaseback Transactions. The Indenture will provide that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt (as defined herein) relating to such sale and leaseback transaction pursuant to the Consolidated Coverage Ratio test set forth in paragraph (a) of the covenant "Limitation on Indebtedness" and (b) incurred a Lien to secure such Indebtedness pursuant to the "Limitation on Liens" covenant, (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and
(iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the net proceeds of such transaction in compliance with, the "Limitation on Sales of Assets and Subsidiary Stock" covenant.

MERGER AND CONSOLIDATION

  The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:
(i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been incurred by such Successor Company or such Restricted Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing; (iii) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in paragraph (a) of the "Limitation on Indebtedness" covenant; and (iv) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and each supplemental indenture (if any) comply with the Indenture.

  The Successor Company shall be the successor of the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

EVENTS OF DEFAULT

  An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any Note when due and payable, continued for 30 days,
(ii) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "--Merger and Consolidation," (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under "--Change of Control" or under the covenants described under "Certain Covenants" above (in each case, other than a failure to purchase Notes which shall constitute an Event of Default under clause (ii) above), (v) the failure by the Company to comply for 30 days after notice with its other covenants and agreements contained in the Indenture or the Notes, (vi) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent at the time (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Material Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $10.0 million or its foreign currency equivalent at the time (to the extent not covered by insurance) is entered against the Company or a Material Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not promptly stayed or (B) such judgment or decree shall remain undischarged or unstayed for a period of 60 days following the entry of such judgment or decree (the "judgment default provision") or (ix) the failure of any Subsidiary Guarantee of the Notes to be in full force and effect (except as contemplated by the terms thereof) or the denial or disaffirmation by any Guarantor of its obligations under the Indenture or any Subsidiary Guarantee of the Notes if such failure is not cured, or such denial or disaffirmation is not rescinded or revoked, within 10 days. However, a default under clauses
(iv) and (v) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company in writing of the default and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

  If an Event of Default (other than an Event of Default specified in clause
(vii) above with respect to the Company) occurs and is continuing, the Trustee, by written notice to the Company, or the holders of at least

25% in outstanding principal amount of the Notes, by written notice to the Company and the Trustee, may declare the principal of, and accrued and unpaid interest on, all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable (i) if no Indebtedness is outstanding under the Senior Credit Agreement, immediately, and (ii) if any Indebtedness is outstanding under the Senior Credit Agreement, upon the first to occur of (x) the acceleration of any such Indebtedness or (y) the fifth Business Day after receipt by the Company and the Credit Agent of such written notice of acceleration. If an Event of Default specified in clause (vii) above occurs and is continuing, the principal of, and accrued and unpaid interest on, all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any trust or power under the Indenture at the request, order or direction of any of the holders unless such holders have offered to the Trustee indemnification satisfactory to it in its sole discretion against all losses and expenses. Except to enforce the right of any holder to receive payment of the principal of and interest on the Notes held by such holder on or after the respective due dates expressed in the Notes, no holder may pursue any remedy with respect to the Indenture or the Notes unless
(i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in outstanding principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that is inconsistent with such request within such 60 day period. Subject to certain restrictions, the holders of a majority in outstanding principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or, subject to the provisions of the Indenture relating to the duties of the Trustee, that the Trustee determines is unduly prejudicial to the rights of other holders (it being understood that, subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee shall have no duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such holders) or would subject the Trustee to personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking or refraining from taking any such action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by its taking or refraining from taking such action.

  The Indenture provides that if a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall mail to each holder notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, or interest on, any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note, if any), the Trustee may withhold the notice if and so long as its board of directors, the Executive Committee of its board of directors or a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the holders of the Notes. In addition, the Company is required to deliver to the Trustee: (i) within 5 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default under clause (vi) above and any event which with the giving of notice or the lapse of time would become an Event of Default under clause
(iv), (v) or (viii), its status and what action the Company is taking or proposes to take with respect thereto and (ii) within 120 days after the end of each fiscal year, written notice in the form of an Officers' Certificate indicating whether the officers signing such Officers' Certificate had actual knowledge of any Default that occurred during such previous fiscal year.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may or shall be redeemed or repurchased in accordance with the Indenture, (v) make any Note payable in money other than that stated in the Note, (vi) modify or affect in any manner adverse to the holders of the Notes, the terms and conditions of the obligation of the Company for the due and punctual payment of the principal of or interest on the Notes or (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

  Without the consent of any holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

  The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

  After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

  A holder of Notes may transfer or exchange Notes in accordance with the Indenture. The Company or the Trustee may require any Note presented for registration of transfer, exchange, redemption or payment to be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder or his attorney duly authorized in writing. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Notes. No service charge may be imposed for any such transaction. The Trustee may not be required to exchange or register a transfer of (i) any Notes for a period of 15 days next preceding the first mailing of notice of redemption of Notes to be redeemed or (ii) any Notes selected, called or being called for redemption except, in the case of any Note where public notice has been given that such Note is to be redeemed in part, the portion thereof not so to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

DEFEASANCE

  Subject to certain conditions and to the survival of certain of the Company's obligations under the Indenture, the Company at any time may terminate (i) all its obligations under the Notes and the Indenture and all obligations of the Subsidiary Guarantors under the Subsidiary Guarantee and the Indenture ("legal defeasance option") or (ii) its obligations under certain covenants described under "Certain Covenants," the operation of the cross acceleration provision and the judgement default provision described under "Events of Default" above and the limitations contained in clauses (iii) and (iv) under "--Merger and Consolidation" above ("covenant defeasance"). The Senior Credit Agreement prohibits the legal defeasance and covenant defeasance of the Notes as long as there are obligations outstanding under the Senior Credit Agreement. However, no deposit of funds shall be effective to terminate the obligations of the Company under the Notes or the Indenture prior to 123 days following any such deposit.

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v), (vi), (viii) or (ix) under "Events of Default" above or because of the failure of the Company to comply with clause
(iii) or (iv) under "--Merger and Consolidation" above.

  In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

  The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. The Bank of New York is a lender under the Senior Credit Agreement.

GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of laws to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed by the Company or a Restricted Subsidiary in connection with the acquisition of assets from such Person. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

  "Additional Assets" mean (i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business; or (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; provided, however, that, in the case of clause (ii), such Person is primarily engaged in a Related Business.

  "Affiliate" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "Certain Covenants-- Limitation on Sales of Assets and Subsidiary Stock", "--Limitation on Restricted Payments" and "--Limitation on Affiliate Transactions" only, "Affiliate" shall also mean any beneficial owner of (x) shares and (y) rights or warrants to purchase shares (whether or not currently exercisable) representing in the aggregate 10% or more of the total voting power (assuming the exercise of any such rights or warrants) of the outstanding voting shares of Capital Stock of the Company on a fully diluted basis and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

  "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, (ii) a disposition of inventory in the ordinary course of business, (iii) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) a transfer involving assets with a Fair Market Value not in excess of $5 million, (v) any sale of equity interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary, and (vi) a disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described under "--Merger and Consolidation"; and
(vii) any exchange or assignment in the ordinary course of business with any Person engaged in a Related Business of rights to manufacture and market drugs or other pharmaceutical products.

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Bayer A.G." shall mean Bayer A.G., a German corporation.

  "Board of Directors" means either the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act hereunder.

  "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

  "Capital Stock" means (i) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including, without limitation, shares of preferred or preference stock, (ii) all partnership interests (whether general or limited) in any Person which is a partnership, (iii) all membership interests or limited liability company interests in any limited liability company, and (iv) all equity or ownership interests in any Person of any other type.

  "Capitalized Lease Obligations" means, without duplication, all monetary obligations of the Company or any of its Restricted Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases and, for purposes of the Indenture, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Change of Control" means (i) any sale, lease or other transfer (other than a bona fide pledge of assets to secure Indebtedness incurred in accordance with the Indenture or under the Senior Credit Agreement) by the Company or any Restricted Subsidiary of all or substantially all of the assets of the Company to any Person as an entirety or substantially as an entirety in one transaction or a series of related transactions; (ii) the Company consolidates or merges with or into another Person pursuant to a transaction in which the outstanding Voting Shares of the Company are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Shares of the Company are changed into or exchanged for Voting Shares (other than Disqualified Stock) of the surviving corporation and (b) the holders of the Voting Shares of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Shares of the surviving corporation immediately after such transaction; (iii) a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act), other than a Permitted Holder or a group consisting solely of Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
Act) of more than 35% of all Voting Shares of the Company then outstanding;
(iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission.

  "Consolidated Cash Flow" for any period means the Consolidated Net Income of the Company and its consolidated Restricted Subsidiaries for such period, plus the following to the extent deducted in calculating such Consolidated Net
Income: (i) income tax expense; (ii) Consolidated Interest Expense; (iii) depreciation expense; (iv) amortization expense; and (v) any other non-cash expenses, in each case for such period.

  "Consolidated Coverage Ratio," as of any date of determination, means the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period consisting of the most recent four consecutive fiscal quarters ending prior to the date of such determination to (ii) Consolidated Interest Expense for such period; provided, however, that (A) if the Company or any of its Restricted Subsidiaries has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (B) if since the beginning of such period the Company or any of its Restricted Subsidiaries shall have made any Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (C) if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary of the Company (or any Person which becomes a Restricted Subsidiary of the Company) or an acquisition of assets, including any Investment in a Restricted Subsidiary of the Company or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and (D) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the

Company or any Restricted Subsidiary of the Company since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (B) or (C) above if made by the Company or a Restricted Subsidiary of the Company during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries, plus, to the extent not included in such interest expense and without duplication, (i) interest expense attributable to Capitalized Lease Obligations, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Interest Rate Agreements (including amortization of fees), and (viii) the product of (a) all Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries of the Company and Disqualified Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below); (ii) any net income (loss) of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;
(iii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause); (iv) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Restricted Subsidiaries which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; (v) any extraordinary gain or loss; (vi) the cumulative effect of a change in accounting principles; and
(vii) any loss resulting from a charge for acquired in-process research and development expenses incurred in connection with the acquisition of any other Person permitted under the Indenture.

  "Credit Agent" means The Chase Manhattan Bank, in its capacity as issuing bank, administrative agent and collateral agent for the lenders party to the Senior Credit Agreement, or any successor or successors thereto.

  "Default" means any event that is or, with the passage of time or the giving of notice or both, would be an Event of Default.

  "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Capital Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the final Stated Maturity of the Notes.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy as determined by the Board of Directors in good faith and evidenced by a resolution of the Board of Directors.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect on the date of the Indenture.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of any other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Guarantor" means (i) each of the Company's Restricted Subsidiaries existing on the date hereof and (ii) each other Person that executes a Guarantee of the obligations of the Company under the Notes and the Indenture from time to time, and their respective successors and assigns; provided, however, that "Guarantor" shall not include any Person that is released from its Guarantee of the obligations of the Company under the Notes and the Indenture.

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of Indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (other than accounts payable to trade creditors arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the Fair Market Value of such asset at such date of determination or (B) the amount of such Indebtedness of such other Persons, (vii) all Indebtedness of other Persons to the extent Guaranteed by such Person, (viii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Capital Stock or, with respect to any Restricted Subsidiary of the Company, any Preferred Stock (but excluding, in each case, any accrued dividends), and (ix) to the extent not otherwise included in this definition, obligations of such Person under Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

  "Indenture" means the Indenture as amended from time to time.

  "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

  "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

  "Issue Date" means the date on which the Notes are originally issued.

  "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or any filing or recording of any instrument or document in respect of the foregoing, to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

  "Material Subsidiary" means (i) any Subsidiary of the Company which is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date hereof), and (ii) any other Subsidiary of the Company which is material to the business, earnings, prospects, assets or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole.

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition.

  "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

  "Officer" means any senior executive officer, the chief financial officer, the principal accounting officer, the Controller, the Treasurer, the Secretary or the Assistant Secretary of the Company.

  "Officers' Certificate" means a certificate signed by any senior executive officer and by the chief financial officer, the principal accounting officer, the Controller, the Treasurer or the Secretary or any Assistant Secretary of the Company and delivered to the Trustee. Each such certificate shall comply with Section 314 of the Trust Indenture Act and include the statements provided for in the Indenture.

  "Opinion of Counsel" means an opinion in writing signed by legal counsel who may be an employee of or counsel to the Company or who may be other counsel satisfactory to the Trustee. Each such opinion shall comply with Section 314 of the Trust Indenture Act and include the statements provided for in the Indenture, if and to the extent required thereby.

  "Permitted Foreign Company" means (a) any corporation, business trust, joint venture, association, company or partnership formed under the laws of a country (or any political subdivision thereof) other than the United States, engaged primarily in any segment of the pharmaceutical or health-care industry or ancillary thereto and at least 50% of the equity interest of which is held, directly or indirectly, by the Company and Bayer A.G. (provided that, if applicable local law would not permit 50% of the equity interest in such an entity to be held by the Company and Bayer A.G., such percentage may be as low as 49% if the Company and Bayer A.G. otherwise Control the applicable entity),
(b) any subsidiary of a Permitted Foreign Company described in clause (a) above and (c) any wholly owned foreign subsidiary the only material assets of which are securities of Permitted Foreign Companies described in clause (a) above.

  "Permitted Holders" means (a)(i) Marvin H. Schein; Trust established by Marvin H. Schein under trust agreement dated September 9, 1994 (including trustee thereunder); Trust established by Marvin H. Schein under trust agreement dated December 31, 1993 (including trustee thereunder); Trust established by Pamela Schein under trust agreement dated October 26, 1994 (including trustee thereunder); trust established by the trustees under article fourth of the Will of Jacob M. Schein for the benefit of Pamela Schein and her issue under trust agreement dated September 29, 1994 (including trustee thereunder); Pamela Joseph; Trust established by Pamela Joseph under trust agreement dated September 28, 1994 (including trustee thereunder); Martin Sperber; Trust established by Martin Sperber under trust agreement dated December 31, 1993 (including trustee thereunder); Trust established by Martin Sperber under trust agreement dated April 28, 1995 (including trustee thereunder); Stanley M. Bergman; Trust established by Stanley M. Bergman under trust agreement dated April 28, 1995 (including trustee thereunder); Trust established by Stanley M. Bergman under trust agreement dated April 14, 1995 (including trustee thereunder); and Voting Trustee under Voting Trust Agreement dated September 30, 1994 (including trustee thereunder), (ii) any individual forming part of the senior management of the Company on the date of this Indenture, (iii) any trust for the benefit of any of the foregoing and/or any member of their immediate families and (iv) the estate or personal representative of any of the foregoing, (b) any employee benefit plan (or related trust) for the benefit of the employees of the Company and its Restricted Subsidiaries and (c) Bayer A.G. and any of its subsidiaries.

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

  "Permitted Investment" means an Investment by the Company or any of its Subsidiaries in (i) a Restricted Subsidiary of the Company or a Person which will, upon making such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Subsidiary is a Related Business;
(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Subsidiary of the Company; provided, however, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Company or any of its Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees (other than those referred to in clause (xi) below) made in the ordinary course of business not in excess of $2.5 million outstanding at any time; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Subsidiaries or in satisfaction of judgments or claims; (viii) Interest Rate Agreements which are entered into by the Company for bona fide hedging purposes (as determined in good faith by the Board of Directors or senior management of the Company) with respect to Indebtedness of the Company incurred without violation of the Indenture or to customary commercial transactions of the Company entered into in the ordinary course of business;
(ix) any Investment (other than a Temporary Cash Investment) evidenced by securities or other assets received in connection with an Asset Disposition pursuant to the "Limitations on Sales of Assets and Subsidiary Stock" covenant; (x) Investments, the payment for which consists exclusively of Equity Interests (exclusive of Disqualified Capital Stock) in the Company; or
(xi) loans to employees made in connection with the exercise by them of options to purchase shares of the common stock of the Company, provided that the proceeds of such loans are used to purchase such shares and that such loans are secured by a pledge of such shares so purchased.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

  "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

  "property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

  "Refinancing Indebtedness" means Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace or refund any Indebtedness permitted to be incurred under the "Limitations on Indebtedness" covenant.

  "Related Business" means any segment of the pharmaceutical or health-care industry or ancillary thereto.

  "Representative" for any issue of Indebtedness shall mean the Person acting as agent, trustee or in a similar representative capacity for the holders of such Indebtedness, provided that if, and for so long as, any issue of Indebtedness lacks such a representative, then the Representative for such issue of Indebtedness shall at all such times constitute the holders of a majority in outstanding principal amount of the respective issue of Indebtedness.

  "Restricted Subsidiary" shall mean any Subsidiary other than an Unrestricted Subsidiary.

  "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

  "Securities Act" means the Securities Act of 1933, as amended.

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

  "Senior Credit Agreement" means, collectively, the Senior Credit Agreement, dated as of September 5, 1995, by and among the Company, the lenders named therein, and The Chase Manhattan Bank (formerly Chemical Bank) as Credit Agent for the lenders, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent or lenders and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Senior Credit Agreement" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to the Senior Credit Agreement and all refundings, refinancing and replacements of any facility provided for therein, including any agreement or agreements, (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, or (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder to the extent permitted under this Indenture.

  "Senior Indebtedness" means all Indebtedness of the Company other than Subordinated Indebtedness.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

  "Subordinated Indebtedness" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) that is subordinate or junior in right of payment to the Notes.

  "Subsidiary" of any Person means any corporation, association, partnership or other business entity (a) of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person or (b) that is or would otherwise be treated on a consolidated basis with such Person under, and in accordance with, GAAP. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

  "Temporary Cash Investments" means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company's long-term debt, is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, or (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group.

  "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

  "Trust Officer" means the Chairman of the Board, President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the

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

payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

  "Unrestricted Subsidiary" means (i) Schein Pharmaceutical (Netherlands) B.V., Schein Pharmaceutical (Bermuda) Ltd., and Schein Farmaceutica de Peru, and (ii) any Subsidiary (other than a Subsidiary which would constitute a Material Subsidiary) that at the time of determination shall have been designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and which remains so designated at the time of determination. The Board of Directors of the Company may, by a Board resolution delivered to the Trustee, designate any Restricted Subsidiary of the Company (other than a Material Subsidiary) (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Restricted Subsidiary owns any Capital Stock of or holds any Lien on any property of, the Company or any Restricted Subsidiary, and provided that no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company, provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such designation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture. Any designation by the Board of Directors of the Company pursuant to the Indenture shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board resolutions giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

  "voting shares" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors or managers.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Capital Stock, as the case may be, at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying
(x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount or liquidation preference, as applicable, of such Indebtedness or Disqualified Stock, as the case may be.

BOOK-ENTRY; DELIVERY AND FORM

  Except as set forth below, the Notes will initially be issued in the form of one or more registered notes in global form without coupons (each a "Global Note"). Each Global Note will be deposited on the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between the Depository and the Trustee. Interests in the Global Note will be available for purchase only by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs").

  Notes that were (i) originally issued to or transferred to institutional "accredited investors," as defined in Rule 501(a) (1), (3) or (7) under the Securities Act ("Institutional Accredited Investors"), who are not QIBs or to any other persons who are not QIBs or (ii) issued as described below under "Certificated Securities," will be issued in registered definitive form without coupons (the "Certificated Securities"). Upon the transfer to a QIB of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred. For a description of the restrictions on the transfer of Certificated Securities, see "Transfer Restrictions."

  The Depository has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation"

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

within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depository was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs may elect to hold Notes purchased by them through the Depository. QIBs who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants. Persons that are not QIBs may not hold Notes through the Depository.

  The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository will credit the accounts of Participants designated by the Initial Purchaser with an interest in the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Transfer Restrictions."

  So long as the Depository or its nominee is the registered owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

  Accordingly, each QIB owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such QIB is not a Participant or an Indirect Participant, on the procedures of the Participant through which such QIB owns its interest, to exercise any rights of a Holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders or a QIB that is an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the Holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participant would authorize QIBs owning through such Participants to take such action or would otherwise act upon the instruction of such QIBs. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Notes.

  Payments with respect to the principal of, premium, if any, and interest on any Notes represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Paying Agent to or at the direction of the Depository or its nominee in its capacity as the registered Holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee nor the Paying Agent (if other than the Trustee) has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

  If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by the Depository of its Global Notes, Certificated Securities will be issued to each person that the Depository identifies as the beneficial owner of the Notes represented by the Global Note. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

  Neither the Company nor the Trustee shall be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                  EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

  The Company and the Initial Purchaser will enter into an exchange and registration rights agreement (the "Exchange and Registration Rights Agreement") prior to or concurrently with the issuance of the Notes offered hereby. Pursuant to the Exchange and Registration Rights Agreement, the Company will agree (i) to file with the Commission on or prior to 45 days after the date of issuance of the Notes (the "Issue Date") a registration statement (the "Exchange Offer Registration Statement"), with respect to an offer to exchange the Notes (the "Registered Exchange Offer") for senior notes of the Company with terms identical in all material respects to those of the Notes ("Exchange Notes") and (ii) to use commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within the earlier of (A) 90 days after the Issue Date or
(B) 30 days after the consummation of the initial public offering of the Company's Common Stock. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will commence the Registered Exchange Offer to holders of the Notes who are not prohibited by any law or policy of the Commission from participating in the Registered Exchange Offer. The Company will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Notes. If (i) any change in law or applicable interpretations of the staff of the Commission does not permit the Company to effect the Registered Exchange Offer as contemplated thereby or
(ii) the Initial Purchaser, as a holder of Notes, (A) is not eligible to participate in the Exchange Offer or (B) participates in the Exchange Offer and does not receive freely transferable Exchange Notes in exchange for tendered Notes, the Company will file with the Commission and use commercially reasonable efforts to cause to be declared effective on or prior to the latter of (x) 120 days after the Issue Date or (y) 45 days after the publication of the change in law or interpretation, a registration statement on an appropriate form under the Securities Act relating to the offer and sale of the Notes by the holders thereof, from time to time, in accordance with such registration statement and Rule 415 under the Securities Act (the "Shelf Registration Statement").

  The Company will use commercially reasonable efforts to have the Exchange Offer Registration Statement or, if applicable, a Shelf Registration Statement (each a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the Registered Exchange Offer would not be permitted by a policy of the Commission, the Company will commence the Registered Exchange Offer and will use its reasonable best efforts to consummate the Registered Exchange Offer as promptly as practicable, but in any event on or prior to 150 days after the Issue Date. If applicable, the Company will use commercially reasonable best efforts to keep the Shelf Registration Statement effective for the earlier of three years from the Issue Date or such shorter period that will terminate when all the Notes covered by the Shelf Registration Statement have been sold, subject to certain exceptions, including suspending the effectiveness thereof as required by law or for certain valid business reasons.

  Although the Company intends to file the registration statements described above, as required, there can be no assurance that such registration statements will be filed, or, if filed, that they will become effective. In the event (to the extent applicable) that (i) (A) the Exchange Offer Registration Statement is not filed on or prior to the 45th day following the Issue Date, (B) the Exchange Offer Registration Statement is not declared effective within the earlier of (x) 90 days after the Issue Date or (y) 30 days after the consummation of the initial public offering of the Company's Common Stock or (C) the Registered Exchange Offer is not consummated on or prior to the 150th day following the Issue Date or (ii) the Shelf Registration Statement is not declared effective on or prior to the later of (x) the 120th day after the Issue Date and (y) the 45th day after the publication of the change in law or interpretation referred to in the second preceding paragraph, the interest rate borne by the Notes shall be increased by one-half of one percent per annum following, in the case of clause (i)(A) such 45-day period, in the case of clauses (i)(B) such 90- or 30-day period, as the case may be, or in the case of clause (i)(C), such 150-day period, or, in the case of clause (ii), such 45- or 120-day period, as applicable. The aggregate amount of such increase from the original interest rate pursuant to these provisions will in no event exceed one-half of one percent per annum. Such increase will cease to be effective on the date of filing of the Exchange Offer Registration Statement, effectiveness of the Exchange Offer Registration Statement, consummation of the Registered Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be.

  Any amounts of additional interest due pursuant to the preceding paragraph will be payable in cash, on the same original interest payment dates as the Notes. The amount of additional interest will be determined by multiplying the applicable additional interest rate by the principal amount of the affected Notes of such holders, multiplied by a fraction, the numerator of which is the number of days such additional interest rate was applicable during such period, and the denominator of which is 360.

  The Exchange and Registration Rights Agreement will also provide that the Company (i) shall cause the Exchange Offer Registration Statement to remain continuously effective for a period of at least 20 Business Days (or longer if required by applicable law) from its effective date, and shall supplement or amend the prospectus contained therein to the extent necessary to permit such prospectus (as supplemented or amended) to be delivered by broker-dealers in connection with any resale of any such Exchange Notes and (ii) shall pay all expenses incident to the Exchange Offer and will indemnify certain holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

  Each holder of the Notes that wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  If a holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If a holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  Holders of the Notes will be required to make certain representations to the Company in order to participate in the Exchange Offer, and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Notes included in the Shelf Registration Statement. A holder who sells Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

  A holder whose Notes are included in a Registration Statement will be required to agree not to effect any public sale or distribution of the issue being registered or a similar security of the Company or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the 14 days prior to, and during the 90-day period beginning on, the effective date of such Registration Statement (except as part of such registration), if and to the extent requested by the Company in the case of a non-underwritten public offering or if and to the extent requested by the managing Underwriter or Underwriters in the case of an underwritten public offering.

  Notwithstanding any other provision set forth above, the Company may delay the filing of any Registration Statement for up to 90 days if (i) the Company would, in the opinion of its counsel, be required to disclose in such Registration Statement information not otherwise then required by law to be publicly disclosed and (ii) in the judgment of the Board of Directors of the Company, there is a reasonable likelihood that such disclosure, or any other action to be taken in connection with any Registration Statement, would adversely affect any existing or prospective material business situation, transaction, or negotiation or otherwise materially and adversely affect the Company.

  Unless the Company is then subject to Section 13 or 15(d) of the Exchange Act, the Company will continue to provide to holders of the Notes and to prospective purchasers of the Notes, for so long as the Notes are outstanding, the information required by Rule 144A under the Securities Act ("Rule 144A"), as such Rule may be amended, or any similar rule or regulation adopted by the Commission. The Company will provide a copy of the Exchange and Registration Rights Agreement to prospective purchasers of Notes identified to the Company by the Initial Purchaser upon request.

  The foregoing description of the Exchange and Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Exchange and Registration Rights Agreement.

                             TRANSFER RESTRICTIONS

  Each purchaser of Notes from the Initial Purchaser, by its acceptance thereof, will be deemed to have acknowledged, represented to and agreed with the Company and the Initial Purchaser as follows:

    1. It understands and acknowledges that the Notes have not been registered under the Securities Act or any other applicable securities law, and that the Notes are being offered for resale in transactions not requiring registration under the Securities Act or any other securities laws, including sales pursuant to Rule 144A and, unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in paragraph (4) below.

    2. It is not an "affiliate" (as defined in Rule 144 under the Securities
  Act) of the Company or acting on behalf of the Company and is either:

      (a) a "Qualified Institutional Buyer" as defined in Rule 144A ("QIB"), and is aware that any sale of the Notes to it will be made in reliance on Rule 144A and such acquisition will be for its own account or for the account of another QIB; or

      (b) an "Institutional Accredited Investor" within the meaning of Rule 501(a)(1), (2), (3) and (7) under the Securities Act or, if the Notes are to be purchased for one or more accounts ("investor accounts") for which it is acting as fiduciary or agent, each such account is an Institutional Accredited Investor on a like basis. It is aware that the minimum principal amount of Notes that may be purchased by an Institutional Accredited Investor (including each investor account) is $250,000. In the normal course of its business, it invests in or purchases securities similar to the Notes and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Notes. It is aware that it (or any investor account) may be required to bear the economic risk of an investment in the Notes of an indefinite period of time and it (or such account) is able to bear such risk for an indefinite period.

    3. It acknowledges that neither the Company, the Initial Purchaser nor any person representing the Company or the Initial Purchaser has made any representation to it with respect to the Company or the Offering, other than the information contained in this Offering Memorandum, which has been delivered to it and upon which it is relying in making its investment decision with respect to the Notes. It has had access to such financial and other information concerning the Company and the Notes as it has deemed necessary in connection with its decision to purchase the Notes, including an opportunity to ask questions of and request information from the Company and the Initial Purchaser.

    4. It is purchasing the Notes for its own account or for one or more investor accounts for which it is acting as a fiduciary or agent, in each case not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and subject to its or their ability to resell such Notes pursuant to Rule 144A or any exemption from registration available under the Securities Act. It agrees on its own behalf and on behalf of any investor account for which it is purchasing the Notes, and each subsequent holder of the Notes by its acceptance thereof will agree, to offer, sell or otherwise transfer such Notes prior to the date which is two years after the later of the date of original issue and the last date that the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the "Resale Restriction Termination Date") only (i) to the Company, (ii) pursuant to a registration statement that has been declared effective under the Securities Act, (iii) for so long as the Notes are eligible for resale pursuant to Rule 144A, to a person it reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on Rule 144A, (iv) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act,
  (v) to an Institutional Accredited Investor (as defined in Rule 501(a)(1),
  (2), (3) and (7) under the Securities Act) that is purchasing for its own account or for the account of such an Institutional Accredited Investor, in each case in a minimum principal amount of the Notes of $250,000 or (vi) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (v) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of Annex A hereto to the Company and the Trustee, which shall provide, among other things, that the transferee is an Institutional Accredited Investor that is acquiring such Notes not for distribution in violation of the Securities Act, and for the transferee's representations to the same effect as set forth in paragraph 5 below, with respect to the transferee's purchase and holding of such Notes. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clauses (iv), (v) and (vi) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee. Each purchaser acknowledges that each Note will contain a legend substantially to the following effect.

  THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

  THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE "RESALE RESTRICTION TERMINATION DATE") WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER'S AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) AND (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN THE CASE OF THE FOREGOING CLAUSE (E), A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE ISSUER AND THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

    5. Each purchaser, by its purchase of the Notes, shall be deemed to have represented that (i) if it is an insurance company, the funds to be used to purchase the Notes by it constitute (A) assets of an insurance company general account maintained by it and the acquisition and holding of each such Note by such account is exempt under United States Department of Labor Prohibited Transaction Class Exemption ("PTCE") 95-60 or (B) assets of an insurance company pooled separate account and the acquisition and holding of each such Note by such account is exempt under PTCE 90-1, and (ii) no part of the funds to be used to purchase the Notes to be purchased by it constitute assets of any plan or employee benefit plan such that the use of such assets constitutes a non-exempt prohibited transaction under ERISA or the Code. The representation is based upon the purchaser's determination that a statutory or administrative exemption is applicable or that the Company and its Affiliates are not parties in interest or disqualified persons with respect to the purchaser or holder plan or employee benefit plan. As used in this paragraph, the terms "employee benefit plan" and "party in interest" shall have the meanings assigned to such terms in
  Section 3 of ERISA, the term "Affiliate" shall have the meaning assigned to such term in Section 407(d)(7) of ERISA and the terms "disqualified person" and "plan" shall have the meanings assigned to such terms in Section 4975 of the Code. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (v) of paragraph 4 above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee to the Company and the Trustee, which shall contain a representation of the transferee with respect to the transferee's purchase and holding of the Notes, substantially as set forth in paragraph 3 of Annex A hereto.

    6. It acknowledges that the Company, the Initial Purchaser and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that, if any of the acknowledgments, representations or warranties deemed to have been made by it by its purchase of Notes are no longer accurate, it shall promptly notify the Company and the Initial Purchaser. If it is acquiring any Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and that it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each such account.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following summary describes the principal U.S. federal income tax consequences resulting from the ownership and disposition of the Notes by U.S. Holders (as defined below) that are initial purchasers of Notes. Except where noted, it deals only with Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Notes as part of a hedging, conversion or constructive sale transaction or a straddle or holders whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

  As used herein, a "U.S. Holder" is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or a State thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of source or (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the trust's administration and (b) one or more U.S. persons have the authority to control all of the trust's substantial decisions. The term also includes certain former citizens of the United States.

ORIGINAL ISSUE DISCOUNT

  For purposes of the Code, each Note will be deemed to have been issued with original issue discount ("OID") equal to the difference between the Note's stated redemption price at maturity (i.e., the sum of all payments to be made on the Note other than stated interest payments) and its "issue price." U.S. Holders of Notes should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. A U.S. Holder must include in gross income the sum of the daily portions of OID which accrue under a constant yield method with respect to such instrument for each day during the accrual period (or portion of the accrual period) in which such U.S. Holder held such Notes, regardless of the U.S. Holder's method of accounting for tax purposes. The amount of OID which accrues in an accrual period is an amount equal to the excess (if any) of (i) the product of the Note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the end of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) over (ii) the sum of the stated interest payments, if any, allocable to the accrual period. The daily portion of OID is determined by allocating to each day in any accrual period a ratable portion of OID allocable to the accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is the sum of the issue price of such Note plus the OID allocable to all prior accrual periods reduced by payments on the Note other than stated interest. An "accrual period" may be of any length and the accrual periods may even vary in length over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the end of an accrual period. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods. Generally, a U.S. Holder's tax basis in the debt instrument will be increased by the amount of OID that is included in such U.S. Holder's income pursuant to the foregoing rules through the day preceding the day of disposition and will be decreased by the amount of any cash payments received (other than a payment of stated interest).

  Special rules apply to the calculation of OID in the case of a debt instrument whose issuer has an intention to call the instrument before maturity. The Company intends to take the position that under applicable Treasury Regulations (the "OID Regulations") the special rules will not apply to the Notes.

  Under the OID Regulations, a U.S. Holder may elect to treat all interest and discount on a Note (including stated interest and OID) as income by using the constant yield method applicable to OID, subject to certain limitations and exceptions. Such an election must be made for the taxable year in which the U.S. Holder acquires the Note and may not be revoked unless approved by the IRS.

SALE, EXCHANGE OR REDEMPTION

  A U.S. Holder's adjusted tax basis in a Note will, in general, be the U.S. Holder's cost for the Note increased by OID. The sale, exchange or redemption of a Note generally will be a taxable event for federal income tax purposes. A U.S. Holder generally will recognize gain or loss on the sale, exchange or redemption of a Note in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange or redemption (other than the amount of such consideration received in respect of accrued but unpaid interest which will be taxable as such) and (ii) the U.S. Holder's adjusted tax basis in such Note. Such gain or loss will be capital gain or loss. Under recently enacted legislation, capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation which may vary depending upon the holding period of such capital assets. Prospective investors should consult their own tax advisors with respect to the tax consequences of the new legislation. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Certain noncorporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments made on a Note. Backup withholding will apply only if a U.S. Holder (i) fails to furnish its taxpayer identification number ("TIN") which, in the case of an individual, would be his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's United States federal income tax liability, provided that the required information is furnished to the IRS. The Company will furnish annually to the IRS and to certain record U.S. Holders of the Notes information relating to the amount of OID, if any, accruing during the calendar year. The Company's determination of OID generally is binding on a U.S. Holder for U.S. federal income tax purposes but is not binding on the IRS, and there can be no assurance that the IRS will not challenge such determination.

                             PLAN OF DISTRIBUTION

  Subject to the terms and conditions set forth in the Purchase Agreement (the "Purchase Agreement") by and among the Company, the Guarantors and Societe Generale Securities Corporation (the "Initial Purchaser"), the Company agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase, $100.0 million principal amount of the Notes.

  The Purchase Agreement provides that the obligations of the Initial Purchaser thereunder are subject to certain conditions precedent, and that the Initial Purchaser is committed to take and pay for $100.0 million aggregate principal amount of Notes, if any are taken. The Company will separately pay a commission to the Initial Purchaser of 3.000% of the principal amount of the Notes purchased. The Initial Purchaser proposes to offer the Notes at the applicable initial offering price set forth on the cover page of this Offering Memorandum (the "Note Offering Price"). After the Notes are released for sale, the Note Offering Price and other selling terms may from time to time be varied by the Initial Purchaser.

  The Company and the Restricted Subsidiaries have agreed in the Purchase Agreement to indemnify the Initial Purchaser against certain liabilities under the Securities Act, and to contribute to payments that the Initial Purchaser may be required to make in respect thereof.

  The Initial Purchaser proposes to offer the Notes for resale in transactions not requiring registration under the Securities Act or applicable state securities laws, including sales pursuant to Rule 144A. The Initial Purchaser proposes to offer the Notes for resale initially at the offering price set forth on the cover page of this Offering Memorandum. After the initial offering, the offering price and other selling terms may be changed at any time without notice. The Initial Purchaser will not offer or sell the Notes except to persons it reasonably believes to be QIBs or Institutional Accredited Investors. Each purchaser of the Notes offered hereby in making its purchase will, by its purchase, be deemed to have made certain acknowledgements, representations, warranties and agreements as set forth under "Transfer Restrictions" and, in the case of purchasers that are Institutional Accredited Investors, will be required to complete and deliver to the Initial Purchaser a purchaser questionnaire prior to acceptance of any order.

  The Notes have been designated eligible for trading in the PORTAL market. The Notes have not been registered under the Securities Act and may not be offered or sold except as set forth above. The Initial Purchaser has advised the Company that the Initial Purchaser currently intends to make a market in the Notes; however, it is not obligated to do so and any market making may be discontinued by the Initial Purchaser at any time without notice. In addition, such market making activity may be limited during the Exchange Offer described below and the pendency of the effectiveness of the applicable Registration Statement. Accordingly, no assurance can be given as to the liquidity of or the trading market for the Notes.

  In connection with the Offering, the Initial Purchaser may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the Initial Purchaser. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

  The Company has covenanted with the Initial Purchaser (i) that within 45 days after the Issue Date, the Company will file with the Commission an Exchange Offer Registration Statement under the Securities Act with respect to an issue of Exchange Notes and (ii) to use commercially reasonable efforts to cause such Exchange Offer Registration Statement to be declared effective under the Securities Act within the earlier of (A) 90 days after the Issue Date or (B) 30 days after the effectiveness of the registration statement filed in connection with an initial public offering of the Company's Common Stock. Upon effectiveness of that Exchange Offer Registration

Statement, the Company will offer to the holders of the Notes the opportunity to exchange their Notes for a like principal amount of Exchange Notes, which Exchange Notes will be issued without the legend described above under "Transfer Restrictions" and (generally other than by an affiliate of the Company) may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. The Company has also covenanted with the Initial Purchaser to consummate the Registered Exchange Offer within 150 days after the Issue Date. Additionally, the Company has covenanted that if any change in law or applicable interpretations of the staff of the Commission does not permit the Company to effect the Registered Exchange Offer, the Company will file with the Commission and use commercially reasonable efforts to cause to be declared effective a Shelf Registration Statement with respect to the resale of Notes and to keep the Shelf Registration Statement effective until three years from the Issue Date or such shorter period that will terminate when all the Notes covered by the Shelf Registration Statement have been sold. The Company shall cause such Shelf Registration Statement to be declared effective on or prior to the latter of (x) the 120th day after the Issue Date or (y) the 45th day after the publication of the change in law or interpretation. See "Exchange and Registration Rights Agreement."

  It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Offering Memorandum, which will be the third business day following the date hereof.

  Societe Generale, an affiliate of Societe Generale Securities Corporation, is the lender under the Senior Subordinated Loan Agreement, dated as of December 20, 1996, as amended (the "Senior Subordinated Loan Agreement"), with the Company and a lender under the Senior Credit Agreement. Societe Generale and Societe Generale Securities Corporation have from time to time provided investment banking and financial advisory services to the Company and its affiliates, and they may continue to provide such services and/or participate in various general financings and banking transactions with the Company and its affiliates. The Company has agreed to pay Societe Generale Securities Corporation a fee of $750,000 for financial advisory services rendered to the Company in connection with the amendment of the Senior Subordinated Loan Agreement.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The financial statements of the Company included in this Offering Memorandum have been audited by BDO Seidman LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

  The legality of the Notes being offered hereby will be passed upon for the Company by Proskauer Rose LLP, New York, New York. Richard L. Goldberg, a partner of Proskauer Rose LLP, is a member of the Board of Directors of the Company. Certain food and drug regulatory matters will be passed upon for the Company by King & Spalding, Washington, District of Columbia. Certain legal matters in connection with the sale of the Notes offered hereby will be passed upon for the Initial Purchaser by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                             AVAILABLE INFORMATION

  Immediately following the Offering, the Company will not be subject to the periodic reporting and other informational requirements of the Exchange Act. Until its acquisition by the Company in 1995, Marsam was subject to the periodic reporting and other informational requirements of the Exchange Act, and therefore, its Forms 10-K and 10-Q for periods prior to its acquisition are available from the Commission. The Company has agreed that, notwithstanding that it may not be subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, for so long as any Notes are outstanding, the Company will furnish to the Trustee and the holders of the Notes (i) within 45 days after the end of each of the first three fiscal quarters of each fiscal year and 90 days of the end of each fiscal year all quarterly and annual financial information, as the case may be, that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file any such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Furthermore, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes, in connection with any sale thereof, the information required by Rule 144(d)(4) under the Securities Act.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES
Report of Independent Certified Public Accountants.........................  F-2
Consolidated Balance Sheets as of December 30, 1995, December 28, 1996 and
 September 27, 1997 (unaudited)............................................  F-3
Consolidated Statements of Operations for each of the years ended December
 31, 1994, December 30, 1995 and December 28, 1996, and the nine-month periods ended September 28, 1996 and September 27, 1997 (unaudited).......  F-4
Consolidated Statements of Stockholders' Equity for each of the years ended
 December 31, 1994, December 30, 1995 and December 28, 1996, and the nine-
 month period ended September 27, 1997 (unaudited).........................  F-5
Consolidated Statements of Cash Flows for each of the years ended December
 31, 1994, December 30, 1995 and December 28, 1996, and the nine-month periods ended September 28, 1996 and September 27, 1997 (unaudited).......  F-6
Notes to Consolidated Financial Statements.................................  F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Schein Pharmaceutical, Inc.

  We have audited the accompanying consolidated balance sheets of Schein Pharmaceutical, Inc. and subsidiaries as of December 30, 1995 and December 28, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 28, 1996. These consolidated financial statements are the responsibility of the management of Schein Pharmaceutical, Inc. and subsidiaries. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Schein Pharmaceutical, Inc. and subsidiaries as of December 30, 1995 and December 28, 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 28, 1996 in conformity with generally accepted accounting principles.

                                          BDO Seidman, LLP

New York, New York
February 7, 1997

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                         DECEMBER 30, DECEMBER 28, SEPTEMBER 27,
                                             1995         1996         1997
IN THOUSANDS                             ------------ ------------ -------------
                                                                    (UNAUDITED)
                ASSETS
                ------
Current Assets:
  Cash and cash equivalents............    $  7,837     $  2,139     $    388
  Accounts receivable, less allowance
   for possible losses of $3,835,
   $2,434 and $2,849...................      57,212       72,261       67,574
  Inventories..........................     115,960      131,265      124,011
  Prepaid expenses and other current
   assets..............................       7,598        4,070        3,792
  Deferred income taxes................       9,656        9,354        8,843
                                           --------     --------     --------
    Total Current Assets...............     198,263      219,089      204,608
Property, Plant and Equipment, net.....     108,566      107,740      107,348
Product Rights, Licenses and Regulatory
 Approvals, net........................      94,566       92,685       88,102
Goodwill, net..........................     106,786      102,695       99,448
Other Assets...........................      14,229       22,103       21,193
                                           --------     --------     --------
                                           $522,410     $544,312     $520,699
                                           ========     ========     ========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
Current Liabilities:
  Accounts payable.....................    $ 31,225     $ 31,492     $ 30,196
  Accrued expenses.....................      34,939       40,755       42,758
  Income taxes.........................         --         6,641        5,231
  Revolving credit and current
   maturities of long-term debt........      40,078       41,090       32,943
                                           --------     --------     --------
    Total Current Liabilities..........     106,242      119,978      111,128
Long-Term Debt, less current
 maturities............................     240,480      245,390      223,470
Deferred Income Taxes..................      41,321       40,166       39,979
Other Liabilities......................       8,675        8,798        9,038
Commitments and Contingencies
Stockholders' Equity:
  Common stock, $.01 par value; 529
   authorized shares; issued and
   outstanding 274 shares at December
   30, 1995 and 273 shares at December
   28, 1996 and September 27, 1997.....           3            3            3
  Additional paid-in capital...........      39,832       38,876       38,876
  Retained earnings....................      86,984       88,381       92,107
  Other................................      (1,127)       2,720        6,098
                                           --------     --------     --------
    Total Stockholders' Equity.........     125,692      129,980      137,084
                                           --------     --------     --------
                                           $522,410     $544,312     $520,699
                                           ========     ========     ========

          See accompanying notes to consolidated financial statements.

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                       YEAR ENDED                    NINE MONTHS ENDED
                         -------------------------------------- ---------------------------
                         DECEMBER 31, DECEMBER 30, DECEMBER 28, SEPTEMBER 28, SEPTEMBER 27,
                             1994         1995         1996         1996          1997
IN THOUSANDS             ------------ ------------ ------------ ------------- -------------
                                                                        (UNAUDITED)
Net revenues............   $385,428     $391,846     $476,295     $352,172      $353,829
Cost of sales...........    237,380      250,507      320,675      236,721       240,562
                           --------     --------     --------     --------      --------
  Gross profit..........    148,048      141,339      155,620      115,451       113,267
Costs and expenses:
  Selling, general and
   administrative.......     71,416       73,250       84,366       61,149        57,950
  Research and
   development..........     19,170       28,324       27,030       23,044        22,854
  Amortization of
   goodwill and other
   intangibles..........        --         3,399       10,195        7,713         7,722
  Special compensation,
   restructuring and
   relocation...........     33,594          --           --           --            --
  Acquired in-process
   Marsam research and
   development..........        --        30,000          --           --            --
                           --------     --------     --------     --------      --------
Operating income........     23,868        6,366       34,029       23,545        24,741
  Interest expense,
   net..................      1,493       10,005       23,285       16,081        20,456
  Other expenses
   (income), net........        579          779        4,156        1,745        (4,536)
                           --------     --------     --------     --------      --------
Income (loss) before
 provision for income
 taxes..................     21,796       (4,418)       6,588        5,719         8,821
Provision for income
 taxes..................     15,165       10,482        5,191        3,573         5,095
                           --------     --------     --------     --------      --------
Net income (loss).......   $  6,631     $(14,900)    $  1,397     $  2,146      $  3,726
                           ========     ========     ========     ========      ========



          See accompanying notes to consolidated financial statements.

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
  THREE YEARS ENDED DECEMBER 28, 1996 AND NINE MONTHS ENDED SEPTEMBER 27, 1997

                         PREFERRED STOCK     COMMON STOCK  ADDITIONAL
                         -----------------   -------------  PAID-IN   RETAINED
                         SHARES    AMOUNT    SHARES AMOUNT  CAPITAL   EARNINGS   OTHER
IN THOUSANDS             -------   -------   ------ ------ ---------- --------  --------
Balance December 25,
 1993...................      207   $   207   267    $  3   $13,685   $127,129  $(10,688)
  Net income............      --        --    --      --        --       6,631       --
  Recognition of stock
   compensation.........      --        --    --      --     12,965     (3,079)    8,703
  Stock issued in
   exchange for minority
   interest.............      --        --      7     --     13,182     (1,818)      --
  Restructuring
   charges..............      --        --    --      --        --      (1,508)      --
  Redemption of
   preferred stock......     (207)     (207)  --      --        --     (25,471)      --
  Amortization of
   options issued as
   compensation.........      --        --    --      --        --         --        430
                          -------   -------   ---    ----   -------   --------  --------
Balance, December 31,
 1994...................      --        --    274       3    39,832    101,884    (1,555)
  Net loss..............      --        --    --      --        --     (14,900)      --
  Amortization of
   options issued as
   compensation.........      --        --    --      --        --         --        389
  Unrealized gains from
   marketable
   securities...........      --        --    --      --        --         --         39
                          -------   -------   ---    ----   -------   --------  --------
Balance, December 30,
 1995...................      --        --    274       3    39,832     86,984    (1,127)
  Net income............      --        --    --      --        --       1,397       --
  Amortization of
   options issued as
   compensation.........      --        --    --      --        --         --        389
  Unrealized gains from
   marketable
   securities...........      --        --    --      --        --         --      4,293
  Repurchase and
   retirement of
   shares...............      --        --     (1)    --       (956)       --        --
  Foreign currency
   translation
   adjustments..........      --        --    --      --        --         --       (835)
                          -------   -------   ---    ----   -------   --------  --------
Balance, December 28,
 1996...................      --        --    273       3    38,876     88,381     2,720
  (Period subsequent to
   December 28, 1996 to
   September 27, 1997 is
   unaudited)...........
  Net income............      --        --    --      --        --       3,726       --
  Amortization of
   options issued as
   compensation.........      --        --    --      --        --         --        292
  Unrealized gains from
   marketable
   securities...........      --        --    --      --        --         --      3,059
  Foreign currency
   translation
   adjustments..........      --        --    --      --        --         --         27
                          -------   -------   ---    ----   -------   --------  --------
Balance, September 27,
 1997 (Unaudited).......      --    $    --   273    $  3   $38,876   $ 92,107  $  6,098
                          =======   =======   ===    ====   =======   ========  ========

          See accompanying notes to consolidated financial statements.

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        YEAR ENDED                    NINE MONTHS ENDED
                          -------------------------------------- ---------------------------
                          DECEMBER 31, DECEMBER 30, DECEMBER 28, SEPTEMBER 28, SEPTEMBER 27,
                              1994         1995         1996         1996          1997
IN THOUSANDS              ------------ ------------ ------------ ------------- -------------
                                                                         (UNAUDITED)
Cash flows from
 operating activities:
 Operating activities:
 Net income (loss)......    $  6,631    $ (14,900)   $   1,397     $   2,146     $   3,726
 Depreciation and
  amortization..........       8,464       17,395       25,450        18,018        19,749
 Provision for deferred
  income taxes..........      (6,321)       3,084       (3,342)         (985)       (1,237)
 Acquired in-process
  Marsam research
  and development.......         --        30,000          --            --            --
 Special compensation...      29,039          --           --            --            --
 Gain on sale of
  marketable
  securities............                                                            (9,883)
 Other..................         759          694        4,360         2,192         3,530
 Changes in assets and
  liabilities:
 Accounts receivable....     (13,224)        (579)     (15,743)       (9,779)        4,167
 Inventories............     (13,187)          69      (15,305)      (30,714)        7,254
 Prepaid expenses and
  other assets..........      (2,056)      (3,744)       2,048           572           278
 Accounts payable,
  income taxes, accrued
  expenses and other
  liabilities...........      16,064      (12,393)      11,891         9,821          (513)
                            --------    ---------    ---------     ---------     ---------
Net cash provided by
 (used in) operating
 activities.............      26,169       19,626       10,756        (8,729)       27,071
                            --------    ---------    ---------     ---------     ---------
Cash flows from
 investing activities:
 Capital expenditures,
  net...................     (16,135)     (13,986)     (11,309)       (8,625)       (8,992)
 Product rights and
  licenses..............      (4,190)      (3,035)      (4,089)       (1,460)          --
 Acquisition of Marsam,
  net of cash acquired..         --      (229,746)         --            --            --
 Investment in
  international joint
  ventures..............         --        (3,520)      (2,036)         (503)         (150)
 Proceeds from sale of
  marketable
  securities............         --           --           --            --         11,575
 Other, net.............        (358)      (1,156)      (2,582)         (434)       (1,188)
                            --------    ---------    ---------     ---------     ---------
Net cash provided by
 (used in) investing
 activities.............     (20,683)    (251,443)     (20,016)      (11,022)        1,245
                            --------    ---------    ---------     ---------     ---------
Cash flows from
 financing activities:
 Principal payments on,
  or repayments of,
  debt..................     (67,237)    (167,119)    (261,078)     (102,057)     (143,067)
 Proceeds from issuance
  of debt...............      85,601      401,750      267,000       114,000       113,000
 Sale (repurchase) of
  other non-current
  assets, net...........       1,836       (5,700)      (2,360)          --            --
 Restructuring charges..      (1,508)         --           --            --            --
 Redemption of preferred
  stock.................     (20,678)         --           --            --            --
                            --------    ---------    ---------     ---------     ---------
Net cash provided by
 (used in) financing
 activities.............      (1,986)     228,931        3,562        11,943       (30,067)
                            --------    ---------    ---------     ---------     ---------
Net increase (decrease)
 in cash and cash
 equivalents............       3,500       (2,886)      (5,698)       (7,808)       (1,751)
Cash and cash
 equivalents, beginning
 of year................       7,223       10,723        7,837         7,837         2,139
                            --------    ---------    ---------     ---------     ---------
Cash and cash
 equivalents, end of
 year...................    $ 10,723    $   7,837    $   2,139     $      29     $     388
                            ========    =========    =========     =========     =========

          See accompanying notes to consolidated financial statements.

                 SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF SEPTEMBER 1997 AND FOR THE NINE-MONTHS ENDED SEPTEMBER 28,
                   1996 AND SEPTEMBER 27, 1997 IS UNAUDITED)

NOTE 1--SUMMARY OF ACCOUNTING POLICIES

  The Company and Principles of Consolidation

  Schein Pharmaceutical, Inc. and its subsidiaries (the "Company") are engaged in developing, manufacturing, marketing and distributing generic pharmaceutical products. The Company sells to drug store chains, independent retail pharmacies, managed care organizations, hospitals and other institutions, both through drug wholesalers and directly, primarily in the U.S.

  In 1995, Schein Holdings, Inc. ("SHI"), the former parent holding corporation of Schein Pharmaceutical, Inc., was merged into Schein Pharmaceutical, Inc. The Company was the only asset held by SHI, and, as such, the accompanying financial statements reflect the operations of the Company for the periods reported.

  The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. Investments in unconsolidated affiliated companies are accounted for on the equity method. All material intercompany accounts and transactions have been eliminated in consolidation.

  Certain prior year amounts have been reclassified to conform to the current year's presentation.

  Fiscal Year

  The Company reports its operations on a 52-53 week basis ending on the last Saturday of December. Of the years presented in these statements, 1994 includes 53 weeks.

  Interim Financial Information

  The financial statements as of September 27, 1997 and for the nine months ended September 28, 1996 and September 27, 1997 are unaudited but reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of financial position and results of operations. Operating results for the nine months ended September 27, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending December 27, 1997.

  Cash Equivalents

  The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity date of three months or less from purchase date to be cash equivalents.

  Inventories

  Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Property, Plant, Equipment, Depreciation and Amortization

  Property, plant and equipment are stated at cost. Depreciation and amortization are computed primarily under the straight-line method over estimated useful lives. Amortization of capital leases is computed using the straight-line method over the lease term.

                 SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

 (INFORMATION AS OF SEPTEMBER 1997 AND FOR THE NINE-MONTHS ENDED SEPTEMBER 28,
                   1996 AND SEPTEMBER 27, 1997 IS UNAUDITED)


  Long-Lived Assets

  The Company adopted in 1995 Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. In accordance with SFAS No. 121, the carrying values of long-lived assets are periodically reviewed by the Company and impairments would be recognized if the expected future operating non-discounted cash flows derived from an asset were less than its carrying value.

  Deferred Loan Fees

  Costs incurred in connection with entering into or amending debt agreements are capitalized to Other Assets and amortized to interest expense using the effective interest method over the lives of the related debt.

  Goodwill and Product Rights, Licenses and Regulatory Approvals

  Goodwill is being amortized over 25 years on a straight-line basis. Product rights, licenses and regulatory approvals are amortized on a straight-line basis over the expected profitable and useful lives of the underlying products and manufacturing facilities, generally for periods ranging from 10 to 20 years.

  Investments in Marketable Securities

  The Company's available-for-sale marketable securities are carried at fair market value and are included in Other Assets in the accompanying balance sheets. Unrealized gains are recorded directly to stockholders' equity, net of applicable income taxes. The Company uses the specific identification method of determining cost in calculating related gains and losses. The Company does not own held-to-maturity or trading securities.

  Estimated Fair Value of Financial Instruments

  The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of the current nature of these instruments. The carrying amounts reported for revolving credit and long-term debt approximate fair value because the interest rates on these instruments are subject to changes with market interest rates.

  Revenue Recognition

  Revenues are recognized when products are shipped. Provisions for estimated sales allowances, returns and losses are accrued at the time revenues are recognized.

  Research and Development Expenditures

  Expenditures for research and development are expensed as incurred.

  Taxes on Income

  The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this standard, deferred taxes on income are provided for those items for which the reporting period and methods for income tax purposes differ from those used for financial statement purposes using the asset and liability method. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

                 SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

 (INFORMATION AS OF SEPTEMBER 1997 AND FOR THE NINE-MONTHS ENDED SEPTEMBER 28,
                   1996 AND SEPTEMBER 27, 1997 IS UNAUDITED)

  Foreign Currency Translations

  Assets and liabilities of international affiliates are translated at current exchange rates and related translation adjustments are reported as a component of stockholders' equity. Income statement accounts are translated at the average rates during the period.

  Concentration of Credit Risk

  The Company is potentially subject to a concentration of credit risk with respect to its trade receivables, the majority of which are due from wholesalers, drug store chains, and distributors. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains sufficient allowances and insurance to cover potential or anticipated losses for uncollectible accounts.

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Effect of Recently Issued Accounting Standards

  In June 1997, the Financial Accounting Standards Board issued two new disclosure standards.

  Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

  Statement of Accounting Standards No. 131 ("SFAS No. 131"), Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in asserting performance.

  Both of these new standards are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Results of operations and financial position will be unaffected by implementation of these new standards. The Company has not determined whether either of these two standards will have a material impact on its financial statement disclosure.

                 SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

 (INFORMATION AS OF SEPTEMBER 1997 AND FOR THE NINE-MONTHS ENDED SEPTEMBER 28,
                   1996 AND SEPTEMBER 27, 1997 IS UNAUDITED)


NOTE 2--RESTRUCTURING

  As discussed in Note 1, SHI, the former parent corporation of the Company, was merged into the Company in 1995. Prior to September 1994, in addition to its ownership of the Company, SHI was engaged in the manufacture, distribution and sale of dental, medical and veterinary products ("Henry Schein"). In 1992, SHI initiated a series of transactions as part of a corporate reorganization plan (the "Restructuring") to split off Henry Schein to certain SHI stockholders and realign the ownership interests of SHI. In September 1994, the series of transactions culminated when the capital stock of Henry Schein was distributed to individuals (and certain trusts established by them) who were holders (or beneficiaries of trusts and estates which were holders) of SHI's common stock prior to September 30, 1994 ("Historical SHI Stockholders").

  The transactions related to the Restructuring were initiated in December 1992 when SHI contributed the net assets of Henry Schein to a newly formed company which was owned by SHI. Schein Pharmaceutical, Inc. and Henry Schein both issued common stock to their respective chief executive officers ("CEOs"), which were forfeitable if certain conditions were not satisfied, and paid cash bonuses to reimburse them for the personal income tax effects of the stock issuance and reimbursements. SHI subsequently issued shares of its common stock in exchange for the Schein Pharmaceutical, Inc. stock issuance and these shares were reflected in the 1992 financial statements.

  The Restructuring continued in 1993, when Historical SHI Stockholders and Company management agreed to a transaction whereby an investor would purchase a portion of SHI's outstanding shares from Historical SHI Stockholders and seek future strategic alliances (the "Minority Investor Transaction"). Following governmental regulatory review and Surrogate Court approval, the closing occurred on September 30, 1994. The Restructuring transactions recorded in 1994 are as follows:

    (i) SHI distributed the shares of Henry Schein to the Historical SHI Stockholders.

    (ii) SHI issued 6,945 shares of its common stock in exchange for the minority interest-redeemable stock in Schein Pharmaceutical, Inc.'s subsidiaries. The $13.2 million fair value of the shares issued exceeded the minority interest previously recorded by $7.3 million. Of this amount, $5.5 million was classified as special compensation expense in 1994 (for Schein Pharmaceutical, Inc. employees) and $1.8 million was recorded as a distribution by the Company to Henry Schein (for the CEO of Henry Schein).

    (iii) As a result of the Minority Investor Transaction described above, the shares of common stock issued to the CEOs of the Company and Henry Schein became free of the forfeiture provisions. Accordingly, the shares were revalued using the September 30, 1994 fair value. The amounts relating to (1) the Company's CEO totaled $18.6 million and was recorded as special compensation expense, and (2) Henry Schein's CEO totaled $5.7 million, and the excess of that amount over the 1992 fair value totaled $3.1 million, which was recorded as a capital distribution.

    (iv) SHI retained the services of investment banking and financial advisory firms. Of the fees paid to these firms, $1.5 million was charged to retained earnings, as such amount related to the Minority Investor Transaction.

    (v) SHI redeemed its outstanding preferred stock for $25.7 million, paying $20.7 million in cash and canceling a $5.0 million loan to a preferred stockholder.

    (vi) SHI established a supplemental retirement program for its CEO and recognized as current expense the Company's obligation under the plan, estimated at $5.0 million. This liability is included in Other Liabilities in the accompanying balance sheets.

                 SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

 (INFORMATION AS OF SEPTEMBER 1997 AND FOR THE NINE-MONTHS ENDED SEPTEMBER 28,
                   1996 AND SEPTEMBER 27, 1997 IS UNAUDITED)


  Professional fees incurred by the Company of $4.2 million in 1994 in connection with the Restructuring were recorded as restructuring expense.

NOTE 3--ACQUISITIONS AND INVESTMENTS IN INTERNATIONAL AFFILIATES

  The Company acquired all the outstanding capital stock of Marsam Pharmaceuticals Inc. ("Marsam") in September 1995 for $245.0 million in cash. Marsam develops, manufactures and markets generic injectable prescription drugs. The acquisition was accounted for as a purchase. The purchase price of $245.0 million exceeded the book value of the net assets acquired by $193.0 million. Of the excess purchase price, $92.0 million was allocated to increase the net assets acquired to fair value, principally related to regulatory facility and product approvals. Acquired in-process Marsam research and development projects were valued at $30.0 million and were expensed at the time of the acquisition. Goodwill of $108.0 million, consisting of the remaining excess purchase price of $71.0 million and a $37.0 million deferred tax liability resulting from the write-up of the net assets to fair value. is being amortized over 25 years. Marsam's results of operations have been included in the consolidated statements of operations since the date of acquisition.

  The following summarized, unaudited pro forma results of operations for 1994 and 1995 assume the acquisition occurred as of the beginning of 1994. In preparing the pro forma data, adjustments have been made for the amortization of goodwill and other intangibles acquired, the interest expense related to borrowing agreements to finance the purchase price and, in 1994 only, the write-off of acquired in-process Marsam research and development projects. Since the valuation of Marsam's net assets and in-process research and development projects may have differed at January 1, 1994 from amounts recorded at September 1, 1995, the information presented is not necessarily indicative of results of operations that would have occurred had the acquisition been consummated at the beginning of the respective periods, or of future results of the combined companies.

                                                              YEAR ENDED
                                                       -------------------------
                                                       DECEMBER 31, DECEMBER 30,
                                                           1994         1995
                                                       ------------ ------------
                                                            (IN THOUSANDS)
   Net revenues.......................................   $420,441     $417,041
   Net income (loss)..................................    (39,763)       5,781

  During 1995 and 1996, the Company invested approximately $3.5 million and $2.0 million, respectively, and $0.2 million for the nine months ended September 27, 1997, to acquire up to a 50% interest in each of several international pharmaceutical businesses. These businesses are jointly owned with subsidiaries of Bayer AG, the parent of Bayer Corp., a minority investor in the Company. These investments are accounted for under the equity method and are included in Other Assets in the accompanying balance sheets. The Company recorded losses of approximately $0.3 million and $3.3 million in fiscal 1995 and fiscal 1996, respectively, and $1.6 million and $2.7 million for the nine months ended September 28, 1996 and September 27, 1997, respectively, as its share of the operating results of these businesses. Additionally, the Company incurred expenses of approximately $2.1 million and $2.9 million in fiscal 1995 and fiscal 1996, respectively, and approximately $2.0 million and $1.8 million for the nine months ended September 28, 1996 and September 27, 1997, to identify, evaluate, and establish these and other potential international business ventures. All equity losses and other expenses resulting from the Company's investments in international businesses in fiscal 1995 and fiscal 1996 are included in other expense, net, in the accompanying statements of operations. The Company generally anticipates that these international businesses will not have significant revenues or operations for a period of two to three years, during which time the businesses incur expenses to register products in anticipation of future sales.

                  SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

 (INFORMATION AS OF SEPTEMBER 1997 AND FOR THE NINE-MONTHS ENDED SEPTEMBER 28,
                   1996 AND SEPTEMBER 27, 1997 IS UNAUDITED)


NOTE 4--INVENTORIES

  Inventories are summarized as follows:

                                         DECEMBER 30, DECEMBER 28, SEPTEMBER 27,
                                             1995         1996         1997
                                         ------------ ------------ -------------
                                                     (IN THOUSANDS)
   Finished products....................   $ 47,874     $ 59,632     $ 50,223
   Work in-process......................     20,671       27,332       36,893
   Raw materials and supplies...........     47,415       44,301       36,895
                                           --------     --------     --------
                                           $115,960     $131,265     $124,011
                                           ========     ========     ========

NOTE 5--PROPERTY, PLANT AND EQUIPMENT

  Major classes of property, plant and equipment consist of the following:

                                        DECEMBER 30, DECEMBER 28, SEPTEMBER 27,
                                            1995         1996         1997
                                        ------------ ------------ -------------
                                                    (IN THOUSANDS)
   Land................................   $  4,725     $  4,725     $  4,725
   Buildings and improvements..........     60,770       63,019       63,829
   Plant and office equipment..........     85,126       97,825      100,521
   Construction-in-progress............      6,949        3,310        7,976
                                          --------     --------     --------
                                           157,570      168,879      177,051
   Less: Accumulated depreciation and
    amortization.......................     49,004       61,139       69,703
                                          --------     --------     --------
                                          $108,566     $107,740     $107,348
                                          ========     ========     ========

  Depreciation and amortization expense for property, plant and equipment amounted to $8.3 million, $10.5 million, and $12.1 million in fiscal 1994, fiscal 1995 and fiscal 1996, respectively, and $9.2 million and $8.5 million for the nine months ended September 28, 1996 and September 27, 1997, respectively.

NOTE 6--INTANGIBLE AND OTHER ASSETS

  Product Rights, Licenses and Regulatory Approvals, net, consists of the following:

                                         DECEMBER 30, DECEMBER 28, SEPTEMBER 27,
                                             1995         1996         1997
                                         ------------ ------------ -------------
                                                     (IN THOUSANDS)
   Product rights and licenses..........   $ 8,522      $ 12,611     $ 12,522
   Regulatory approvals, products.......    78,000        78,000       78,000
   Regulatory approvals, facilities.....    10,000        10,000       10,000
                                           -------      --------     --------
                                            96,522       100,611      100,522
   Less: Accumulated amortization.......     1,956         7,926       12,420
                                           -------      --------     --------
                                           $94,566      $ 92,685     $ 88,102
                                           =======      ========     ========

  Accumulated amortization of goodwill was $1.4 million, $5.8 million and $9.0 million at December 30, 1995, December 28, 1996 and September 27, 1997, respectively.

                 SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

 (INFORMATION AS OF SEPTEMBER 1997 AND FOR THE NINE-MONTHS ENDED SEPTEMBER 28,
                   1996 AND SEPTEMBER 27, 1997 IS UNAUDITED)


  Included in Other Assets in the accompanying balance sheets are marketable securities consisting of equity securities of:

                                         DECEMBER 30, DECEMBER 28, SEPTEMBER 27,
                                             1995         1996         1997
                                         ------------ ------------ -------------
                                                     (IN THOUSANDS)
   Cost.................................    $3,317      $ 5,660       $ 3,918
   Gross unrealized gain................        60        6,686        11,322
                                            ------      -------       -------
   Fair value...........................    $3,377      $12,346       $15,240
                                            ======      =======       =======

  Included in Other expenses (income), net for the nine months ended September 27, 1997, the Company recorded $9.9 million of realized gains of securities sold.

NOTE 7--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Included in accounts payable are outstanding checks of approximately $5.4 million, $6.2 million and $5.0 million as of December 30, 1995, December 28, 1996 and September 27, 1997, respectively.

  Accrued expenses consist of the following:

                                        DECEMBER 30, DECEMBER 28, SEPTEMBER 27,
                                            1995         1996         1997
                                        ------------ ------------ -------------
                                                    (IN THOUSANDS)
   Salaries and related expenses.......   $15,398      $18,300       $17,703
   Profit-sharing expenses.............     1,673        8,637         8,060
   Other...............................    17,868       13,818        16,995
                                          -------      -------       -------
                                          $34,939      $40,755       $42,758
                                          =======      =======       =======

NOTES 8--TAXES ON INCOME

  Provisions for Federal, state and Puerto Rico income taxes consist of the following:

                                                        YEAR ENDED
                                          --------------------------------------
                                          DECEMBER 31, DECEMBER 30, DECEMBER 28,
                                              1994         1995         1996
                                          ------------ ------------ ------------
                                                      (IN THOUSANDS)
   Current:
    Federal..............................   $15,786      $ 5,736       $7,404
    State and Puerto Rico................     5,700        1,662        1,129
                                            -------      -------       ------
                                             21,486        7,398        8,533
                                            -------      -------       ------
   Deferred:
    Federal..............................    (3,497)       2,131       (2,215)
    State and Puerto Rico................    (2,824)         953       (1,127)
                                            -------      -------       ------
                                             (6,321)       3,084       (3,342)
                                            -------      -------       ------
                                            $15,165      $10,482       $5,191
                                            =======      =======       ======

                 SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

 (INFORMATION AS OF SEPTEMBER 1997 AND FOR THE NINE-MONTHS ENDED SEPTEMBER 28,
                   1996 AND SEPTEMBER 27, 1997 IS UNAUDITED)


  Deferred tax assets and liabilities are classified as current and non-current as follows:

                                                   DECEMBER 30, DECEMBER 28,
                                                       1995         1996
                                                   ------------ ------------
                                                          (IN THOUSANDS)
   Deferred Taxes, Current:
    Deferred tax assets...........................   $  9,764     $  9,354
    Deferred tax liabilities......................       (108)         --
                                                     --------     --------
                                                        9,656        9,354
                                                     --------     --------
   Deferred Taxes, Non-Current:
    Deferred tax assets...........................      6,905        8,268
    Deferred tax liabilities......................    (48,226)     (48,434)
                                                     --------     --------
                                                      (41,321)     (40,166)
                                                     --------     --------
                                                     $(31,665)    $(30,812)
                                                     ========     ========

  Differences between the Federal statutory rate and the Company's effective tax rate are as follows:

                                                       YEAR ENDED
                                         --------------------------------------
                                         DECEMBER 31, DECEMBER 30, DECEMBER 28,
                                             1994         1995         1996
                                         ------------ ------------ ------------
                                                     (IN THOUSANDS)
   Statutory rate.......................   $ 7,629      $(1,546)      $2,309
   State and Puerto Rico................     1,869        1,722          241
   Special compensation charges.........     5,553          --           --
   Amortization of goodwill.............       --           505        1,515
   Effect of partially tax-exempt
    operations in Puerto Rico...........       --           --          (519)
   Equity in net loss of unconsolidated
    affiliates..........................       --           --         1,202
   Write-off of acquired in-process
    Marsam research and development.....       --        10,500          --
   Other, net...........................       114         (699)         443
                                           -------      -------       ------
                                           $15,165      $10,482       $5,191
                                           =======      =======       ======

  Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows:

                                                   DECEMBER 30, DECEMBER 28,
                                                       1995         1996
                                                   ------------ ------------
                                                          (IN THOUSANDS)
   Gross Deferred Tax Assets:
    Inventory valuation..........................    $  4,358     $  5,220
    Accounts receivable allowances...............       3,139        2,694
    Net operating loss carryforwards, state and
     Puerto Rico.................................       1,700        1,880
    Deferred compensation expense................       4,238        4,806
    Other........................................       3,126        3,022
                                                     --------     --------
                                                       16,561       17,622
                                                     --------     --------
   Gross Deferred Tax Liabilities:
    Write-up of acquired Marsam assets to fair
     value.......................................     (35,361)     (32,692)
    Depreciation and amortization................     (12,744)     (12,461)
    Unrealized gains from marketable securities..         --        (2,489)
    Other........................................        (121)        (792)
                                                     --------     --------
                                                      (48,226)     (48,434)
                                                     --------     --------
                                                     $(31,665)    $(30,812)
                                                     ========     ========

                 SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

 (INFORMATION AS OF SEPTEMBER 1997 AND FOR THE NINE-MONTHS ENDED SEPTEMBER 28,
                   1996 AND SEPTEMBER 27, 1997 IS UNAUDITED)

NOTE 9--BORROWINGS

  Long-term debt consists of the following:

                                       DECEMBER 30, DECEMBER 28, SEPTEMBER 27,
                                           1995         1996         1997
                                       ------------ ------------ -------------
                                                   (IN THOUSANDS)
   Revolving credit and term loan
    agreement.........................   $280,000     $186,000     $156,000
   Senior subordinated loan...........        --       100,000      100,000
   Capitalized lease obligations......        558          480          413
                                         --------     --------     --------
                                          280,558      286,480      256,413
   Less: Current Maturities...........     40,078       41,090       32,943
                                         --------     --------     --------
                                         $240,480     $245,390     $223,470
                                         ========     ========     ========

  In September 1995, the Company entered into a secured revolving credit and term loan agreement (as amended, the "credit agreement") with a group of banks to provide funds for the acquisition of Marsam, the repayment of certain of its debt, working capital and general corporate purposes. The credit agreement provided a term loan facility of $250.0 million and a revolving credit facility of $100.0 million. In December 1996, the Company prepaid $100.0 million of the term loan portion of the credit agreement using the proceeds from a new senior subordinated loan (see below). As a result of this payment and a scheduled payment, the term loan facility was reduced to $145.0 million. Quarterly principal payments on the term loan commence in September 1998 and end in the year 2001. The revolving credit usage was $30.0 million, $41.0 million and $26.0 million as of December 30, 1995, December 28, 1996 and September 27, 1997, respectively. The $100.0 million revolving credit line is available through December 2001. Amounts borrowed under the revolving credit facility are expected to be repaid during the next year and, accordingly, are classified as current in the accompanying balance sheets.

  Borrowings under the credit agreement bear interest, which is payable at least quarterly, at a rate equal to the bank's floating base rate plus a premium ranging from zero to 1.50%, or at a rate equal to LIBOR plus a premium ranging from 0.75% to 2.50%, depending on the type of borrowing and the Company's performance against certain criteria. The effective borrowing rate was 7.14%, 8.10% and 7.80% at December 30, 1995, December 28, 1996 and
September 27, 1997, respectively. A commitment fee ranging from 0.25% to 0.50% per annum of the unused daily amount of the total commitment is payable quarterly.

  Borrowings under the credit agreement are secured by a mortgage on all real property, liens on inventory and receivables and a pledge of subsidiaries' stock. The debt is guaranteed by the Company's domestic subsidiaries.

  The credit agreement contains limitations and restrictions concerning investments, acquisitions, capital expenditures, debt, liens, transactions with stockholders, dividend payments and borrowings. In addition, the agreement requires the Company to maintain minimum net worth levels and certain ratios (as defined) of leverage to EBITDA, working capital and fixed charge coverage. Amounts available for dividends as of December 28, 1996 were not material.

  In December 1996, the Company entered into an agreement for a $100.0 million senior subordinated loan with a lead-manager of the credit agreement. The proceeds of the loan were used to prepay principal on the term loan of the credit agreement. The effective borrowing rate was 9.60% and 9.72% as of December 28, 1996 and September 27, 1997, respectively. Outstanding borrowings under the senior subordinated loan agreement bear interest, payable quarterly, at a rate equal to LIBOR plus 4% or the bank's floating base rate plus 3%, through January 31, 1998. Thereafter, the principal amount of the loan will be increased to reflect related fees due and will mature in five years. Interest will be due semi-annually and the interest rate will be fixed at a new rate. See Note 17--Subsequent Events.

                 SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

 (INFORMATION AS OF SEPTEMBER 1997 AND FOR THE NINE-MONTHS ENDED SEPTEMBER 28,
                   1996 AND SEPTEMBER 27, 1997 IS UNAUDITED)


  In connection with entering into the credit agreement, the Company incurred costs of $5.9 million in 1995. During 1996, the Company incurred costs of $2.3 million in connection with entering into the senior subordinated loan and amending the credit agreement. The Company capitalized these costs, which are included in Other Assets in the accompanying balance sheets. The amounts amortized in 1995 and 1996 were $0.7 million and $2.6 million, respectively.

  At December 28, 1996, aggregate required principal payments for the succeeding four years, the remaining term under existing long-term debt agreements, excluding the revolving credit facility, are $15.3 million in 1998, $38.2 million in 1999, $45.8 million in 2000 and $45.8 million in 2001.

NOTE 10--COMMITMENTS AND CONTINGENCIES

COMMITMENTS

 Operating Leases

  The Company leases facilities and equipment under operating leases expiring through 2007. Some of the leases have renewal options and most contain provisions for passing through certain incremental costs. At December 28, 1996, future net minimum annual rental payments under the noncancelable leases are as follows (in thousands):

   1997................................................................ $ 5,484
   1998................................................................   4,778
   1999................................................................   4,223
   2000................................................................   3,602
   2001................................................................   3,129
   2002-2007...........................................................  14,145
                                                                        -------
   Total minimum lease payments........................................ $35,361
                                                                        =======

  Total rental expense for the fiscal years ended 1994, 1995 and 1996 was approximately $3.7 million, $4.7 million and $5.4 million, respectively and $3.9 million and $4.1 million for the nine months ended September 28, 1996 and September 27, 1997, respectively.

  The Company has an agreement to lease warehousing space through September 1999, and then purchase this property for $5.3 million in October 1999. In 1997 the Company intends to exercise its option to purchase this property. The property consists of a building of approximately 109,800 square feet on approximately 8.5 acres of land. The purchase price includes a $0.3 million deposit paid in 1994.

 Employee Benefit Plans

  During 1996, the Company merged its defined contribution retirement plans into one plan. The discretionary contributions to the plan vest to employees over several years. Additionally, employees are permitted to make pre-tax contributions to the plan with the Company making matching contributions. The contributions to these plans which were charged to operations, as determined by the Board of Directors, amounted to approximately $4.2 million, $4.9 million and $3.5 million for the fiscal years ended 1994, 1995 and 1996, respectively and $3.7 million and $4.7 million for the nine months ended September 28, 1996 and September 27, 1997, respectively.

  The Company has entered into deferred compensation agreements with certain officers of the Company. As of December 1996, obligations under these agreements were approximately $6.6 million, assuming the officers remain with the Company over the vesting period of four years. These agreements provide for accelerated vesting

                 SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

 (INFORMATION AS OF SEPTEMBER 1997 AND FOR THE NINE-MONTHS ENDED SEPTEMBER 28,
                   1996 AND SEPTEMBER 27, 1997 IS UNAUDITED)

if there is a change in control of the Company and under certain other conditions. The Company expensed $2.7 million, $2.0 million, and $4.8 million in the fiscal years ended 1994, 1995, and 1996, respectively, and $1.7 million and $1.1 million in the nine months ended September 28, 1996 and September 27, 1997, respectively, in connection with these agreements.

  The Company established an unfunded supplemental retirement program for its CEO during 1994. The estimated obligation of $5.0 million is included in Other Liabilities in the accompanying balance sheets.

  The Company maintains a Book Equity Appreciation Rights Program (the "Program") to allow certain employees to benefit from an increase in the Company's book value as calculated according to a formula defined in the Program. All participants are fully bested in their book equity appreciation rights ("BEARs") and the Company does not intend to make any additional grants of BEARs. Amounts charged to results of operations were not material in any period presented.

 Product Technology Licensing and Development

  On September 1, 1994, the Company entered into a worldwide technology licensing and development agreement with a U.K.-based pharmaceutical development company for the development of a portfolio of oral controlled release and/or transdermal products. Under the terms of the agreement, the Company is obligated to pay product licensing fees and development costs totaling $32.0 million, dependent on achievement of interim milestones. In 1994, the Company incurred obligations totaling $5.3 million under the agreement, consisting of a $5.0 million licensing fee, which was capitalized, and $0.3 million in development costs, which were charged to research and development expense. The Company paid and expensed $2.1 million in development costs in 1995. In 1996, the Company incurred obligations totaling $3.0 million, consisting of a $0.5 million licensing fee, which was capitalized, and $2.5 million in development costs which were charged to research and development expense. The remaining commitment under the agreement as of December 28, 1996 was $21.6 million, subject to the completion of interim milestones.

  On September 30, 1996, the Company entered into a marketing and distribution agreement with a corporation to jointly commercialize a certain product. Under the terms of the agreement, the Company is obligated to pay product licensing fees and development costs of $12.0 million, dependent on the achievement of certain milestones. In 1996, the Company paid and capitalized a $2.0 million product license fee.

 Consulting Agreement

  The Company has a series of agreements (collectively, the "Consulting Agreement") with a patent attorney (the "Consultant"). Under the Consulting Agreement, the Consultant, together with the Company, identified certain patents on branded pharmaceutical products which might be susceptible to a challenge and the Consultant acted as counsel to the Company in those instances where it decided to proceed with a patent challenge.

  The Consulting Agreement generally provides that if a challenge based on an opinion of the Consultant results in either a favorable judicial determination which enables the Company to market a generic version of the product or in a settlement, the Company will pay the Consultant one half of the adjusted gross profit (as defined) from its sales of the generic versions of the patented product (until the date on which the patent would normally have expired) or one half of the proceeds of any settlement.

  In 1994, the Company settled two such patent challenges. One of the settlements involved a license grant to the Company to market the product which was the subject of the challenge beginning in 1996. The other allows for future cash payments and/or license rights to the Company. In connection with the second settlement, the Company received revenues of $5 and $12.5 million in 1995 and 1996, respectively, and $12.5 million and $25.0 million in the nine months ended September 28, 1996 and September 27, 1997, which are included in Net revenues in the accompanying statements of operations.

                 SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

 (INFORMATION AS OF SEPTEMBER 1997 AND FOR THE NINE-MONTHS ENDED SEPTEMBER 28,
                   1996 AND SEPTEMBER 27, 1997 IS UNAUDITED)


  Profit-sharing expenses pursuant to the Consulting Agreement and included in Cost of sales were $2.5 million in fiscal 1995, $14.9 million in fiscal 1996 and $9.3 million and $24.5 million for the nine months ended September 28, 1996 and September 27, 1997, respectively. In 1994, there were no related profit-sharing expenses.

CONTINGENCIES

 Litigation

  The Company is a defendant in several product liability cases. These cases are typical for a company in the pharmaceutical industry. The Company also is involved in other proceedings and claims of various types. Management presently believes that the disposition of all such known proceedings and claims, individually or in the aggregate, will not have a material adverse effect on the Company's financial position, operations or liquidity.

NOTE 11--STOCKHOLDERS' EQUITY AND STOCK OPTIONS

  Common Stock

  The Company has Class A Common Shares ("Class A") and Class B Common Shares ("Class B"). Each of the two classes of stock are identical except that Class B shares are currently non-voting. Upon the earlier occurrence of an initial public offering or May 15, 1999, each authorized share of Class B will be automatically reclassified as and converted into one new Class A share.

  Upon the closing of the Company's planned initial public offering, the Class A and Class B will convert on a one-for-one basis to new shares of the Company's common stock.

  At December 30, 1995, December 28, 1996 and September 22, 1997, the Company had 183,722, 183,244 and 183,244 Class A issued and outstanding, respectively. The Company had 90,020 Class B for all periods presented.

  During 1996, the Company agreed to repurchase 478 Common Shares for approximately $1.0 million from a former executive of the Company. These shares were retired in 1996.

  Stock Option Plan

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock- Based Compensation. SFAS No. 123 encourages entities to adopt that method in place of the provisions of Accounting Principles Board Opinion Number 25, Accounting for Stock Issued to Employees ("APB No. 25"), for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. The Company continues to account for such transactions in accordance with APB No. 25 and, as required by SFAS No. 123, has provided pro forma information regarding net income as if compensation cost for the Company's stock option plan had been determined in accordance with the fair value method prescribed by SFAS No. 123.

  Under a 1993 Stock Option Plan, a 1995 Non-Employee Director Stock Option Plan, and effective March 3, 1997, a 1997 Stock Option Plan the Company may grant non-qualified and incentive stock options to certain officers, employees and directors. The options expire ten years from the grant date. The options may be exercised subject to continued service (three to five years) and certain other conditions. Accelerated vesting occurs following a change in control of the Company and under certain other conditions. The Company may grant an aggregate of 55,797 shares under the plans. However, 3,503 shares under the 1993 Stock Option Plan will not be granted.

                 SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

 (INFORMATION AS OF SEPTEMBER 1997 AND FOR THE NINE-MONTHS ENDED SEPTEMBER 28,
                   1996 AND SEPTEMBER 27, 1997 IS UNAUDITED)


  The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1995 and 1996: no dividend yield, expected volatility of 0.01%, risk free interest rates of 5% to 7%, expected lives of 10 years and a discount for marketability of 25%. If compensation cost for the Company's stock option plan had been determined in accordance with SFAS No. 123, net income (loss) would have been reduced in 1995 and 1996 by approximately $1.0 million and $2.3 million, respectively.

  The following table summarizes information about stock options outstanding at December 28, 1996:

                                      OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                            --------------------------------------- ---------------------
                                          WEIGHTED
                                          AVERAGE                               WEIGHTED
                                         REMAINING      WEIGHTED                 AVERAGE
                              NUMBER    CONTRACTUAL     AVERAGE       NUMBER    EXERCISE
                            OUTSTANDING LIFE (YEARS) EXERCISE PRICE EXERCISABLE   PRICE
                            ----------- ------------ -------------- ----------- ---------
   Exercise Prices
     $1,000.00.............    1,859        6.9        $1,000.00       1,749    $1,000.00
     $2,000.00.............   22,156        7.8         2,000.00      13,507     2,000.00
                              ------        ---        ---------      ------    ---------
                              24,015        7.8        $1,922.49      15,256    $1,885.59
                              ======        ===        =========      ======    =========

  Transactions under the stock option plans and individual non-qualified options not under the plans are summarized as follows:

                                                                    WEIGHTED
                                                                    AVERAGE
                                                         SHARES  EXERCISE PRICE
                                                         ------  --------------
   Shares under option at December 29, 1993............. 12,340    $1,838.85
     Granted (at $2,000.00 per share)...................  5,094     2,000.00
     Exercised..........................................    --           --
     Canceled (at $2,000.00 per share).................. (1,078)    2,000.00
                                                         ------    ---------
   Shares under option at December 31, 1994............. 16,356     1,878.21
     Granted (at $2,000.00 per share)...................  3,601     2,000.00
     Exercised..........................................    --           --
     Canceled (at $2,000.00 per share)..................    (77)    2,000.00
                                                         ------    ---------
   Shares under option at December 30, 1995............. 19,880     1,900.35
     Granted (at $2,000.00 per share)...................  4,887     2,000.00
     Exercised..........................................    --           --
     Canceled (at $1,000.00 to $2,000.00 per share).....   (752)    1,832.70
                                                         ------    ---------
   Shares under option at December 28, 1996............. 24,015     1,922.49
     Granted (at $1,500.00 per share)...................  8,031     1,500.00
     Exercised..........................................    --           --
     Canceled (at $2,000.00 per share).................. (2,365)    2,000.00
                                                         ------    ---------
   Shares under option at September 27, 1997 (at
    $1,000.00 to $2,000.00 per share)................... 29,681    $1,801.95
                                                         ======    =========
   Options exercisable at December
     1994...............................................  8,951    $1,955.70
     1995............................................... 10,780    $1,926.18
     1996............................................... 15,256    $1,885.59
   Weighted average fair value of options granted dur-
    ing:
     1995...............................................           $  915.12
     1996...............................................           $  896.67

                 SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

 (INFORMATION AS OF SEPTEMBER 1997 AND FOR THE NINE-MONTHS ENDED SEPTEMBER 28,
                   1996 AND SEPTEMBER 27, 1997 IS UNAUDITED)

  The Company recorded deferred stock compensation of approximately $2.0 million in 1993, reflecting options granted with exercise prices at less than fair value. This amount is being amortized over five years.

NOTE 12--SPECIAL COMPENSATION, RESTRUCTURING AND RELOCATION

  Special compensation, restructuring and relocation expense in fiscal 1994 consists of the following:

                                                                 (IN THOUSANDS)
   Special compensation--see Note 2.............................    $23,582
   Excess of fair value of shares exchanged or amounts paid on
    exchange of minority interest...............................      5,457
   Professional fees for Restructuring..........................      4,215
   Relocation of corporate headquarters.........................        340
                                                                    -------
                                                                    $33,594
                                                                    =======

NOTE 13--INTEREST EXPENSE, NET

  Interest expense, net, consists of the following:

                                          YEAR ENDED                    NINE MONTHS ENDED
                            -------------------------------------- ---------------------------
                            DECEMBER 31, DECEMBER 30, DECEMBER 28, SEPTEMBER 28, SEPTEMBER 27,
                                1994         1995         1996         1996          1997
                            ------------ ------------ ------------ ------------- -------------
                                                      (IN THOUSANDS)
   Interest expense........    $1,875      $10,150      $23,715       $16,165       $20,536
   Interest income.........      (382)        (145)        (430)          (84)          (80)
                               ------      -------      -------       -------       -------
                               $1,493      $10,005      $23,285       $16,081       $20,456
                               ======      =======      =======       =======       =======

NOTE 14--RELATED PARTY TRANSACTIONS

  In the conduct of its business, the Company sells pharmaceutical products to Henry Schein for distribution to its customers. Net sales to Henry Schein were $6.4 million, $5.3 million and $8.6 million in fiscal 1994, 1995 and 1996, respectively, and $5.5 million and $5.4 million for the nine months ended September 28, 1996 and September 27, 1997. Included in accounts receivable at both December 30, 1995, December 28, 1996 and September 27, 1997 are amounts due from Henry Schein for sale of products of approximately $0.9 million, $0.9 million and $0.8 million, respectively.

  In 1994, the Company entered into a 3-year co-promotion agreement with Bayer Corp. covering a certain product of the Company. Under the terms of the agreement, in exchange for promotional support, the Company shared with Bayer Corp. financial results in excess of specified threshold amounts. Included in selling, general and administrative expenses, the Company recorded selling expenses under the agreement of approximately $3.0 million in 1996 and $2.9 million for the nine months ended September 27, 1997. There were no selling expenses under this agreement for 1994 and 1995. Included in Accrued expenses in the accompanying balance sheet as of December 28, 1996 and September 27, 1997 are approximately $1.3 million and $1.7 million, respectively, of selling expenses under the agreement.

NOTE 15--SUPPLEMENTAL CASH FLOW INFORMATION

  In connection with the Restructuring (see Note 2), there were certain non-cash transactions. In 1994, non-cash transactions were 1) the issuance of SHI common stock in exchange for all minority interests in Schein Pharmaceutical's subsidiaries, the formula value of which approximated $6.2 million, 2) a $1.8 million

                 SCHEIN PHARMACEUTICAL, INC. AND SUBSIDIARIES

 (INFORMATION AS OF SEPTEMBER 1997 AND FOR THE NINE-MONTHS ENDED SEPTEMBER 28,
                   1996 AND SEPTEMBER 27, 1997 IS UNAUDITED)

distribution to Henry Schein for the excess of the fair value of the common stock issued in exchange for the minority interest in Schein Pharmaceutical's subsidiaries over amounts previously recorded, 3) a distribution of $3.1 million to Henry Schein in recognition of the adjusted fair value of the Company's stock distributed in 1992, and 4) a $5.0 million cancellation of a preferred stock stockholder loan in connection with the redemption of preferred stock.

  The Company paid taxes of approximately $22.8 million, $8.9 million and $5.8 million for the years ended 1994, 1995 and 1996, respectively. The Company paid interest of approximately $1.5 million, $8.0 million and $23.2 million for the years ended 1994, 1995 and 1996, respectively.

  In 1994, the Company accrued a $3 million product licensing commitment which was paid in early 1995. The amount was capitalized under Product Rights, Licenses and Regulatory Approvals in the accompanying balance sheets.

  As discussed in Note 3, the Company acquired all the capital stock of Marsam for $245 million in 1995. In connection with the acquisition, liabilities were assumed as follows:

                                                                   (IN MILLIONS)
   Fair value of assets acquired..................................     $ 293
   Cash paid for Marsam stock.....................................      (245)
                                                                       -----
   Liabilities assumed............................................     $  48
                                                                       =====

  As discussed in Note 11, the Company accrued approximately $1.0 million as of December 28, 1996 in connection with the repurchase of 478 Common shares.

NOTE 16--MAJOR PRODUCT AND CUSTOMERS

  One product generated 16%, 17% and 19% of net revenues for fiscal 1994, 1995 and 1996, respectively, and 17% and 20% for the nine months ended September 28, 1996 and September 27, 1997, respectively.

  Four customers contributed 13%, 12%, 12% and 10%, respectively, of 1994 net revenues. Three customers generated 13%, 11% and 10%, respectively, of 1995 net revenues, respectively. Three customers contributed 16%, 15% and 11%, respectively, of 1996 net revenues. Three customers contributed 17%, 16% and 11%, respectively, of revenues for the period ended September 27, 1997. In all periods, these customers are nationwide wholesalers through which the majority of the Company's products are distributed to the retail, institutional and managed care markets.

NOTE 17--SUBSEQUENT EVENTS

  In November 1997, the Company entered into a Commitment Letter with an investment banking firm providing for the issuance and sale of $100 million of Senior Floating Rate Notes due 2004. Interest on the notes will be due quarterly at a LIBOR-based rate. The Company expects this offering to be completed in December 1997, at which time the proceeds will be used to retire the existing $100 million senior subordinated loan (Note 9).

  The Company has filed a registration statement covering an initial public offering under which it anticipates raising net proceeds of approximately $45 million upon the sale of its common stock. If the offering is consummated, the net proceeds will be used in whole or in part to pay down the Company's debt.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Marsam Pharmaceuticals Inc.
Cherry Hill, New Jersey

  We have audited the accompanying consolidated balance sheets of Marsam Pharmaceuticals Inc. and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Marsam Pharmaceuticals Inc. and subsidiary as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 24, 1995

                   MARSAM PHARMACEUTICALS INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1994         1993
                                                      -----------  -----------
ASSETS
Current assets:
  Cash and cash equivalents.......................... $10,470,300  $ 6,836,700
  Investments available-for-sale, at fair market
   value.............................................   4,710,000    8,341,900
  Accounts receivable, net of reserves of $1,222,400
   and $574,600 at December 31, 1994 and 1993........   6,147,800    6,567,100
  Inventory..........................................  10,830,200    9,602,300
  Deferred income taxes..............................     526,400          --
  Other current assets...............................   2,111,800      741,400
                                                      -----------  -----------
  Total current assets...............................  34,796,500   32,089,400
  Property and equipment, net of accumulated
   depreciation of $7,009,200 and $5,641,300 at
   December 31, 1994 and 1993........................  20,042,100   17,039,100
  Deposits for property and equipment................     250,000      253,600
  Deferred income taxes..............................     253,200          --
  Other assets.......................................   1,520,100          --
                                                      -----------  -----------
    Total assets..................................... $56,861,900  $49,382,100
                                                      ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................... $ 2,012,500  $ 1,095,600
  Accrued compensation...............................     346,800      391,300
  Accrued liabilities................................   1,342,500      337,400
  Deferred revenue...................................   1,175,000          --
                                                      -----------  -----------
    Total liabilities................................   4,876,800    1,824,300
                                                      ===========  ===========
  Long-term liabilities:
  Deferred compensation..............................     813,800      533,600
  Deferred income taxes..............................      14,500      155,900
                                                      -----------  -----------
    Total liabilities................................   5,705,100    2,513,800
                                                      ===========  ===========
COMMITMENTS AND CONTINGENCIES (NOTE 8)
Stockholders' equity:
  Preferred stock, par value $.01 per share;
   authorized 1,000,000 shares.......................         --           --
  Common stock, par value $.01 per share; authorized
   30,000,000 shares at December 31, 1993; issued and
   outstanding 11,047,562 shares at December 31, 1994
   and 11,017,986 shares at December 31, 1993........     110,500      110,200
  Additional paid-in capital.........................  51,739,500   51,093,900
  Retained earnings (deficit)........................    (693,200)  (4,335,800)
                                                      -----------  -----------
    Total stockholders' equity.......................  51,156,800   46,868,300
                                                      -----------  -----------
      Total liabilities and stockholders' equity..... $56,861,900  $49,382,100
                                                      ===========  ===========

          See accompanying notes to consolidated financial statements.

                   MARSAM PHARMACEUTICALS INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                YEAR ENDED DECEMBER 31,
                                          ------------------------------------
                                             1994         1993        1992
                                          -----------  ----------- -----------
Net sales................................ $35,012,800  $23,500,900 $16,722,400
Cost of goods sold.......................  26,127,600   18,059,500  14,895,900
                                          -----------  ----------- -----------
 Gross profit............................   8,885,200    5,441,400   1,826,500
                                          -----------  ----------- -----------
Operating costs and expenses:
 Selling, general and administrative.....   4,741,900    2,486,800   3,004,300
 Research and development................   2,536,500    2,009,100   2,702,300
                                          -----------  ----------- -----------
 Total operating expenses................   7,278,400    4,495,900   5,706,600
                                          -----------  ----------- -----------
  Income (loss) from operations..........   1,606,800      945,500  (3,880,100)
Other income, net........................   1,903,000    1,067,400   1,034,700
                                          -----------  ----------- -----------
  Income (loss) before income taxes......   3,509,800    2,012,900  (2,845,400)
Provision for income taxes...............    (132,800)      40,000     110,000
                                          -----------  ----------- -----------
  Net income (loss)...................... $ 3,642,600  $ 1,972,900 $(2,955,400)
                                          ===========  =========== ===========
Net income (loss) per common and common
 equivalent share........................ $      0.33  $      0.18 $     (0.27)
                                          ===========  =========== ===========
Weighted average common & common
 equivalent
 shares outstanding......................  11,163,100   11,168,000  10,948,900
                                          ===========  =========== ===========



          See accompanying notes to consolidated financial statements.

                   MARSAM PHARMACEUTICALS INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       COMMON STOCK
                                    ------------------- ADDITIONAL
                                      NO. OF              PAID-IN   ACCUMULATED
                                      SHARES    AMOUNT    CAPITAL     DEFICIT
                                    ---------- -------- ----------- -----------
BALANCES, JANUARY 1, 1992.......... 10,945,136 $109,500 $50,541,900 $(3,353,300)
                                    ---------- -------- ----------- -----------
Exercise of stock options..........     10,275      100      53,800         --
Common stock grant.................      5,500        0      47,400         --
Net loss...........................        --       --          --   (2,955,400)
                                    ---------- -------- ----------- -----------
BALANCES, DECEMBER 31, 1992........ 10,960,911  109,600  50,643,100  (6,308,700)
Exercise of stock options..........     57,075      600     450,800         --
Net income.........................        --       --          --    1,972,900
                                    ---------- -------- ----------- -----------
BALANCES, DECEMBER 31, 1993........ 11,017,986  110,200  51,093,900  (4,335,800)
Exercise of stock options..........     23,826      200     586,800         --
Common stock grant.................      5,750      100      58,800         --
Net income.........................        --       --          --    3,642,600
                                    ---------- -------- ----------- -----------
BALANCES, DECEMBER 31, 1994........ 11,047,562 $110,500 $51,739,500 $  (693,200)
                                    ========== ======== =========== ===========


                See accompanying notes to financial statements.

                   MARSAM PHARMACEUTICALS INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               YEAR ENDED DECEMBER 31,
                                         --------------------------------------
                                            1994         1993          1992
                                         -----------  -----------  ------------
Cash flows from operations:
  Net income...........................  $ 3,642,600  $ 1,972,900  $ (2,955,400)
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
  Depreciation and amortization........    1,367,900    1,137,700     1,085,100
  Inventory write-offs.................     (113,900)    (155,500)      280,500
  Increase in accounts receivable
   reserves............................      647,800      574,600           --
  Deferred compensation expense........      280,200      206,300       253,000
  Deferred tax provision (benefit).....     (555,900)      24,800       110,000
  (Gain) loss on sale of property......          --         5,300        (4,200)
  Common stock grant...................       58,900          --         47,400
  (Increase) decrease in accounts
   receivable..........................     (228,500)  (5,929,200)    1,629,900
  (Increase) in inventory..............   (1,114,000)  (2,465,700)   (4,913,100)
  (Increase) in other assets...........   (1,370,400)    (311,100)      (93,800)
  Increase (decrease) in accounts
   payable.............................      916,900     (436,300)      324,700
  Increase (decrease) in accrued
   expenses............................      505,800     (840,900)      565,000
  Increase (decrease) in deferred
   revenue.............................    1,175,000          --       (101,800)
                                         -----------  -----------  ------------
    Net Cash provided by operating ac-
     tivities..........................    5,212,400   (6,217,100)   (3,772,700)
                                         -----------  -----------  ------------
Investment activities:
  Purchase of investments "available-
   for-sale"...........................     (500,000)  (3,628,300)   (4,446,800)
  Sale of investments "available-for-
   sale"...............................    4,131,900    4,233,200           --
  Purchase of property and equipment...   (3,662,500)  (1,151,400)   (2,080,800)
  Proceeds from sale of property.......          --           --          8,800
  Deposits on property and equipment...     (250,000)    (150,400)     (202,400)
  Purchase of long-term investments....   (1,520,100)         --            --
                                         -----------  -----------  ------------
    Net Cash used in investment activi-
     ties..............................   (1,800,700)    (696,900)   (6,721,200)
                                         -----------  -----------  ------------
Financing activities:
  Proceeds from issuance of common
   stock...............................      221,900      451,400        53,900
                                         -----------  -----------  ------------
  Net cash provided by financing
   activities..........................      221,900      451,400        53,900
                                         -----------  -----------  ------------
Increase (decrease) in cash and cash
 equivalents...........................    3,633,600   (6,462,600)  (10,440,000)
Cash and cash equivalents, beginning of
 period................................    6,836,700   13,299,300    23,739,300
                                         -----------  -----------  ------------
Cash and cash equivalents, end of
 period................................  $10,470,300  $ 6,836,700  $ 13,299,300
                                         ===========  ===========  ============

          See accompanying notes to consolidated financial statements.

                  MARSAM PHARMACEUTICALS INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS:

  The Company was founded in 1985 and is engaged in the business of developing, manufacturing, marketing and distributing generic injectable prescription drug products. The Company markets penicillin, cephalosporin and other injectable products.

  The Company, prior to 1993, operated under joint venture agreements with E.R. Squibb & Sons, Inc. ("Squibb") and Geneva Pharmaceuticals, Inc. ("Geneva"). Both joint ventures required the Company to manufacture its products and ship them to its joint venture partner, with the partner then being responsible for marketing and distributing the Company's products. The joint venture agreement with Squibb (as amended, the "Joint Agreement") was in place from December 1985 to June 1990, and was replaced with a restructure and release agreement (the "Restructure Agreement") which required each party to manufacture for the other certain products through May 1993. The Restructure Agreement was later extended to December 31, 1994.

  The joint venture agreement with Geneva (the "Distribution Agreement") was executed in June 1990 and was in place until July 1992, at which time the Company filed a complaint against Geneva asserting certain breaches by Geneva of its fiduciary duties to the Company and of its contractual obligations under the Distribution Agreement. The financial statements for 1992 include approximately $1,100,000 of costs related to the termination of the Distribution Agreement. In July 1993 the Company and Geneva executed a settlement agreement (the "Settlement Agreement") which resolved the outstanding litigation between the two companies. Pursuant to the Settlement Agreement, Geneva paid the sum of $550,000 to the Company to balance the accounts between the parties and in full settlement of all claims and counterclaims. In 1993, as a result of the settlement, the Company reduced previously accrued liabilities by approximately $600,000.

  In 1993 the Company began to develop its own sales and marketing force to sell its products under the Marsam label and other private labels. The Company markets these products to pharmaceutical wholesalers and distributors, hospitals, home infusion companies and other medical providers. In 1994, more than 75% of revenues were from direct sales of Marsam-label products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation:

  The consolidated financial statements include to accounts of Marsam Pharmaceuticals Inc. and subsidiary. All intercompany transactions are eliminated in consolidation investments in corporate joint ventures in which the Company has a 20 to 50 percent ownership are accounted for by the equity method. Other investments, less than 20 percent owned, are carried at their original cost. Equity and cost investments are included in other assets in the consolidated financial statements.

 Revenue Recognition:

  Sales to Geneva in 1992 were at a price equal to the estimated production cost per unit plus 10% for products manufactured by Marsam and the amount per unit actually paid plus 5% for sourced injectable products ("Transfer Price"). At the time of shipment to Geneva, revenue was recognized at the Transfer Price less one-half of the applicable 10% or 5% profit. The portion of the profit which was deferred was recognized as revenue when Geneva shipped the Products. Net Proceeds were earned when the products were sold by Geneva. Net Proceeds were to generally represent Geneva's net sales of the Products less the applicable Transfer Price and certain specific distribution and operating costs.

 Principal Customers:

  Sales to Squibb were $8,090,100, $8,126,500, and $7,375,800 for each of the years ended December 31, 1994, 1993 and 1992, respectively.

                  MARSAM PHARMACEUTICALS INC. AND SUBSIDIARY

  Sales to Geneva were $578,700 and $7,297,400 for the years ended December 31, 1993 and 1992, respectively.

  Sales of Marsam label products are sold predominately through pharmaceutical wholesalers to third parties under contract with the Company; thus, no one customer comprises a significant portion of sales.

 Credit Risk:

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, investments, and accounts receivable. The Company invests cash and cash equivalents in savings and money market accounts of high credit qualified financial institutions, as well as high credit commercial paper and time deposits. Investments are placed in investment grade debt. Accounts receivable are substantially comprised of amounts from sales to relatively few large contract and wholesale customers. Credit limits, ongoing credit evaluation and account monitoring procedures are utilized to minimize the risk of loss. Collateral is generally not required.

 Cash Equivalents:

  Cash equivalents consist of those securities with maturities of three months or less when purchased.

 Investments:

  Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." There was no cumulative effect of adopting SFAS 115 as of January 1, 1994, and prior period financial statements have not been restated. At December 31, 1994 the Company owned current "available-for-sale" marketable securities which are carried at fair market value on the balance sheet. Unrealized gains or losses are recorded directly to stockholders equity, net of applicable income taxes. At December 31, 1994, there were no unrealized gains or losses related to these securities, as the cost was equal to fair value on that date.

  Prior to 1994, the Company recorded investments in marketable securities at the lower of cost or fair market value. At December 31, 1993, the Company had investments with a cost equal to their fair market value.

  For the years ending December 31, 1994, 1993, and 1992, the Company realized interest and dividend income of $732,100, $521,100 and $990,700, respectively, which is included in other income.

 Inventories:

  Inventories are stated at the lower of cost or market. Cost is determined by the first in, first out method.

 Property and Equipment:

  Property and equipment is stated at cost. Depreciation of property and equipment is computed using the straight-line method based on the estimated useful lives of the assets, which range from five to forty years. Amortization of leasehold improvements is recorded ratably over the remaining lease term or useful life, if shorter.

  Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. Gains or losses on the disposition of fixed assets are reflected in income.

 Income Taxes:

  The Company records deferred taxes by using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets

                  MARSAM PHARMACEUTICALS INC. AND SUBSIDIARY and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Federal tax credits are recognized as deferred tax assets.

  Net Income (Loss) per Share:

  Net income (loss) per share was calculated based upon the weighted average common and common equivalent shares outstanding. Common share equivalents included in the calculation represent shares issuable upon assumed exercise of stock options which would have a dilutive effect in years where there are earnings. Equivalents had no material effect on the computation in 1994, 1993, or 1992.

  Statements of Cash Flows:

  At December 31, 1994, 1993 and 1992, approximately $454,800, $85,900 and
$279,700, respectively of amounts payable relating to the acquisition of property and equipment were excluded from the statement of cash flows. In 1994 and 1992, the Company paid income taxes of $5,200 and $5,800, respectively.

3. INVENTORY:

  At December 31, 1994 and 1993, inventory consisted of the following:

                                                              DECEMBER 31
                                                         ----------------------
                                                            1994        1993
                                                         ----------- ----------
   Raw materials (including components)................. $ 5,954,700 $6,294,900
   Work-in-process......................................      95,900    379,700
   Finished goods.......................................   4,779,600  2,927,700
                                                         ----------- ----------
                                                         $10,830,200 $9,602,300
                                                         =========== ==========

4. PROPERTY AND EQUIPMENT:

  At December 31, 1994 and 1993, property and equipment were as follows:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1994        1993
                                                        ----------- -----------
   Land................................................ $   548,000 $   348,000
   Building and improvements...........................  10,297,900   6,668,800
   Machinery and equipment.............................   9,850,400   7,445,700
   Furniture and fixtures..............................     907,500     818,600
   Vehicles............................................      84,800      84,800
   Machinery and equipment and leasehold improvements
    under installation.................................   5,362,700   7,314,500
                                                        ----------- -----------
                                                         27,051,300  22,680,400
   Less accumulated depreciation and amortization......   7,009,200   5,641,300
                                                        ----------- -----------
                                                        $20,042,100 $17,039,100
                                                        =========== ===========

                  MARSAM PHARMACEUTICALS INC. AND SUBSIDIARY

5. INCOME TAXES:

  The provision for (benefit from) income taxes for the years ended December 31, 1994, 1993, and 1992 includes to following:

                                                           DECEMBER 31,
                                                    ---------------------------
                                                      1994      1993     1992
                                                    ---------  ------- --------
   Current provision:
     Federal....................................... $ 423,100  $15,200 $    --
     State.........................................       --       --       --
   Deferred provision (benefit):
     Federal....................................... $(514,900) $13,900 $110,000
     State.........................................   (41,000)  10,900      --
                                                    ---------  ------- --------
                                                    $(132,800) $40,000 $110,000
                                                    =========  ======= ========

  In 1994 and 1993, current federal income tax expense was generated on alternative minimum taxable income. The current federal income tax provisions on earnings for 1994 and 1993 were offset by the utilization of federal net operating loss carryforwards. Utilization of federal net operating loss carryforwards in 1994, created by tax expense for employee stock options, resulted in a $365,100 increase to additional paid-in capital. There was no current federal income tax provision for 1992, due to the loss incurred by the Company. A deferred federal income tax benefit arose in 1994 due to the recognition of the Company's deferred tax assets. In the fourth quarter of 1994, a net $300,000 benefit was recognized due to a reduction in the deferred tax asset valuation allowance. A deferred federal income tax provision arose in 1993 and 1992 from temporary differences on which net operating loss carryforwards could not be utilized. At December 31, 1994, the Company had utilized the balance of its net operating loss carryforwards for federal tax purposes. At December 31, 1994 the Company had utilized the balance of its alternative minimum tax net operating loss carryforwards and had available alternative minimum tax credit carryforwards of $198,600 which do not expire.

  The current state income tax provisions for 1994 and 1993 were offset by utilization of state net operating loss carryforwards. There was no current state income tax provision for 1992 due to the loss incurred by the Company. In 1994, a deferred state income tax benefit arose from the recognition of the Company's deferred tax assets. In 1993, a deferred state income tax provision arose from temporary differences on which net operating loss carryforwards could not be utilized. At December 31, 1994, the Company had available state net operating loss carryforwards of $1,877,600 to offset future state taxable income. The state net operating loss carryforwards expire 1996 through 1999.

                  MARSAM PHARMACEUTICALS INC. AND SUBSIDIARY

  The components of the net deferred income tax asset (liability) at December 31, 1994 and 1993 were as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1994        1993
                                                       ----------  -----------
   Deferred tax assets:
    Net operating loss carryforwards
     Federal.......................................... $      --   $ 1,523,900
     State............................................    169,000      391,100
    Federal tax credits...............................    936,600      402,100
    Accounts receivable, inventory and other
     reserves.........................................    624,300      339,400
    Deferred revenue..................................    399,500          --
    Other.............................................    462,900      322,100
                                                       ----------  -----------
                                                        2,592,300    2,978,600
    Valuation allowance...............................   (867,400)  (2,630,900)
                                                       ----------  -----------
     Deferred tax assets..............................  1,724,900      347,700
                                                       ----------  -----------
   Deferred tax liabilities:
    Depreciation......................................    529,400      390,500
    Other.............................................    430,400      113,100
                                                       ----------  -----------
     Deferred tax liabilities.........................    959,800      503,600
                                                       ----------  -----------
     Net deferred income tax asset (liability)........ $  765,100  $  (155,900)
                                                       ==========  ===========

6. SETTLEMENT AGREEMENT WITH GREAT LAKES CHEMICAL CORPORATION:

  On July 18, 1994, the Company and Great Lakes Chemical Corporation ("GLCC") executed a comprehensive settlement agreement which resolved the outstanding litigation between them concerning the failure of GLCC to supply the Company certain raw materials in accordance with the agreement between them. Under the terms of the settlement, GLCC paid $2.35 million to the Company and agreed to begin supplying the Company with an inhaled anesthetic raw material commencing upon the availability of production quantities from its existing facility and continuing for at least five years after completion of a new, larger production facility. The payment received by the Company on July 19, 1994, is being ratably recognized as income during the period of July 1, 1994 through June 30, 1995, the period during which the Company expected to market the product but will be unable to market because of GLCC'S failure to supply the raw material. For the year ended December 31, 1994, the Company recognized $1,175,000, of the $2.35 million received from GLCC, as other income. The balance of $1,175,000 is included as deferred revenue at December 31, 1994.

  If GLCC fails to deliver agreed quantities of product by specified dates, or if the product does not receive FDA approval by July 15, 1995, the Company is entitled to be reimbursed for lost profits associated with the inability of the Company to market the product. Such payments can be received until January 15, 1998.

7. INVESTMENT IN BUSINESS:

  On September 23, 1994, the Company purchased, for $1,500,000, a minority equity interest in Sabratek Corporation ("Sabratek"), a medical device manufacturer. The Company received one million shares of cumulative convertible preferred stock of Sabratek in return for its investment. The Company has committed to an additional investment of $500,000 provided that Sabratek achieves certain goals. The Company has also received warrants to purchase an additional 1.5 million shares of Sabratek. The Company accounts for this investment under the cost method, as the Company has a less than 20% interest in Sabratek.

                  MARSAM PHARMACEUTICALS INC. AND SUBSIDIARY

8. COMMITMENTS AND CONTINGENCIES:

 Purchase Commitments:

  At December 31, 1994 and 1993, commitments for capital expenditures approximated $638,000 and $1,592,000, respectively, relating to the purchase of equipment for the Company's manufacturing facilities.

  In January 1994, the Company entered into an agreement to lease warehousing space on an adjacent property for a 3 year term (67,800 square feet for the first two years and 109,800 square feet for the final year), expiring February 28, 1997. Future minimum rental payments under the lease are $158,500, $252,800 and $45,200 in 1995, 1996 and 1997, respectively. The Company has agreed to purchase this property, which consists of a building of approximately 109,800 square feet on approximately 8.8 acres of land, in March 1997. The purchase price is $5,319,000 and includes a $250,000 deposit which was paid during 1994, and two installment payments of $3,000,000 in March 1997 and $2,069,000 in October 1997.

  Total rent expense for the years ended December 31, 1994, 1993, and 1992 aggregated $166,700, $78,300 and $70,700.

 Product Liability:

  The Company has product liability insurance for $5 million per occurrence, $5 million in the aggregate on a claims made basis. Management is not aware of any occurrences which could give rise to a product liability claim.

9. CAPITAL TRANSACTIONS:

 Stock Option Plan:

  On December 6, 1986, the Company adopted a Stock Option Plan (the "1986 Stock Option Plan"), under which an aggregate of 675,000 shares of Common Stock could have been issued pursuant to nonqualified and incentive stock options granted to certain officers, employees, directors, consultants and advisors. Options were granted at an exercise price not less than the fair market value of the shares on the date of grant. Such options generally became exercisable in equal installments over a four-year period. Options issued prior to 1992 expire 5 years from the date of grant. Subsequent options expire 10 years from the date of grant.

  On May 26, 1993, the Company adopted a new Stock Option Plan (the "1993 Stock Option Plan"), under which an aggregate of 750,000 shares of Common Stock may be issued pursuant to nonqualified and incentive stock options granted to certain officers, employees, directors, consultants and advisors. All options granted May 26, 1993 and later are from the 1993 Stock Option Plan. Options under the 1993 Stock Option Plan may be granted at an exercise price not less than the fair market value of the shares on the date of grant. Such options generally become exercisable in equal installments over a four-year period. Options expire 10 years from the date of grant.

                  MARSAM PHARMACEUTICALS INC. AND SUBSIDIARY

  A summary of share transactions under the Company's Stock Option Plans follows:

                              1993 PLAN 1986 PLAN
                              --------- ---------
   Balances at December 31,
    1991 ($4.33-13.75 per
    share)..................       --    129,975
    Granted ($8.63-14.00 per
    share)..................       --    356,250
    Exercised ($4.33-10.00
     per share).............       --    (10,275)
    Canceled ($8.00-14.00
     per share).............       --     (8,125)
                               -------   -------
   Balances at December 31,
    1992 ($4.33-14.00 per
    share)..................       --    467,825
    Granted ($9.00-22.00 per
     share).................   301,800   102,800
    Exercised ($4.33-14.00
     per share).............       --    (57,075)
    Canceled ($4.33-16.25
     per share).............    (3,500)  (22,775)
                               -------   -------
   Balances at December 31,
    1993 ($8.00-22.00 per
    share)..................   298,300   490,775
    Granted ($11.00-20.25
     per share).............   142,000       --
    Exercised ($8.00-14.00
     per share).............       --    (23,826)
    Canceled ($8.63-19.88
     per share).............   (11,700)   (4,500)
                               -------   -------
   Balances at December 31,
    1994 ($8.00-22.00 per
    share)..................   428,600   462,449
                               =======   =======

  Total options exercisable under both plans at December 31, 1994 were 292,987. The total number of shares available for option under both plans were 321,400, 451,700 and 132,700 as of December 31, 1994, 1993 and 1992,
respectively.

                          MARSAM PHARMACEUTICALS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                      SIX MONTHS ENDED JUNE 30,
                                                      -------------------------
                                                          1995         1994
                                                      ------------ ------------
Net revenues......................................... $ 21,310,900 $ 15,619,000
Cost of goods sold...................................   15,589,100   11,337,900
                                                      ------------ ------------
  Gross profit.......................................    5,721,800    4,281,100
                                                      ------------ ------------
Operating costs and expenses:
  Selling, general and administrative................    2,789,000    2,266,100
  Research and development...........................    1,818,100    1,079,500
                                                      ------------ ------------
    Total operating expenses.........................    4,607,100    3,345,600
                                                      ------------ ------------
    Income from operations...........................    1,114,700      935,500
Other income, net....................................    1,587,000      304,300
                                                      ------------ ------------
    Income before income taxes.......................    2,701,700    1,239,800
    Provision for income taxes.......................      810,400       40,000
                                                      ------------ ------------
  Net income......................................... $  1,891,300 $  1,199,800
                                                      ============ ============
Net income per common & common equivalent share...... $       0.17 $       0.11
                                                      ============ ============
Fully diluted weighted average common & common
 equivalent shares outstanding.......................   11,454,800   11,158,200
                                                      ------------ ------------


          See accompanying notes to consolidated financial statements.

                          MARSAM PHARMACEUTICALS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                  JUNE 30, 1995
                                                                  -------------
ASSETS
Current assets:
  Cash and cash equivalents......................................  $ 8,131,600
  Investments available-for-sale, at fair market value...........    7,010,000
  Accounts receivable, net of reserves of $1,867,400.............    5,958,800
  Inventory......................................................   14,871,300
  Deferred income taxes..........................................      473,800
  Other current assets...........................................    2,054,000
                                                                   -----------
    Total current assets.........................................   38,499,500
  Property and equipment, net of accumulated depreciation of
   $7,857,600....................................................   20,691,700
  Deposits for property and equipment............................      431,300
  Deferred income taxes..........................................      208,400
  Other assets...................................................    1,482,700
                                                                   -----------
    Total assets.................................................  $61,313,600
                                                                   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................  $ 4,501,300
  Accrued compensation...........................................      508,700
  Accrued liabilities............................................    1,811,900
  Deferred revenue...............................................          --
                                                                   -----------
    Total current liabilities....................................    6,821,900
Long-term liabilities:
  Deferred compensation..........................................      966,600
  Deferred income taxes..........................................       49,400
                                                                   -----------
    Total liabilities............................................    7,837,900
Commitments and contingencies
Stockholders' equity:
  Preferred stock, par value $.01 per share; authorized
   1,000,000 shares..............................................          --
  Common stock, par value $.01 per share; authorized
   30,000,000 shares; issued and outstanding 11,083,487..........      110,800
  Additional paid-in capital.....................................   52,166,800
  Retained earnings..............................................    1,198,100
                                                                   -----------
  Total stockholders' equity.....................................   53,475,700
                                                                   -----------
    Total liabilities and stockholders' equity...................  $61,313,600
                                                                   ===========

          See accompanying notes to consolidated financial statements.

                   MARSAM PHARMACEUTICALS INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                    SIX MONTHS ENDED JUNE 30,
                                                    --------------------------
                                                        1995          1994
                                                    ------------  ------------
Cash flows from operations:
  Net income....................................... $  1,891,300  $  1,199,800
  Adjustments to reconcile net income to net cash
   provided by operating activities:
  Depreciation and amortization....................      848,400       617,400
  Deferred compensation expense....................      152,800       108,000
  Deferred tax provision...........................      132,300        16,000
  Decrease in accounts receivable..................      189,000     1,533,100
  (Increase) in inventory..........................   (4,041,100)     (738,500)
  (Increase) (decrease) in other assets............       95,200      (807,800)
  Increase in accounts payable.....................    2,424,000     2,951,400
  Increase in accrued expenses.....................      631,300       181,800
  (Decrease) in deferred liabilities...............   (1,175,000)          --
                                                    ------------  ------------
    Net cash provided by operating activities......    1,148,200     5,061,200
                                                    ------------  ------------
Investment activities:
  Purchase of investments available-for-sale.......   (2,800,000)          --
  Sale of investments available-for-sale...........      500,000     1,325,400
  Purchase of property and equipment...............   (1,433,200)     (351,500)
  Deposits on property and equipment...............     (181,300)   (1,128,400)
                                                    ------------  ------------
    Net cash used in investment activities.........   (3,914,500)     (154,500)
                                                    ------------  ------------
Financing activities:
  Proceeds from issuance of common stock...........      427,600       213,200
                                                    ------------  ------------
    Net cash provided by financing activities......      427,600       213,200
                                                    ------------  ------------
Increase (decrease) in cash and cash equivalents...   (2,338,700)    5,119,900
Cash and cash equivalents, beginning of period.....   10,470,300     6,836,700
                                                    ------------  ------------
Cash and cash equivalents, end of period........... $  8,131,600  $ 11,956,600
                                                    ============  ============

          See accompanying notes to consolidated financial statements.

                   MARSAM PHARMACEUTICALS INC. & SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying unaudited consolidated financial statements of Marsam Pharmaceuticals Inc. and Subsidiary have been prepared in accordance with generally accepted accounting principles for interim financial information and with the applicable regulations of the Securities and Exchange Commission. Accordingly, the accompanying unaudited consolidated financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. For further information, reference is made to the financial statements and footnotes thereto included herein.

  The consolidated financial statements include the accounts of Marsam Pharmaceuticals Inc. and Subsidiary. All intercompany transactions are eliminated in consolidation. Investments in corporate joint ventures in which the Company has a 20 to 50 percent ownership are accounted for by the equity method. Other investments, less than 20 percent owned, are carried at their original cost. Equity and cost investments are included in other assets in the consolidated financial statements.

2. INVENTORY

  At June 30, 1995, inventory consisted of the following:

                                                                   JUNE 30, 1995
                                                                   -------------
     Raw Materials (including components).........................  $ 7,623,200
     Work-in-process..............................................      366,800
     Finished goods...............................................    6,881,300
                                                                    -----------
                                                                    $14,871,300
                                                                    ===========

3. SETTLEMENT AGREEMENT WITH GREAT LAKES CHEMICAL CORPORATION

  On July 18, 1994, the Company and Great Lakes Chemical Corporation (GLCC) executed a comprehensive settlement agreement which resolved the outstanding litigation between them concerning the failure of GLCC to supply the Company certain raw materials. Under the terms of the settlement, GLCC paid $2.35 million to the Company and agreed to begin supplying the Company with the inhaled anesthetic raw material commencing upon the availability of production quantities from its existing facility and continuing for at least five years after completion of a new, larger production facility. The payment, received by the Company on July 19, 1994, was ratably recognized as income during the period of July 1, 1994 through June 30, 1995, the period during which the Company originally expected to launch the product. For the three and six-month periods ended June 30, 1995, the Company recognized $587,500 and $1,175,000, respectively, of the $2.35 million received from GLCC, as other income.

  If GLCC fails to deliver agreed quantities of product by specified dates the Company is entitled to be reimbursed for lost profits associated with the inability of the Company to market the product. Such payments can be received until January 15, 1998.

4. INCOME TAXES

  The provision for income tax expenses is based on an estimated full year effective income tax rate. The rate reflects the Company's utilization of certain federal tax credits and its federal and state net operating loss carryforwards during 1995. The provision for income tax for the same periods in 1994 was insignificant due to the availability of federal and state net operating loss carryforwards.

                    MARSAM PHARMACEUTICALS INC. & SUBSIDIARY

5. NET INCOME PER SHARE

  Net income per share is based on fully diluted weighted average common and common equivalent shares outstanding for the three and six-month periods ended June 30, 1995 and 1994.

                                                                        ANNEX A

                  FORM OF TRANSFEREE LETTER OF REPRESENTATION

Schein Pharmaceutical, Inc.
100 Campus Drive
Florham Park, NJ 07932
Attn: Chief Financial Officer

Ladies and Gentlemen:

  This certificate is delivered to request a transfer of $           principal
amount of the Senior Floating Rate Notes Due 2004 (the "Notes") of Schein Pharmaceutical, Inc. (the "Company").

  Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

     Name: _________________________________________________________

     Address: ______________________________________________________

     Taxpayer ID Number: ___________________________________________

The undersigned represents and warrants to you that:

  1. We are an institutional "accredited investor" (as defined in Rule 501(a)(1),(2),(3) or (7) under the Securities Act of 1933, as amended (the "Securities Act")) purchasing for our own account or for the account of such an institutional "accredited investor" at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

  2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date which is two years after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the "Resale Restriction Termination Date") only (a) to the Company,
(b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a "QIB") that purchases for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional "accredited investor" (within the meaning of Rule 501(a)(1),(2),(3), or (7) under the Securities
Act) that is purchasing for its own account or for the account of such an institutional "accredited investor", in each case in a minimum principal amount of Notes of $250,000 or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional "accredited investor" (within the meaning of Rule 501(a)(1),(2),(3) or (7) under the Securities Act) that is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clause (d),(e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

  3. We agree on our own behalf and on behalf of any investor account for which we are purchasing the Notes that (i) if it is an insurance company, the funds to be used to purchase the Notes by it constitute (A) assets of an insurance company general account maintained by it and the acquisition and holding of each such Note by such account is exempt under United States Department of Labor Prohibited Transaction Class Exemption ("PTCE") 95-60 or
(B) assets of an insurance company pooled separate account and the acquisition and holding of each such Note by such account is exempt under PTCE 90-1, and
(ii) no part of the funds to be used to purchase the Notes to be purchased by it constitute assets of any plan or employee benefit plan such that the use of such assets constitutes a non-exempt prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the Internal Revenue Code of 1986, as amended (the "Code"). The representation is based upon the purchaser's determination that a statutory or administrative exemption is applicable or that the Company and its Affiliates are not parties in interest or disqualified persons with respect to the purchaser or holder plan or employee benefit plan. As used in this paragraph, the terms "employee benefit plan" and "party in interest" shall have the meanings assigned to such terms in Section 3 of ERISA, the term "Affiliate" shall have the meaning assigned to such term in Section 407(d)(7) of ERISA and the terms "disqualified person" and "plan" shall have the meanings assigned to such terms in Section 4975 of the Code.

                                          TRANSFEREE: _________________________

                                          By: _________________________________
                                            Name:
                                            Title:

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 No person has been authorized to give any information or to make any representations other than those contained in this Offering Memorandum, and, if given or made, such information or representations must not be relied upon as having been authorized. This Offering Memorandum does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Offering Memorandum nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                              ------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Offering Memorandum Summary...............................................    1
Risk Factors..............................................................    9
The Company...............................................................   18
Use of Proceeds...........................................................   18
Capitalization............................................................   19
Selected Consolidated Financial Data......................................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   22
Business..................................................................   30
Management................................................................   44
Certain Transactions......................................................   52
Description of Certain Indebtedness.......................................   57
Description of Notes......................................................   58
Exchange and Registration Rights Agreement................................   84
Transfer Restrictions.....................................................   87
Certain Federal Income Tax Consequences...................................   90
Plan of Distribution......................................................   92
Independent Public Accountants............................................   94
Legal Matters.............................................................   94
Available Information.....................................................   94
Index to Consolidated Financial Statements................................  F-1
Form of Transferee Letter of Representation...............................  A-1

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                                 $100,000,000




                         [LOGO] SCHEIN PHARMACEUTICAL


                          SENIOR FLOATING RATE NOTES
                                   DUE 2004

                              ------------------

                              OFFERING MEMORANDUM

                              ------------------

                               SOCIETE GENERALE
                             SecuritiesCorporation

                               December 19, 1997

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